SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement      [ ] Confidential, For Use of the Commission
                                     Only (as permitted by Rule 14a-6 (e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Materials Pursuant to Rule 14a-11(c) to Rule 14a-12

                     REPUBLIC BANKING CORPORATION OF FLORIDA
                (Name of Registrant as Specified in its Charter)

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee  (Check the appropriate box):
         [ ] No Fee Required.
         [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
             0-11.

         (1) Title of each class of securities to which the transaction applies:

         (2) Aggregate number of securities to which the transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         (4) Proposed maximum aggregate value of the transaction:

         (5) Total fee paid:

         [X]  Fee paid previously with preliminary materials: $82,181.00

         [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

                     REPUBLIC BANKING CORPORATION OF FLORIDA
                                 PROXY STATEMENT
                             FOR THE ANNUAL MEETING
                                OF SHAREHOLDERS

         You are cordially invited to attend the annual meeting of shareholders of Republic Banking Corporation to be held on June 23, 1999 at 10:30 a.m., local time, at 2800 Ponce de Leon Boulevard, Coral Gables, Florida.

         At the annual meeting, we will ask you to consider a transaction which will result in the acquisition of Republic by Union Planters Bank, National Association, a national banking association headquartered in Memphis, Tennessee. If we complete the proposed acquisition, you will receive a check in the amount of $19.25, without interest, for each of your shares of Republic common stock, which amount will be taxable for U.S. federal income tax purposes to U.S. taxpayers. After completion of the acquisition, you will no longer have an equity interest in Republic.

         We will also ask you to consider and vote on the election of two nominees to the Republic board of directors.

         We will also ask you to ratify the appointment of PricewaterhouseCoopers LLP as Republic's independent auditors for the year 1999.

         YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE ACQUISITION AND RECOMMENDS THAT YOU APPROVE IT. THE MAJORITY OWNER OF REPUBLIC, REBANK NETHERLANDS ANTILLES N.V., AND ALL MEMBERS OF THE BOARD OF THE DIRECTORS OF REPUBLIC HAVE ENTERED INTO AN AGREEMENT WITH UNION PLANTERS BANK, NATIONAL ASSOCIATION TO VOTE THEIR SHARES OF REPUBLIC COMMON STOCK IN FAVOR OF THE ACQUISITION. REBANK NETHERLANDS ANTILLES N.V. AND THE MEMBERS OF THE BOARD HOLD APPROXIMATELY 59.2% OF THE OUTSTANDING SHARES OF REPUBLIC. THEREFORE, THE NUMBER OF SHARES OWNED BY REBANK NETHERLANDS ANTILLES N.V. AND THE MEMBERS OF REPUBLIC'S BOARD IS SUFFICIENT TO ENSURE APPROVAL OF THE ACQUISITION, REGARDLESS OF THE VOTE OF OTHER SHAREHOLDERS.

         The date of this proxy statement is May 21, 1999. It is first being mailed to you on May 28, 1999.

                     REPUBLIC BANKING CORPORATION OF FLORIDA
                          2800 PONCE DE LEON BOULEVARD
                           CORAL GABLES, FLORIDA 33134

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 23, 1999

         Republic Banking Corporation of Florida will hold an annual meeting of shareholders at 2800 Ponce de Leon Boulevard, Coral Gables, Florida, at 10:30 a.m. local time on June 23, 1999, to vote on:

         (1) MERGER. A proposal to approve the Agreement and Plan of Reorganization, between Union Planters Bank, National Association and Republic Banking Corporation of Florida and the related Plan of Merger between Republic Acquisition Corporation and Republic Banking Corporation of Florida, which provide for the merger of Republic Acquisition Corporation, a newly-formed, wholly-owned subsidiary of Union Planters Bank, National Association, into Republic Banking Corporation of Florida. If the merger is consummated i) each share of common stock of Republic will be converted into the right to receive a check in the amount of $19.25, without interest, from Union Planters Bank, National Association and ii) each Republic stock option will be canceled and the holder of the option will be entitled to receive the sum of $4.25 for each share subject to such option.

         (2) ELECTION OF DIRECTORS. A proposal to elect the two nominees named in the attached proxy statement to serve as Class II directors of Republic with terms expiring at the 2002 annual meeting of shareholders (if the merger is not consummated) or until their successors are duly elected and qualified.

         (3) APPOINTMENT OF INDEPENDENT AUDITORS. A proposal to ratify the appointment of PricewaterhouseCoopers LLP as Republic's independent auditors for the year 1999.

         (4) OTHER BUSINESS. Any other matters that properly come before the annual meeting, or any adjournments or postponements of the annual meeting.

         Only record holders of Republic common stock at the close of business on May 14, 1999, will receive notice of and may vote at the annual meeting, including any adjournments or postponements.

         Whether or not you plan to attend the annual meeting, please take the time to vote by completing and mailing the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, we will vote your proxy in favor of the merger, the nominees for directors named in the attached proxy statement and the appointment of PricewaterhouseCoopers LLP. If you do not return your card or attend and vote in favor at the annual meeting, the effect will be a vote against the merger, and your shares will not be counted on the other proposals. If you execute a proxy card, you may, nevertheless, attend the annual meeting, revoke your proxy and vote your shares in person.

                                             BY ORDER OF THE BOARD OF DIRECTORS

                                             LYDIA A. FERNANDEZ, SECRETARY

May 21, 1999

         YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ALL MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING.

                                   PLEASE NOTE

         We have not authorized anyone to provide you with any information other than the information included in this document and the documents we refer you to. If someone provides you with other information, please do not rely on it as being authorized by us.

         This proxy statement has been prepared as of May 21, 1999. There may be changes in the affairs of UPBNA or Republic since that date which are not reflected in this document.

         As used in this proxy statement, the terms "UPBNA" and "Republic" refer to Union Planters Bank, National Association and Republic Banking Corporation of Florida, respectively, and, where the context requires, to UPBNA and Republic and their respective subsidiaries; the term "Union Planters" refers to Union Planters Corporation, the indirect parent holding company of UPBNA, and "Republic Bank" refers to Republic National Bank of Miami, Republic's majority-owned subsidiary; and the term "merger agreement" refers to the Agreement and Plan of Reorganization, dated as of February 22, 1999, as amended and restated as of March 31, 1999, between UPBNA and Republic.

                              QUESTIONS AND ANSWERS

Q:       WHAT AM I BEING ASKED TO VOTE UPON?

A:       You are being asked to (1) approve the merger agreement and the related plan of merger which provide for the merger of Republic Acquisition Corporation, a newly-formed, wholly-owned subsidiary of UPBNA, into Republic which merger will be followed by the dissolution of Republic, and the merger of Republic National Bank of Miami, a majority-owned subsidiary of Republic, into UPBNA, (2) elect the two nominees named in this proxy statement to Republic's board of directors and (3) ratify the appointment of PricewaterhouseCoopers LLP as independent auditors of Republic for 1999.

Q:       WHAT SHOULD I DO NOW?

A:       After you have read the proxy statement, just indicate on your proxy card how you want to vote, and sign and mail it in the enclosed envelope as soon as possible, so that your shares will be represented at the meeting.

         If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be voted in favor of the proposal to approve and adopt the merger agreement and the other proposals. If you do not sign and send in your proxy or attend and vote at the annual meeting, it will have the effect of a vote against the merger, and your shares will not be counted on the other proposals.

Q:       IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER
VOTE MY SHARES FOR ME?

A:       Your broker will vote your shares of Republic common stock on the proposal regarding the merger agreement only if you provide instructions on how to vote. Your broker may vote your shares of Republic common stock on the proposals regarding the election of directors and the ratification of the appointment of independent auditors if you do not respond to your broker's request for instructions as to how to vote your shares. You should instruct your broker how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, your shares will not be voted on the proposal regarding the merger agreement and will have the effect of voting against the merger.

Q:       SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A:       After the merger is completed, we will send you written instructions for exchanging your Republic common stock certificates for the merger consideration.

WHO CAN HELP ANSWER YOUR QUESTIONS

         If you want additional copies of this document, or if you want to ask any questions about the merger, you should contact:

                               Bernardo M. Argudin
                          2800 Ponce de Leon Boulevard
                             Coral Gables, FL 33134
                                 (305) 774-5197

                                TABLE OF CONTENTS

SUMMARY.......................................................................1
         Annual Meeting of Shareholders.......................................1
         Voting Rights at the Annual Meeting..................................1
         The Companies........................................................1
         The Merger - General ................................................2
         What You Will Receive in the Merger..................................2
         Settlement of Republic Opinions......................................2
         Dissenters' Rights; Effect of Voting in Favor of Transaction.........2
         Certain Federal Income Tax Consequences of the Merger................3
         Market Price of Republic Common Stock................................3
         Our Reasons for the Merger...........................................3
         Fairness Opinion of Republic's Financial Advisor.....................3
         Our Recommendation to Shareholders on the Merger.....................3
         Shareholder Votes Required...........................................3
         Share Ownership of Management and Certain Shareholders and
           Agreement to Vote in Favor of the Merger...........................3
         Interest of Certain Persons in the Merger That May be
           Different from Yours...............................................4
         Effective Time.......................................................4
         Exchange of Stock Certificates for Merger Consideration..............4
         Regulatory Approval and Other Conditions.............................4
         Waiver, Amendment, and Termination...................................5
         Termination Fee Agreement............................................5
         Accounting Treatment.................................................5
         Election of Directors................................................5
         Ratification of the Appointment of Auditors..........................5
         Historical Per Share Date............................................6
         Republic Selected Financial Data.....................................6
ANNUAL MEETING OF REPUBLIC SHAREHOLDERS.......................................8
         Date, Place, Time, and Purpose.......................................8
         Record Date, Voting Rights, Required Vote, and Revocability
           of Proxies.........................................................8
         Solicitation of Proxies.............................................10
         Dissenters' Rights..................................................10
APPROVAL OF MERGER...........................................................10
         Recommendation......................................................10
ELECTION OF DIRECTORS........................................................11
         Recommendation......................................................11
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS..........................11
         Recommendation......................................................12
THE MERGER...................................................................12
         General.............................................................12
         What You Will Receive in the Merger.................................12
         Settlement of Republic Options......................................13
         Certain Federal Income Tax Consequences of the Merger...............13
         Background of and Reasons for the Merger............................15
                  Background to the Merger...................................15
                  Republic's Reasons for the Merger..........................17
                  Union Planters' Reasons for the Merger.....................18
         Opinion of Republic's Financial Advisor.............................19

         Effective Time of the Merger........................................25
         Distribution of the Merger Consideration............................26
         Conditions to Consummation of the Merger............................27
         Regulatory Approval.................................................27
         Waiver, Amendment, and Termination..................................28
         Conduct of Business Pending the Merger..............................29
         Agreement to Vote in favor of the Merger ...........................30
         Management and Operations After the Merger..........................30
         Interests of Certain Persons in the Merger..........................30
                  General....................................................30
                  Change of Control Payment..................................30
                  Stock Options..............................................31
                  Indemnification............................................32
                  Ownership of Union Planters' Stock.........................32
         Accounting Treatment................................................32
         Expenses and Fees...................................................33
         Termination Fee Agreement...........................................33
         Effect of the Merger on Rights of Shareholders......................35
BUSINESS OF UPBNA AND REPUBLIC ACQUISITION CORPORATION.......................37
BUSINESS OF REPUBLIC.........................................................37
         General.............................................................37
         Market Position.....................................................37
         Business Strategy...................................................38
         Lending Activities..................................................39
         Deposits and Branch Offices.........................................39
         Concentration of Deposits...........................................39
         Borrowings..........................................................40
         Economic Risks......................................................40
         Political Risks.....................................................41
         Trademarks and Intellectual Property................................41
         Year 2000...........................................................41
         Competition.........................................................42
         Regulation..........................................................43
                  Republic...................................................43
                  Instability of Regulatory Structure........................47
                  Expanding Enforcement Authority............................47
                  Effect on Economic Environment.............................47
                  Interstate Banking.........................................47
                  Regulation of Republic Bank................................48
                  FDICIA.....................................................50
                  Foreign Ownership of United States Banks...................52
         Employees...........................................................53
         Properties..........................................................53
         Legal Proceedings...................................................54
         Financial Statements and Supplementary Data.........................54
         Management's Discussion and Analysis of Financial Conditions
           and Results of Operation .........................................54
         Quantative and Qualitative Disclosures about Market Risks...........54
         Changes in and Disagreements with Accountants on Accounting and Financial Disclosure..........................................54
         Republic Market Prices and Dividends................................54

         Board of Directors..................................................56
                  Class II Nominees For Election To Terms Expiring In 2002...56
                  Incumbent Class I Directors-Terms Expiring in 2001.........56
                  Incumbent Class III Directors -- Terms Expiring in 2000....57
         Committees of the Board of Directors and Attendance.................58
         Compensation Committee Interlocks and Insider Participation.........58
         Director Compensation...............................................59
         Executive Officers..................................................59
         Summary Compensation Table..........................................61
         Grant of Stock Options in the Last Fiscal Year......................62
         Grants of Stock Appreciation Rights and Exercise of Options.........62
         Pension Plan........................................................62
         Employment Agreements...............................................63
         Certain Transactions................................................64
         Security Ownership of Certain Beneficial Owners and Management......64
         Report on Executive Compensation and Compensation of Chief
           Executive Officer.................................................67
         Financial Performance Graph.........................................69
         Section 16(a) Beneficial Ownership Compliance ......................70
OTHER MATTERS................................................................70
SHAREHOLDER PROPOSALS........................................................70
EXPERTS......................................................................71
INCORPORATED DOCUMENTS.......................................................71

                                     SUMMARY

         This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. You should carefully read this entire document and the other docu ments we refer to in this document. These will give you a more complete description of the matters we are proposing. We have included page references in this summary to direct you to other places in this proxy statement where you can find a more complete description of the topics we have summarized.

ANNUAL MEETING OF SHAREHOLDERS  (SEE PAGE 8)

         The annual meeting will be held at 2800 Ponce de Leon Boulevard, Coral Gables, Florida at 10:30 a.m., local time, on June 23, 1999. At the annual meeting, we will ask you:

(1)      to approve the merger agreement and the related plan of merger;

(2) to approve the election of two nominees to Republic's board of directors;

(3) to ratify the appointment of PricewaterhouseCoopers LLP as independent auditors of Republic for 1999; and

(4) to act on any other matters that may be put to a vote at the annual meeting.

         In order for the annual meeting to be held, a quorum must be present. A quorum is established when a majority of the shares of Republic common stock are represented at the annual meeting either in person or by proxy.

VOTING RIGHTS AT THE ANNUAL MEETING (SEE PAGE 8)

         You are entitled to vote at the annual meeting if you owned shares as of the close of business on May 14, 1999, the record date. On the record date, 21,230,892 shares of Republic common stock were outstanding. You will be entitled to one vote for each share of Republic common stock that was validly issued and outstanding that you owned on the record date. You may vote either by attending the annual meeting and voting your shares or by completing the enclosed proxy card and mailing it to us in the enclosed envelope.

         We are seeking your proxy to use at the annual meeting. We have prepared this proxy statement to assist you in deciding how to vote and whether or not to grant your proxy to us. If you have elected not to attend the meeting, please indicate on your proxy card how you want to vote. Then sign, date and mail it to us as soon as possible so that your shares will be represented at the annual meeting. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote for the merger, the election of the directors and the ratification of appointment of auditors. If you fail to return your proxy card and fail to vote at the meeting, your vote will not be counted on the proposals regarding the election of directors and the ratification of the appointment of the auditors but it will have the effect of voting against the merger. If you have elected to attend the meeting, you need to do nothing at this time. If you sign a proxy, you may revoke it at any time before the annual meeting or by attending and voting at the annual meeting. You cannot vote shares held in "street name"; only your broker can. If you do not provide your broker with instructions on how to vote your shares, your broker will not be permitted to vote them on the proposal regarding the merger, and your shares will be treated as votes against the merger. Your broker may vote your shares on the proposals regarding the election of directors and the ratification of the appointment of independent auditors if you do not respond to your broker's request for instructions as to how to vote your shares.

THE COMPANIES (SEE PAGE 37 FOR REPUBLIC AND SEE PAGE 37 FOR UPBNA AND REPUBLIC ACQUISITION CORPORATION)

Republic Banking Corporation of Florida
2800 Ponce de Leon Boulevard
Coral Gables, Florida 33134
(305) 774-5197

         Republic is a registered bank holding company incorporated in Florida. Republic Bank, Republic's majority-owned subsidiary, operates 27 branches in two counties in Florida. On December 31, 1998, Republic had consolidated assets of approximately $1.58 billion, consolidated net loans of approximately $1.02 billion, consolidated deposits of approximately $1.29 billion, and consolidated shareholders' equity of approximately $171 million.

Union Planters Bank, National Association
7130 Goodlett Farms Parkway
Memphis, Tennessee  38018
(901) 580-6000

         UPBNA, a wholly-owned, second-tier subsidiary of Union Planters, provides a diversified range of financial services in the communities in which it operates. It is Union Planters' principal banking subsidiary.

         On December 31, 1998, UPBNA had consolidated assets of approximately $27.4 billion, consolidated loans of approximately $17.0 billion, consolidated deposits of approximately $21.3 billion, and consolidated shareholders' equity of approximately $2.4 billion. As of March 5, 1999, UPBNA had 774 banking offices and 937 ATMs in 12 states.

Republic Acquisition Corporation
2800 Ponce de Leon Boulevard
Coral Gables, Florida  33134

         Republic Acquisition Corporation is a Florida corporation formed by UPBNA solely to facilitate the proposed acquisition of Republic by UPBNA. The only activity conducted by Republic Acquisition Corporation will be to merge with and into Republic. Except for activities related to the merger agreement and the related plan of merger, Republic Acquisition Corporation will not engage in any operations. Upon consummation of this merger, Republic will become a wholly-owned subsidiary of UPBNA, and the separate existence of Republic Acquisition Corporation will cease.

THE MERGER - GENERAL (SEE PAGE 12)

         UPBNA and Republic entered into the merger agreement pursuant to which UPBNA will acquire Republic by means of the merger of Republic Acquisition Corporation with and into Republic. Republic will be the surviving corporation in the merger.

         Immediately following the merger, Republic will be dissolved and immediately following the dissolution, Republic Bank, Republic's majority-owned subsidiary, will be merged into UPBNA. UPBNA will be the surviving bank after the merger, the separate existence of Republic Bank will cease and UPBNA will continue to conduct the business of Republic Bank. Upon completion of the bank merger, the shareholders of Republic Bank (other than Republic) will receive a check from UPBNA in the amount of $45.25, without interest, for each of their shares of Republic Bank common stock. (Such amount represents approximately the same multiple of the amount which Republic shareholders will receive per share of common stock as the book value of the Republic Bank shares represents of the book value of the Republic shares). The shareholders of Republic Bank will vote on the bank merger at a separate meeting of the shareholders of Republic Bank. As part of the merger agreement, Republic, which owns approximately 99.6% of the outstanding shares of Republic Bank common stock, has agreed to vote those shares in favor of the bank merger.

WHAT YOU WILL RECEIVE IN THE MERGER (SEE PAGE 12)

         Upon completion of the merger, you will receive a check from UPBNA in the amount of $19.25, without interest, for each of your shares of Republic common stock.

SETTLEMENT OF REPUBLIC OPTIONS  (SEE PAGE 13)

         Republic has granted options to acquire shares of Republic common stock under its stock option plan. Upon completion of the merger, UPBNA will pay each holder of an option that is outstanding an amount equal to $4.25 per share, without interest, such amount being the difference between $19.25 and the $15.00 price per share of Republic common stock at which the holder of such option may purchase shares of Republic common stock to which such option relates.

DISSENTERS' RIGHTS (SEE PAGE 10); EFFECT OF VOTING IN FAVOR OF THE TRANSACTION (SEE PAGE 10)

         Under Florida law, holders of Republic common stock are not entitled to dissent from the merger.

         A shareholder who votes in favor of the transaction could be barred from subsequently challenging the legality of the transaction.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (SEE PAGE 13)

         The payment of cash for Republic common stock pursuant to the terms of the merger agreement will be a taxable transaction (for federal income tax purposes) for the shareholders of Republic who are U.S. citizens or residents (for federal income tax purposes) or domestic partnerships, corporations, estates or trusts and may also be taxable under state, local, and foreign tax laws.

         Tax matters are very complicated and the tax consequences of the merger to you will depend on your own situation. You should consult your own tax advisors to determine the effect of the merger on you under federal, state, local, and foreign tax laws.

MARKET PRICE OF REPUBLIC COMMON STOCK (SEE PAGE 54)

         Shares of Republic common stock are traded on the Nasdaq National Market under the symbol "RBCF." The closing sale price for Republic common stock on February 22, 1999, the last trading day before we announced the execution of the merger agreement, was $17.063, and the closing sale price for Republic common stock on May 21, 1999, the latest practicable date before the mailing of this proxy statement, was $18.88. You should obtain current stock price quotations for Republic common stock.

OUR REASONS FOR THE MERGER (SEE PAGE 17)

         We believe the merger is in the best interests of Republic and its shareholders due to a variety of factors, including the consideration to be paid to our shareholders, the opinion of our financial advisor as to the fairness, from a financial point of view, of such consideration, the increased competition facing financial services companies such as Republic, the continued consolidation of the industry, and the likelihood of receiving the required approvals in a timely manner.

FAIRNESS OPINION OF REPUBLIC'S FINANCIAL ADVISOR (SEE PAGE 19)

         In deciding to approve the merger, we have considered an opinion from our financial advisor, Keefe, Bruyette & Woods, Inc., that the price to be paid to Republic shareholders is fair, from a financial point of view. The full text of this opinion is attached to this proxy statement as Appendix C. We encourage you to read this opinion. Keefe, Bruyette & Woods, Inc. will receive a cash fee of $1,031,186 for its services in connection with the merger, including the issuance of this opinion.

OUR RECOMMENDATION TO SHAREHOLDERS ON THE MERGER (SEE PAGE 10)

         Republic's board of directors unanimously approved the merger agreement. We believe that the proposed merger is fair to you and in your best interests. We unanimously recommend that you vote to approve the merger and the merger agreement.

SHAREHOLDER VOTES REQUIRED (SEE PAGE 8)

         A quorum has to be present at the annual meeting to approve any of the proposals.

         Approval of the merger requires the affirmative vote of a majority of the shares of Republic common stock entitled to be cast at the annual meeting.

         Approval of the election of the two nominees to Republic's board of directors requires the affirmative vote of a plurality of the votes cast, in person or by proxy, at the annual meeting.

         Ratification of the appointment of PricewaterhouseCoopers LLP as Republic's independent auditors for the year 1999 requires that the votes cast, in person or by proxy, at the annual meeting in favor of the proposal exceed the votes cast opposing the proposal.

SHARE OWNERSHIP OF MANAGEMENT AND CERTAIN SHAREHOLDERS (SEE PAGE 8) AND AGREEMENT TO VOTE IN FAVOR OF THE MERGER (SEE PAGE 30)

         On the record date, your directors and executive officers and entities they control owned 12,745,160 shares, or approximately 59.9% of the outstanding shares of Republic common stock. This number does not include stock that any Republic director or executive officer may acquire through exercising stock options if such options may not be exercised within 60 days of March 17, 1999. Rebank Netherlands Antilles, N.V. and each of the members of your board of directors has entered into a written agreement with UPBNA to vote, as shareholders, for the merger agreement and the merger. As a result, the holders of approximately 59.2% of the outstanding shares of Republic common stock have agreed to vote in favor of the merger agreement and the merger. Such number is sufficient to approve the merger agreement and the other proposals.

         On the record date, UPBNA's directors and executive officers owned no shares of Republic common stock, and UPBNA held no shares of Republic common stock in a fiduciary capacity for others, or as a result of debts previously contracted.

INTERESTS OF CERTAIN PERSONS IN THE MERGER THAT MAY BE DIFFERENT FROM YOURS (SEE PAGE 30)

         Republic's directors and certain officers have employment agreements, stock options and other benefit plans and other arrangements that may provide them with interests in and benefits from the merger that are different from yours. Under their employment agreements with Republic Bank and subject to certain conditions, eight senior officers of Republic Bank will receive change in control payments totaling $2,375,500. The directors and executive officers hold options to purchase an aggregate of 390,000 shares of Republic common stock and will receive $1,657,500 in settlement of these options. Your board of directors was aware of these interests and considered them in approving and recommending the merger.

EFFECTIVE TIME (SEE PAGE 25)

         The merger will become final at the time the articles of merger become effective with the Secretary of State of the State of Florida. If Republic and Republic Bank shareholders approve the merger and the bank merger, respectively, and all conditions to consummation of the merger and the bank merger are satisfied, we currently anticipate that the merger and the bank merger will be completed on or about July 16, 1999, or 23 days after the annual meeting, although delays could occur. UPBNA and Republic cannot assure you that they can obtain the necessary shareholder approvals or that the other conditions to consummation of the merger can or will be satisfied.

EXCHANGE OF STOCK CERTIFICATES FOR MERGER CONSIDERATION (SEE PAGE 26)

         Promptly after the merger is completed, you will receive a letter and instructions on how to surrender your Republic stock certificates in exchange for the merger consideration. You will need to carefully review and complete these materials and return them as instructed along with your stock certificates for Republic common stock. Please do not send Republic, UPBNA or UPBNA's transfer agent any stock certificates until you receive these instructions. If you do not have stock certificates but hold shares of Republic common stock in the form of a book entry with Republic's transfer agent, the transfer agent will automatically exchange the shares for the merger consideration.

DO NOT SEND IN YOUR STOCK CERTIFICATES UNTIL YOU RECEIVE A LETTER AND INSTRUCTIONS ON HOW TO SURRENDER YOUR REPUBLIC STOCK CERTIFICATES.

REGULATORY APPROVAL AND OTHER CONDITIONS (SEE PAGE 27)

         UPBNA is required to notify and obtain approvals from certain government regulatory agencies before the merger may be completed, including the Office of the Comptroller of the Currency and other federal and state banking regulators. Such notifications have been given and any required approvals have been obtained. The merger may not be consummated until the 30th day following the date of approval by the Office of the Comptroller of the Currency, which approval was given on May 19, 1999, during which time the Department of Justice is afforded the opportunity to challenge the transaction on antitrust grounds.

         In addition to the required regulatory approvals, the merger, and the bank merger will be completed only if certain conditions, including, but not limited to the following, are met or waived, if waivable:

         (1) Republic and Republic Bank shareholders approve the merger and the bank merger, respectively;
         (2) neither UPBNA nor Republic has breached any of its representations or obligations under the merger agreement.

         In addition to these conditions, the merger agreement, attached to this proxy statement as Appendix A, describes other conditions that must be met before the merger may be completed.

WAIVER, AMENDMENT AND TERMINATION (SEE PAGE 28)

         UPBNA and Republic may agree to terminate the merger agreement and elect not to complete the merger at any time before the merger is completed.

         Each of the parties also can terminate the merger agreement in certain other circumstances, including if the merger is not completed by October 31, 1999. But a party may not terminate the merger agreement if (a) it willfully breached the merger agreement and (b) its breach is the reason the merger and the bank merger have not been completed. There are also some instances where the parties cannot use this reason to terminate the merger agreement if the delay results from actions of third parties.

         In addition, the parties may also terminate the merger agreement if other circumstances occur which are described in the merger agreement attached to this proxy statement as Appendix A.

         The merger agreement may be amended by the written agreement of UPBNA and Republic. The parties can amend the merger agreement without shareholder approval, even if you have already approved the merger. However, you must approve any amendments that change the consideration you receive in the merger or change any other terms and conditions of the merger that would materially affect you or Republic.

TERMINATION FEE AGREEMENT (SEE PAGE 33)

         Republic and UPBNA entered into a termination fee agreement under which Republic has agreed to pay to UPBNA a termination fee of $11.0 million under certain circumstances if the merger is not consummated. The provisions of this termination fee agreement are very detailed. In general, this agreement would require the termination fee to be paid if the merger is not consummated because Republic has breached its representations, warranties or obligations in the merger agreement, or the Republic shareholders or the Republic Bank shareholders have not approved the merger or the Republic Bank merger, certain other conditions are present and, prior to or within 12 months of termination of the merger, Republic or Republic Bank is merged or sold to another party.

ACCOUNTING TREATMENT (SEE PAGE 32)

         UPBNA intends to account for the merger as a purchase transaction for accounting and financial reporting purposes.

ELECTION OF DIRECTORS (SEE PAGE 11)

         Republic's board of directors is divided into three classes of directors who serve three year terms. At each annual meeting, one of the three classes is elected. Since the terms of the Class II directors expire at this annual meeting, you are asked to vote on the election of Estefano Isaias and Milton H. Lehr to serve as Class II directors for a three year term. However, if the merger is consummated, the terms of all Republic directors, including the two you are being asked to elect, will end on the day the merger is completed. Both of the nominees for directors currently serve on the board. The board recommends that you vote for the election as directors of these two nominees.

RATIFICATION OF THE APPOINTMENT OF AUDITORS (SEE PAGE 11)

         The board of directors has appointed the accounting firm of PricewaterhouseCoopers LLP the Corporation's independent auditors for the year 1999. Although such appointment does not require ratification by the shareholders, in accordance with past practice, such appointment is being submitted to you for ratification. Your vote will be advisory in nature to the board of directors, which recommends that you vote in favor of it.

                            HISTORICAL PER SHARE DATA

         The following table shows certain per share data relating to earnings, cash dividends, and book value.

REPUBLIC HISTORICAL PER SHARE DATA

                                    YEARS ENDED DECEMBER 31
                               --------------------------------
                                  1998       1997       1996
                               ---------- ---------- ----------
EARNINGS

      BASIC AND DILUTED           0.75       0.96       0.96

CASH DIVIDENDS PER SHARE          0.29       0.52       0.50

BOOK VALUE PER COMMON SHARE      $8.05      $7.27      $6.61

TANGIBLE BOOK VALUE PER          $7.50      $6.64      $6.12
COMMON SHARE

                             SELECTED FINANCIAL DATA

         The following tables present for Republic selected consolidated financial data for the five-year period ended December 31, 1998. The Per Common Share Data has been restated to account for a 2.5 to 1 stock split in January, 1998 and for a 20% stock dividend in January, 1996.

         The information for Republic is based on its audited consolidated financial statements, including its audited consolidated financial statements for the years ended December 31, 1996, 1997, and 1998, all of which are included in Republic's Annual Report for the fiscal year ended December 31, 1998 accompanying this proxy statement and incorporated by reference in this proxy statement.

         You should read the following tables in conjunction with the consolidated financial statements of Republic described above and with the notes to them.

         Historical results are not necessarily indicative of results to be expected for any future period.

                        REPUBLIC SELECTED FINANCIAL DATA

                                                                      YEARS ENDED DECEMBER 31,
                                              -------------------------------------------------------------------------------------
                                                 1998               1997               1996              1995               1994
                                              ----------         ----------         ----------        ----------         ----------
                                                           (Dollars in thousands, except per share data)
INCOME STATEMENT DATA:
   Net interest income                           $62,310            $63,814            $61,181           $56,645            $52,642
   Provision for losses on loans                   8,017              5,566              2,381               890              2,500
   Other non-interest income                      23,469             23,486             23,935            22,458             20,289
   Non-interest expense                           53,585             52,589             53,017            50,021             46,456
   Income before income taxes                     24,177             29,145             29,718            28,192             23,975
   Applicable income taxes                         8,233              9,617             10,324             9,103              7,687
   Minority interest                                 150              1,188              1,350             1,330              1,136
   Net income                                     15,794             18,340             18,044            17,759             15,152

PER COMMON SHARE DATA:
   Net income                                      $0.75              $0.96              $0.96             $0.94              $0.80
   Cash dividends                                   0.29               0.52               0.50              0.25               0.42
   Book value                                       8.05               7.27               6.61              6.15               5.32

BALANCE SHEET DATA (AT PERIOD END):
   Total assets                               $1,575,412         $1,515,006         $1,511,951        $1,324,968         $1,172,209
   Total loans                                 1,030,767            929,410            973,640           821,090            667,091
   Allowance for losses on loans                  12,402             11,999             11,578            11,411             11,680
   Investment securities                         388,313            372,988            331,204           320,084            359,545
   Total deposits                              1,285,370          1,302,217          1,320,126         1,156,324          1,029,116
   Borrowings                                    108,299             56,167             45,597            28,685             22,273
   Total shareholders' equity                    171,003            146,131            124,693           116,140            100,447
AVERAGE BALANCE SHEET DATA
   Average assets                             $1,530,005         $1,528,395         $1,405,517        $1,261,146         $1,136,191
   Average shareholders' equity                  162,288            126,865            116,493           106,141             95,250
   Average shares outstanding (in                 21,129             19,076             18,873            18,873             18,873
   thousands)

                                                                      YEARS ENDED DECEMBER 31,
                                              -------------------------------------------------------------------------------------
                                                 1998               1997               1996              1995               1994
                                              ----------         ----------         ----------        ----------         ----------
                                                           (Dollars in thousands, except per share data)
PROFITABILITY AND CAPITAL RATIOS:
   Return on average assets                      1.03%              1.20%              1.28%             1.41%              1.33%
   Return on average common equity                9.73              14.46              15.49             16.73              15.91
   Net interest margin                            4.47               4.58               4.77              4.91               5.06
   Loan/deposits                                 80.19              71.37              73.75             71.01              64.82
   Equity/assets (period end)                    10.85               9.65               8.25              8.77               8.57
   Average shareholders'                         10.61               8.30               8.29              8.42               8.38
    equity/average total assets
   Leverage ratio                                10.34               8.96               8.52              8.78               9.32
   Tier 1 capital/risk-weighted assets           16.61              15.01              14.44             13.75              15.63
   Total capital/risk-weighted assets            17.86              16.26              15.69             15.00              16.88

CREDIT QUALITY RATIOS:
   Allowance for loan losses to                  1.20%              1.29%              1.19%             1.39%              1.75%
   total loans
   Allowance for loan losses to                 124.21             179.49             395.96            244.09             230.74
   nonperforming loans
   Provision for loan losses to average           0.84               0.57               0.27              0.12               0.39
   loans
   Net loan charge-offs to average                0.79               0.53               0.25              0.25               0.37
   loans
   Nonperforming assets to total loans            0.97               0.94               0.55              0.96               1.21
   and other real estate

                     ANNUAL MEETING OF REPUBLIC SHAREHOLDERS

         Republic is furnishing this proxy statement to holders of Republic common stock, $.01 par value per share, in connection with the proxy solicitation by Republic's board of directors. The Republic board of directors will use the proxies at the annual meeting of shareholders of Republic to be held on June 23, 1999, and at any adjournments. This proxy statement is first being mailed to you on May 28, 1999.

DATE, PLACE, TIME, AND PURPOSE

         The annual meeting of Republic's shareholders will be held at 2800 Ponce de Leon Boulevard, Coral Gables, Florida at 10:30 a.m., local time, on June 23, 1999. At the annual meeting, holders of Republic common stock will be asked to vote upon (1) a proposal to approve the Agreement and Plan of Reorganization, between UPBNA and Republic, attached to this proxy statement as Appendix A, and a related Plan of Merger between Republic Acquisition Corporation, a newly-formed, wholly-owned subsidiary of UPBNA, and Republic, attached to this proxy statement as Appendix B (the "merger agreement" and the "plan of merger"), which provide for the merger of Republic and Republic Acquisition Corporation, (2) a proposal to elect two nominees to serve on the Republic board of directors and (3) a proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent auditors of Republic for the year 1999.

RECORD DATE, VOTING RIGHTS, REQUIRED VOTE, AND REVOCABILITY OF PROXIES

         Republic's board of directors fixed the close of business on May 14, 1999, as the record date for determining those Republic shareholders who are entitled to notice of and to vote at the annual meeting. Only holders of Republic common stock of record on the books of Republic at the close of business on the record date have the right to receive notice of and to vote at the annual meeting. On the record date, there were 21,230,892 shares of Republic common stock issued and outstanding held by approximately 206 holders of record.

         At the annual meeting, Republic shareholders will have one vote for each share of Republic common stock owned on the record date. The holders of a majority of the outstanding shares of Republic common stock entitled to vote at the annual meeting must be present in order for a quorum to exist at the annual meeting.

         To determine if a quorum is present, Republic intends to count the following:

         /bullet/ shares of Republic common stock present at the annual meeting either in person or by proxy;

         /bullet/ shares of Republic common stock present in person at the annual meeting but not voting; and

         /bullet/ shares of Republic common stock for which it has received proxies but with respect to which holders of shares have abstained on any matter.

         Approval of the merger agreement and the plan of merger requires the affirmative vote of a majority of the votes entitled to be cast at the annual meeting. The election of the two nominees to serve on Republic's board of directors requires only a plurality of the votes cast, in person or by proxy, at the annual meeting, with the two nominees receiving the highest number of votes elected. Ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors of Republic for the year 1999 requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the annual meeting.

         Brokers who hold shares in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those shares without specific instructions from their customers on the merger proposal. Any abstention, non-voting share or "broker non-vote" will have the same effect as a vote against the approval of the merger agreement and the plan of merger and the merger. However, your broker may vote your shares held in street names on the proposals regarding the election of directors and the ratification of the appointment of independent auditors if you do not respond to your broker's request for instructions on how to vote your shares.

         Properly executed proxies that Republic receives before the vote at the annual meeting that are not revoked will be voted in accordance with the instructions indicated on the proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED FOR THE PROPOSAL TO APPROVE THE MERGER AGREEMENT AND THE PLAN OF MERGER, THE ELECTION OF THE TWO NOMINEES TO SERVE ON REPUBLIC'S BOARD OF DIRECTORS AND THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS OF REPUBLIC FOR THE YEAR 1999, AND THE PROXY HOLDER MAY VOTE THE PROXY IN ITS DISCRETION AS TO ANY OTHER MATTER WHICH MAY COME PROPERLY BEFORE THE ANNUAL MEETING. IF NECESSARY, THE PROXY HOLDERS MAY VOTE IN FAVOR OF A PROPOSAL TO ADJOURN THE ANNUAL MEETING IN ORDER TO PERMIT FURTHER SOLICITATION OF PROXIES IF THERE ARE NOT SUFFICIENT VOTES TO APPROVE THE PROPOSALS AT THE TIME OF THE ANNUAL MEETING. HOWEVER, NO PROXY HOLDER WILL VOTE ANY PROXIES VOTED AGAINST APPROVAL OF THE MERGER AGREEMENT AND THE PLAN OF MERGER IN FAVOR OF A PROPOSAL TO ADJOURN THE ANNUAL MEETING IN ORDER TO SOLICIT ADDITIONAL PROXIES TO APPROVE THAT PROPOSAL.

         A Republic shareholder who has given a proxy solicited by Republic's board of directors may revoke it at any time prior to its exercise at the annual meeting by (1) giving written notice of revocation to the Secretary of Republic,
(2) properly submitting to Republic a duly executed proxy bearing a later date, or (3) attending the annual meeting and voting in person. All written notices of revocation and other communications with respect to revocation of proxies should be sent to: Republic Banking Corporation of Florida, 2800 Ponce de Leon Boulevard, Coral Gables, Florida 33134, Attention: Lydia A. Fernandez, Secretary.

         On the record date, Republic's directors and executive officers and affiliated entities they control, owned 12,745,160 shares or approximately 59.9% of the outstanding shares of Republic common stock, not including shares subject to options to purchase Republic common stock. On the record date, UPBNA's directors and executive officers owned no shares of Republic common stock. Rebank Netherlands Antilles, N.V. and each of the members of the board of directors of Republic have entered into a written agreement with UPBNA to vote, as shareholders, FOR the merger, the merger agreement and the related plan of merger. As a result, the holders of approximately 59.2% of the outstanding shares of Republic common stock have agreed to vote in favor of the merger agreement, the related plan of merger and the merger. Such number is sufficient to approve all of the proposals.

         On the record date, UPBNA held no shares of Republic common stock in a fiduciary capacity for others, or as a result of debts previously contracted, and Republic held no shares of Republic common stock in a fiduciary capacity for others with respect to which it has sole or shared voting power.

SOLICITATION OF PROXIES

         Directors, officers and employees of Republic may solicit proxies by mail, in person or by telephone or telegraph. They will receive no additional compensation for such services. Republic may make arrangements with brokerage firms and other custodians, nominees and fiduciaries, if any, for the forwarding of solicitation materials to the beneficial owners of Republic common stock held of record by such persons. Republic will reimburse any such brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them for such services. UPBNA and Republic will share all expenses associated with the filing and the printing of this proxy statement, as provided in the merger agreement. See "THE MERGER - Expenses and Fees."

DISSENTERS' RIGHTS; EFFECT OF VOTING IN FAVOR OF THE TRANSACTION

         Pursuant to Section 607.1302 of the Florida Business Corporation Act, holders of Republic common stock are not entitled to dissenters' rights as a result of the merger, that is, the right to dissent from the merger and have a court determine the fair value of his shares.

         A shareholder who votes in favor of the transaction could be barred from subsequently challenging the legality of the transaction.

                               APPROVAL OF MERGER
                 (PROPOSAL NUMBER 1 ON THE ENCLOSED PROXY CARD)

         This proposal asks you to consider and approve the merger agreement and the plan of merger, which provide for the merger of Republic and Republic Acquisition Corporation. Below you will find information describing the material aspects of the merger. This description does not provide a complete description of all the terms and conditions of the merger agreement and the plan of merger. It is qualified in its entirety by the Appendices hereto, including the text of the merger agreement and the plan of merger, which are attached as Appendices A and B, respectively, to this proxy statement. The merger agreement and plan of merger are incorporated herein by reference. You are urged to read the Appendices in their entirety.

RECOMMENDATION

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND THE PLAN OF MERGER.

                              ELECTION OF DIRECTORS
                 (PROPOSAL NUMBER 2 ON THE ENCLOSED PROXY CARD)

         Republic's Articles of Incorporation, as amended, provide that the board of directors shall be divided into three classes, each as nearly equal in number to the other as possible, and that, at each annual meeting of shareholders, the shareholders shall elect the members of one of the three classes to three-year terms of office. For purposes of the election of directors at the annual meeting, the number of directors has been fixed at eight, three directors in Class I, two directors in Class II and three directors in Class III.

         The terms of office of the current directors serving in Class II will expire at the annual meeting and the terms of office of the current directors serving in Classes I and III will expire at the 2001 and 2000 annual meetings of shareholders, respectively, and in each case until their successors are duly elected and qualified. If the merger is consummated, as described in Proposal One, the term of all Republic directors, including the two you are being asked to elect, will end on the day the merger is completed.

         The board of directors has nominated the following individuals for election as Class II directors to serve until the 2002 annual meeting of shareholders or until their successors are duly elected and have qualified:

                                 Estefano Isaias
                                 Milton H. Lehr

         All of the nominees are directors of Republic and have consented to being named as nominees herein and to serve if elected. Milton H. Lehr is also director of Republic Bank. Directors of Republic will be elected by a plurality of the votes cast. Shares cannot be voted for a greater number of persons than the number of nominees named herein. Should any nominee be unavailable for election by reason of death or other unexpected occurrence, the enclosed proxy, to the extent permitted by applicable law, may be voted, at the discretion of the proxies, in favor of such substitute nominee or nominees as may be selected by the board of directors of Republic or the board may reduce the number of directors to be elected at the annual meeting.

         For biographical information on the nominees, see "BUSINESS OF REPUBLIC
- Board of Directors--Class II Nominees for Election to Terms Expiring in 2002".

RECOMMENDATION

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF ALL NOMINEES AS DIRECTORS. PROXIES, UNLESS INDICATED TO THE CONTRARY, WILL BE VOTED "FOR" THE ELECTION OF THE TWO NOMINEES NAMED ABOVE AS CLASS II DIRECTORS TO SERVE FOR TERMS EXPIRING AT THE 2002 ANNUAL MEETING OF SHAREHOLDERS OR UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFIED.

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
                 (PROPOSAL NUMBER 3 ON THE ENCLOSED PROXY CARD)

         The accounting firm of PricewaterhouseCoopers LLP has been appointed Republic's independent auditors for the year 1999 by the board of directors on the recommendation of the audit committee of

Republic's board of directors. Such appointment does not require ratification by Republic's shareholders, but, in accordance with past practice, such appointment is being submitted to the shareholders for ratification.

         The vote of Republic's shareholders in this meeting is advisory in nature and has no effect upon the board of directors' appointment of an auditor, and the board of directors may change Republic's independent auditors at any time without the approval or consent of the shareholders.

         PricewaterhouseCoopers LLP has served as independent auditors of Republic and Republic Bank since 1993. A representative of such firm is expected to attend the annual meeting, respond to appropriate questions from shareholders and proxy holders present at the annual meeting and if such representative desires, which is not now anticipated, make a statement.

RECOMMENDATION

         THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS OF REPUBLIC.

                                   THE MERGER

GENERAL

         The merger agreement provides for the acquisition of Republic by UPBNA pursuant to the merger of Republic Acquisition Corporation, a newly-formed, wholly-owned subsidiary of UPBNA, with and into Republic. Republic will be the surviving corporation after the merger.

         The merger agreement provides that Republic will be dissolved immediately following such merger, and that, immediately following the Republic dissolution, upon approval by the Republic Bank shareholders, Republic Bank will merge with and into UPBNA, with UPBNA as the surviving bank from the merger. The shareholders of Republic Bank (other than Republic) will receive a check in the amount of $45.25, without interest, for each of their shares of Republic Bank common stock. The difference in consideration between the amount to be paid to Republic shareholders and the amount to be paid to Republic Bank shareholders is based on the relative tangible book value of the Republic common stock and the Republic Bank common stock. As of December 31, 1998, the tangible book value of the Republic common stock was $7.50 and the tangible book value of the Republic Bank common stock was $18.50. The shareholders of Republic Bank will vote on the bank merger at a separate meeting of Republic Bank shareholders. As part of the merger agreement, Republic, which owns approximately 99.6% of the outstanding shares of Republic Bank common stock, has agreed to vote those shares in favor of the bank merger.

WHAT YOU WILL RECEIVE IN THE MERGER

         Pursuant to the terms of the merger agreement and the plan of merger, each share of Republic common stock outstanding immediately prior to the effective time of the merger, will be converted into the right to receive a check from UPBNA in the amount of $19.25, without interest.

SETTLEMENT OF REPUBLIC OPTIONS

         Republic has issued stock options to some of its employees and directors pursuant to its 1998 Stock Option Plan. At the effective time of the merger, UPBNA will pay to each holder of Republic options that are outstanding, whether or not exercisable, an amount, without interest, equal to $4.25, for each share subject to an option, such amount being the difference between $19.25 and the $15.00 price per share of Republic common stock at which the holder of such options may purchase shares of Republic common stock to which such options relate.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

         The following is a summary of the material U.S. federal income tax consequences of the merger to the holders of Republic common stock. This discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any change, which may or may not be retroactive, could alter the tax consequences to the holders of Republic common stock as described herein. The following discussion is addressed to a shareholder that holds Republic common stock as a capital asset. This summary does not purport to deal with all aspects of taxation that may be relevant to a particular shareholder in light of his, her or its particular circumstances or to certain types of taxpayers subject to special treatment under the federal income tax law, including financial institutions, broker-dealers, foreign persons, persons holding Republic common stock as part of a straddle, "synthetic security" or other integrated investment (including a "conversion transaction") or persons who acquired their Republic common stock through the exercise of an employee stock option or otherwise as compensation.

         For purposes of this discussion, a "U.S. Holder" refers to any beneficial owner of Republic common stock that is a U.S. person, and a "Non-U.S. Holder" generally refers to any beneficial owner of Republic common stock that is not a U.S. person. The term "U.S. person" means a citizen or resident of the United States, a corporation or partnership (or other entity treated as a corporation or partnership for U.S. federal income tax purposes) created or organized in or under the law of the United States or any state thereof or the District of Columbia, an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source, or a trust subject to primary supervision by a court in the United States and control by one or more U.S. persons.

U.S. HOLDERS

         A holder of Republic common stock will recognize capital gain or loss for federal income tax purposes on each share of Republic common stock exchanged for cash pursuant to the merger. The amount of gain or loss recognized on a share will be equal to the difference between $19.25 and the holder's basis in the share. The gain or loss will be long-term capital gain or loss in the case of shares held for more than one year as of the date of the merger. In the case of individuals, trusts and estates, net capital gain for a taxable year (that is, the excess of net long-term capital gain for the taxable year over any net short-term capital loss for the year) is subject to a maximum federal income tax rate of 20 percent. The receipt of cash in exchange for Republic common stock pursuant to the merger also may be a taxable transaction under applicable state, local or foreign tax law.

NON-U.S. HOLDERS

         A Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain recognized on the exchange of Republic common stock for cash pursuant to the merger unless (i) the gain is effectively connected with the conduct of trade or business by the Non-U.S. Holder within the United

States and, if any of certain tax treaties applies, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder; (ii) the Non-U.S. Holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year and certain other conditions are met; (iii) the Non-U.S. Holder is subject to Code provisions applicable to certain U.S. expatriates or former long-term residents of the United States; or (iv) Republic is or has been a United States real property holding corporation ("USRPHC") for U.S. federal income tax purposes at any time within the shorter of the five year period ending on the date of the merger and the period the Non-U.S. Holder has held the Republic common stock.

         In general, a corporation is a USRPHC if the fair market value of its U.S. real property interests is at least 50 percent of the aggregate fair market value of its U.S. real property interests, its interests in real property located outside the United States and its other assets that are used or held for use in a trade or business. Republic does not believe that it is a USRPHC. Even if Republic is a USRPHC, a Non-U.S. Holder will not be subject to U.S. federal income tax on the exchange of Republic common stock for cash pursuant to the merger provided that (i) the Non-U.S. Holder does not own, actually or constructively, and did not own, actually or constructively, at any time within the shorter of the five year period ending on the date of the merger and the period the Non-U.S. Holder has held the Republic common stock, more than five percent of the Republic common stock and (ii) the Republic common stock is regularly traded on an established securities market. Although the purchaser of stock in a USRPHC from a non-U.S. person generally is required to withhold a tax equal to ten percent of the total purchase price, no withholding is required if the stock being sold is part of a class of stock that is regularly traded on an established securities market. Republic believes that Republic common stock is regularly traded on an established securities market for purposes of the foregoing rules. If the Company is a USRPHC, and if the exception to taxability described in the third preceding sentence does not apply, any gain recognized by a Non-U.S. Holder generally would be treated as income effectively connected with the conduct of trade or business in the United States.

INFORMATION REPORTING AND BACKUP WITHHOLDING

         The payment of cash to a U.S. Holder in exchange for Republic common stock pursuant to the merger will be subject to information reporting and possible backup withholding of tax at the rate of 31 percent unless the holder
(a) is a corporation or comes within certain other exempt categories and, when required, demonstrates that fact or (b) provides a correct taxpayer identification number ("TIN"), certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholdings rules.

         The payment of cash to a Non-U.S. Holder in exchange for Republic common stock pursuant to the merger to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and possible backup withholding unless the Non-U.S. Holder certifies that it is not a U.S. person or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not in fact satisfied. The proceeds of the disposition by a Non-U.S. Holder of Republic common stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. federal income tax purposes, or a foreign person 50% or more of whose gross income from all sources for certain periods is from activities that are effectively connected with a U.S. trade or business, information reporting generally will apply unless the broker has documentary evidence in its files of the Non-U.S. Holder's foreign status and has no actual knowledge to the contrary.

         To prevent the possibility of backup withholding on payments made to certain holders with respect to shares of Republic common stock pursuant to the merger, each holder must provide the exchange agent with a properly executed Form W-9 or Substitute Form W-9 (in the case of a U.S. person) or Form W-8 or Substitute Form W-8 (in the case of a person that is not a U.S. person). A holder of Republic common stock that does not furnish a properly executed form may be subject to penalties imposed by the Internal Revenue Service (the "IRS"), as well as to backup withholding. Any amount withheld under these rules will be refundable or creditable against the holder's federal income tax liability, provided the required information is furnished to the IRS. Republic (or its agent) will report to the holders of Republic common stock and to the IRS the amount of any "reportable payments," as defined in
Section 3406 of the Code, and the amount of tax, if any, withheld with respect thereto.

         THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH IN THIS PROXY STATEMENT ARE FOR GENERAL INFORMATION ONLY. THE TAX CONSEQUENCES FOR A PARTICULAR SHAREHOLDER WILL DEPEND UPON THE FACTS AND CIRCUMSTANCES APPLICABLE TO THAT SHAREHOLDER. ACCORDINGLY, EACH SHAREHOLDER IS URGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISER TO DETERMINE THE TAX CONSEQUENCES OF THE MERGER TO THE SHAREHOLDER IN LIGHT OF HIS, HER OR ITS PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND ANY POSSIBLE CHANGES IN THOSE LAWS. THE FOREGOING DISCUSSION MAY NOT APPLY TO SHARES RECEIVED PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION.

BACKGROUND OF AND REASONS FOR THE MERGER

         BACKGROUND TO THE MERGER. The management and the board of directors of Republic have considered the possibility of a sale of Republic at various times in the past as a way to enhance shareholder value. The management and certain members of the board of directors of Republic have also been contacted at various times in the past by officers and other representatives of certain bank holding companies, which inquired about the willingness of the board of directors to consider a sale of Republic.

         In May 1997, Republic entered into a letter of intent to be acquired by Barnett Banks, Inc. ("Barnett") for an aggregate cash purchase price in excess of $400 million. Within two weeks of publicly disclosing the proposed sale, Republic and Barnett determined that they could not agree on certain issues and decided not to proceed with the transaction.

         Since May 1997, the management and board of directors have periodically discussed the possibility of a sale of Republic and continued to be periodically contacted by officers and other representatives of certain bank holding companies about engaging in acquisition discussions. At different times since May 1997, certain directors of Republic and/or Republic Bank and Republic's majority shareholder have expressed the view that a sale of Republic would be in the best interests of Republic and its shareholders.

         In January 1998, Union Planters contacted Republic and discussed with management of Republic a possible business combination in which the Republic shareholders would have received shares of Union Planters common stock in exchange for their Republic shares. Union Planters was interested in accounting for this transaction as a pooling of interest. Union Planters terminated the discussions after advising Republic that it did not believe that the transaction could be accounted for as a pooling of interest.

         In December 1998, management of Republic initiated discussions with Keefe, Bruyette & Woods, Inc. ("KBW") regarding the best way to identify potential acquirors of Republic, as a way to enhance shareholder value. KBW subsequently contacted a total of 23 financial institutions, including regional, super-regional and foreign bank holding companies and thrift holding companies headquartered in North Carolina, Tennessee, Alabama, California, Massachusetts, Illinois, Georgia, Pennsylvania, New York, Ohio, Michigan, Puerto Rico and Spain, that were identified by KBW as parties potentially interested in acquiring or merging with Republic and as the most likely candidates to pay a premium to acquire or
                                      -15-
merge with Republic. Of these 23, 17 entered into confidentiality agreements with Republic and were furnished information packages. In January 1999, Republic received written and oral preliminary indications of interest from 5 of the 17 parties that were furnished information packages. The preliminary indication of interest from each party was for an acquisition transaction in which the shareholders of Republic would receive either common stock, cash or a combination thereof, valued at or ranging between $15.50 and $18.00 per share.

         During January 1999, KBW, together with senior representatives of Republic participated in conference calls with several of the parties that submitted preliminary indications of interest to address specific questions the parties had regarding the information package that they had been provided and to permit the parties to better acquaint themselves with Republic's management and business. Each of the parties was then given the opportunity to resubmit its proposal. Thereafter, one of the institutions indicated that it would not increase its preliminary indication of interest and subsequently withdrew its offer. Such party's withdrawal was not considered consequential in that its indication was not the highest indication of value. Union Planters' preliminary indication of interest was revised to $19.00 in cash per share of Republic common stock. The institution that submitted a preliminary indication valued at between $15.50 - $17.50 per share of Republic common stock reconfirmed that $17.50 per share remained the upper limit of its indication for a 100% cash transaction. That same institution also revised its preliminary indication of interest to a value of $20.50, based on its then current common stock market price, per share of Republic common stock in a 100% common stock transaction that would be accounted for as a pooling of interest. The institution that had submitted a preliminary indication of interest valued at between $16.00- $18.00 per share of Republic common stock in cash reconfirmed that $18.00 per share of Republic common stock remained the upper limit of its indication and the remaining institution that had submitted a preliminary indication of interest of $16.42 per share of Republic common stock revised its initial indication of interest to $18.00 per share of Republic common stock in a 100% cash transaction.

         Based upon evaluation of the four remaining preliminary indications of interest, the management of Republic requested that KBW contact the four institutions that still had preliminary indications of interest outstanding to see if any would increase their indications. Union Planters subsequently revised its preliminary indication of interest to $19.25 per share in cash for Republic common stock. A second institution that had revised its preliminary indication of interest to $18.00 per share further revised its indication to $19.00 in cash per share of Republic common stock. The remaining two institutions reconfirmed their preliminary indication of interest. KBW advised the management of Republic that Union Planters had submitted a preliminary indication of interest of $19.25 in cash per share of Republic common stock, the highest indication for a 100% cash transaction, and that another institution had submitted a preliminary indication of interest of $20.50 in common stock per share of Republic common stock, the highest indication for a 100% common stock transaction. The management of Republic authorized KBW to invite Union Planters to be the first institution to conduct a detailed due diligence review of Republic. The management of Republic then authorized KBW and the legal counsel for Republic to proceed with the negotiation of an acquisition agreement with Union Planters, on the basis that Union Planters had furnished the bid with the highest cash value and that the value of said cash bid lacked the potential volatility of the higher 100% common stock bid from another institution. The board of directors of Republic met on February 17, 1999 to review the process followed by KBW from December of 1998 to that date, to review and discuss the proposed terms of the merger agreement and to discuss the same with Republic's legal counsel. At that meeting KBW rendered an oral opinion (subsequently confirmed in writing) that, as of that date, the cash consideration was fair to Republic and its shareholders from a financial point of view. While one institution had indicated interest in acquiring Republic at a value of $20.50 per share for a stock transaction, the Board was of the view that the certainty of a cash transaction overcame the potential differential in value between such bid and Union Planters', after considering the volatility of the bidder's stock within the last year, which volatility, if it continued, could have made the value of the bid to be less upon consummation of the transaction. In addition, such bidder required that the transaction be consummated using pooling of interest accounting. Pooling of interests accounting would have prevented directors, executive officers and shareholders owning 5% or more of Republic's shares from selling stock from the date of announcement of the transaction through the date of closing and for a period of time after the closing of the transaction.

         The board of directors of Republic met again on February 19, 1999 and, after further discussion, approved the merger agreement. The board held a final meeting via telephone conference on February 22, 1999, prior to the execution of the merger agreement, to receive a status report on the final negotiations and reconfirm and ratify its approval of the merger agreement.

         REPUBLIC'S REASONS FOR THE MERGER. The terms of the merger agreement, including the consideration to be paid to Republic's shareholders, were the result of arm's length negotiations between the authorized representatives of UPBNA and Republic. The Republic board considered the following factors that it deemed material:

         (1) the consideration ($19.25 cash per share) to be paid to Republic's shareholders in relation to the market value (an average closing price of $14.90 for the twenty trading days preceding February 17, 1999, when the board first met to consider the transaction, and a low price of $10.62 during the first quarter of 1999), book value (2.39 times book value), earnings per share (25.7 times trailing 12 month earnings), and dividend rates ($0.40 per annum) of Republic common stock;

         (2)      the terms of the merger agreement;

         (3) the financial condition, results of operations, capital levels, asset quality and prospects for Republic;

         (4) market, industry and economic conditions and, in particular, consolidation and competition in the financial services industry. Consolidation continued at a rapid pace in 1998, increasing competitive pressures on Republic;

         (5) the process followed by Republic's financial advisor which lead to UPBNA's offer, which the board believed to have been thorough;

         (6) the opinion of Republic's financial advisor as to the fairness of the consideration to be received in the merger, from a financial point of view, by the holders of Republic common stock;

         (7) the likelihood that a better offer would emerge was not believed to be significant given the process followed by Republic's financial advisor;

         (8) the certainty of a cash transaction versus a transaction in which Republic shareholders would receive stock of the acquirer; and

         (9) the likelihood of receiving the required approvals in a timely manner. Because of the size, capitalization and Union Planters' record of successful completion of other acquisitions, the board had no reason to believe that regulatory approvals would not be obtained or would be materially delayed.

         The board considered that another bidder had indicated interest in acquiring Republic in a non-taxable stock transaction with a higher value. As stated previously, after considering the volatility of the bidder's stock and the constraints on directors, executive officers, and shareholders owning 5% or more of Republic's shares (a total of approximately 71% of all outstanding shares are owned by this group) on the sale of the stock to be received in the transaction, the board preferred the $19.25 cash offer of Union Planters. In making its determination, the Republic board did not find it practicable to, and did not quantify or otherwise attempt to, assign relative weights to the specific factors considered in reaching its determination.

         In approving the merger agreement, the Republic board was aware that the merger agreement, as is customary in agreements of this type, contains certain provisions prohibiting Republic, except to the extent necessary for its directors to comply with their fiduciary duties, from initiating, soliciting, or negotiating other offers or agreements to acquire Republic. However, the Republic board was also aware that such terms were specifically bargained for inducements for UPBNA to enter into the merger agreement, and that the obligation of the Republic board under the merger agreement to recommend approval of the merger agreement by its shareholders was explicitly made subject to the fiduciary obligations of the Republic board under applicable law. Accordingly, the merger agreement permits the Republic board, if required by the exercise of its fiduciary duties under applicable law, to withdraw, modify, or change such recommendation. See "Conduct of Business Pending the Merger."

         Based upon the foregoing factors, Republic's board of directors concluded that it was in the best interests of Republic and its shareholders to enter into the merger and the merger agreement and the plan of merger. The importance of the various factors discussed above relative to one another cannot be precisely determined or stated.

         The board of directors of Republic has unanimously approved the merger agreement and the plan of merger and unanimously recommends to the shareholders of Republic that they approve and adopt the merger agreement, the plan of merger and the merger.

         UNION PLANTERS' REASONS FOR THE MERGER. In adopting the merger agreement, the plan of merger, and the merger, Union Planters' board of directors considered a number of factors concerning the benefits of the merger. Without assigning any relative or specific weights to the factors, Union Planters board of directors considered the following additional material factors:

         (1) a review, based in part on a presentation by Union Planters' management, of

                  /bullet/ the business, operations, earnings, and financial condition, including the capital levels and asset quality, of Republic on an historical, prospective, and pro forma basis and in comparison to other financial institutions in the area,

                  /bullet/ the demographic, economic, and financial
                           characteristics of the markets in which Republic operates, including existing competition, history of the market areas with respect to financial institutions, and average demand for credit, on historical and prospective basis, and

                  /bullet/ the results of Union Planters' due diligence review of Republic; and

         (2) a variety of factors affecting and relating to the overall strategic focus of Union Planters.

         Union Planters' board of directors determined that the merger was in the best interests of Union Planters and its shareholders, and it unanimously approved the proposed merger on February 18, 1999.

OPINION OF REPUBLIC'S FINANCIAL ADVISOR

         Republic engaged KBW to act as its exclusive financial advisor in connection with the merger. KBW agreed to assist Republic in analyzing, structuring, negotiating and effecting a transaction with a potential acquirer, which after discussions with multiple parties was Union Planters. Republic selected KBW because KBW is a nationally recognized investment-banking firm with substantial experience in transactions similar to the merger and is familiar with Republic and its business. As part of its investment banking business, KBW is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions. As part of its engagement, representatives of KBW attended the meeting of the board of directors of Republic held on February 17, 1999 at which the board considered the merger agreement. At the February 17, 1999 meeting, KBW rendered an oral opinion (subsequently confirmed in writing) that, as of that date, the cash consideration was fair to Republic and its stockholders from a financial point of view. That opinion was reconfirmed in writing as of the date of this proxy statement. The board subsequently approved the merger agreement at a later meeting held on February 19, 1999, at which representatives of KBW also participated via telephone.

         The full text of KBW's updated written opinion is attached as Appendix C to this proxy statement and is incorporated herein by reference. Stockholders of Republic are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW.

         KBW's opinion is directed to the board of Republic and addresses only the cash consideration. It does not address the underlying business decision to proceed with merger and does not constitute a recommendation to any stockholder of Republic as to how the stockholder should vote at Republic's meeting with respect to the merger or any matter related thereto.

         In rendering its opinion, KBW:

         (1)      reviewed, among other things,
                  /bullet/ the merger agreement,
                  /bullet/ Annual Reports to stockholders and Annual Reports on
                           Form 10-K of Republic,
                  /bullet/ Annual Reports to stockholders and Annual Reports on
                           Form 10-K of Union Planters,
                  /bullet/ Quarterly Reports on Form 10-Q of Republic,
                  /bullet/ Quarterly Reports on Form 10-Q of Union Planters, and /bullet/ certain internal financial analyses and forecasts for
                           Republic and Union Planters prepared by management;

         (2) held discussions with members of senior management of Republic and Union Planters regarding

                  /bullet/ past and current business operations, /bullet/ regulatory relationships,
                  /bullet/ financial condition, and
                  /bullet/ future prospects of the respective companies;

         (3) reviewed the financial terms of certain recent business combinations in the banking industry; and

         (4) performed other studies and analyses that it considered appropriate.

         In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or publicly available. KBW did not attempt to verify such information independently. KBW relied upon the management of Republic as to the reasonableness and achievability of the financial and operating forecasts and projections (and assumptions and bases therefor) provided to KBW. KBW assumed that those forecasts and projections reflected the best available estimates and judgments of the management of Republic and that those forecasts and projections will be realized in the amounts and in the time periods estimated by the management of Republic. KBW also assumed, without independent verification, that the aggregate allowances for loan losses for Republic and Union Planters are adequate to cover those losses. KBW did not make or obtain any evaluations or appraisals of the property of Republic or Union Planters, and KBW did not examine any individual credit files.

         The projections furnished to KBW and used by it in certain of its analyses were prepared by the senior management of Republic and Union Planters. Republic and Union Planters do not publicly disclose internal management projections of the type provided to KBW in connection with its review of the merger. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections.

         The following is a summary of the material analyses presented by KBW to the board of Republic on February 17, 1999 in connection with its February 17, 1999 opinion:

         TRANSACTION SUMMARY. KBW calculated the merger consideration to be paid pursuant to the cash consideration as a multiple of Republic's stated book value, estimated tangible book value, tangible book premium to deposits, reported earnings for the year ended December 31, 1998, I/B/E/S International, Inc., a provider of earnings expectations information ("I/B/E/S"), estimated earnings for the year ending December 31, 1999, and management's estimated earnings for the year ending December 31, 1999. This computation assumed the analysts' consensus estimates of Republic's earnings per share of $0.85 per share for the year ending December 31, 1999, as reported by I/B/E/S/ and management's estimate of $1.00 per share for the same period. Based on those assumptions, this analysis indicated that the $19.25 for each share of Republic common stock held to be received by Republic shareholders would represent a multiple of 2.39 times book value per share, 2.57 times estimated tangible book value per share, 25.7 times 1998 reported earnings per share, 22.7 times I/B/E/S estimated 1999 earnings per share, 19.3 times management's 1999 estimated earnings and a tangible book premium to deposits (defined as the total premium paid over the acquired company's tangible equity divided by the acquired company's total deposits) of 19.7%.

         KBW also noted that for the year ended December 31, 1998, Republic's average equity to asset ratio was 10.60% compared to 8.04% for a peer group of 24 banking companies with assets under $2 billion followed by the KBW Research Department. KBW further noted that due to Republic's relatively high capital, the transaction multiples to year ended December 31, 1998 book value, tangible book value and the tangible book premium to deposits might appear somewhat lower than those multiples for other acquired companies reviewed in the selected transaction analysis.

         SELECTED TRANSACTION ANALYSIS. KBW reviewed certain financial data related to a set of 47 comparable nationwide bank holding company acquisitions with total consideration greater than $100 million in value since January 1, 1998. KBW excluded merger of equals transactions with no or relatively small premiums paid for the acquired company. KBW then segmented the set of comparable transactions into two groups, those that were announced between January 1, 1998 and July 31, 1998 and those that were announced between August 1, 1998 and February 10, 1999. KBW selected these two time periods because they represent the general periods before and after, respectively, the Russian government defaulted on its sovereign debt and consequently United States equity and debt markets suffered a decline in value and liquidity, which in turn affected valuations for financial stocks. KBW further segmented the data and reviewed transactions with consideration paid in cash or in a combination of cash and common stock of the acquirer and transactions with consideration paid in common stock of the acquirer, because the board of Republic wanted to consider transactions with both cash and stock consideration.

         KBW compared multiples of price to various factors for the Republic/Union Planters merger to the same multiples for the comparable group's mergers at the time those mergers were announced. The results were as follows:

         TRANSACTIONS ANNOUNCED BETWEEN JANUARY 1, 1998 AND JULY 31, 1998 CASH AND CASH/STOCK CONSIDERATION (5 TRANSACTIONS)

         MULTIPLE OF PRICE TO FACTOR

                                          COMPARABLE GROUP       REPUBLIC/UNION
           FACTOR CONSIDERED                  AVERAGE           PLANTERS MERGER
-------------------------------------------------------------------------------
Future 12 Months Earnings (I/B/E/S)             21.5x                 22.6x
Future 12 Months Earnings (Management           21.5x                 19.3x
Estimate)
Trailing 12 Months Earnings                     22.2x                 25.7x
Stated Book Value                               2.47x                 2.39x
Estimated Tangible Book Value                   2.64x                 2.57x
Tangible Book Premium To Deposits Value         24.3x                 19.7x

         KBW repeated this analysis for transactions announced between August 1, 1998 and February 10, 1999. The results were as follows:

         TRANSACTIONS ANNOUNCED BETWEEN AUGUST 1, 1998 AND FEBRUARY 10, 1999 CASH AND CASH/STOCK CONSIDERATION (4 TRANSACTIONS)

         MULTIPLE OF PRICE TO FACTOR

                                          COMPARABLE GROUP       REPUBLIC/UNION
           FACTOR CONSIDERED                  AVERAGE           PLANTERS MERGER
-------------------------------------------------------------------------------
Future 12 Months Earnings (I/B/E/S)             18.4x                 22.6x
Future 12 Months Earnings (Management           18.4x                 19.3x
Estimate)
Trailing 12 Months Earnings                     22.4x                 25.7x
Stated Book Value                               2.87x                 2.39x
Estimated Tangible Book Value                   3.30x                 2.57x
Tangible Book Premium To Deposits Value         30.4x                 19.7x

         KBW repeated this analysis for all stock transactions announced between January 1, 1998 and July 31, 1998. The results were as follows:

         TRANSACTIONS ANNOUNCED BETWEEN JANUARY 1, 1998 AND JULY 31, 1998 ALL STOCK CONSIDERATION (30 TRANSACTIONS)

         MULTIPLE OF PRICE TO FACTOR

                                          COMPARABLE GROUP       REPUBLIC/UNION
           FACTOR CONSIDERED                  AVERAGE           PLANTERS MERGER
-------------------------------------------------------------------------------
Future 12 Months Earnings (I/B/E/S)             24.1x                 22.6x
Future 12 Months Earnings (Management           24.1x                 19.3x
Estimate)
Trailing 12 Months Earnings                     25.9x                 25.7x
Stated Book Value                               3.36x                 2.39x
Estimated Tangible Book Value                   3.58x                 2.57x
Tangible Book Premium To Deposits Value         37.7x                 19.7x

         KBW repeated this analysis for all stock transactions announced between August 1, 1998 and February 2, 1999. The results were as follows:

         TRANSACTIONS ANNOUNCED BETWEEN AUGUST 1, 1998 AND FEBRUARY 2, 1999 ALL STOCK CONSIDERATION (8 TRANSACTIONS)

         MULTIPLE OF PRICE TO FACTOR

                                          COMPARABLE GROUP       REPUBLIC/UNION
           FACTOR CONSIDERED                  AVERAGE           PLANTERS MERGER
-------------------------------------------------------------------------------
Future 12 Months Earnings (I/B/E/S)             21.1x                 22.6x
Future 12 Months Earnings (Management           21.1x                 19.3x
Estimate)
Trailing 12 Months Earnings                     25.4x                 25.7x
Stated Book Value                               2.97x                 2.39x
Estimated Tangible Book Value                   3.41x                 2.57x
Tangible Book Premium To Deposits Value         35.5x                 19.7x

         No company or transaction used as a comparison in the above analysis is identical to Republic, Union Planters or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

         TRANSACTION ANALYSIS, CASH COMPARED TO STOCK. KBW reviewed the differences between consummation of a transaction involving cash consideration versus a transaction with stock consideration, because some bidders proposed stock transactions. KBW stated that a transaction involving cash consideration would have a fixed value regardless of market fluctuation, while a transaction involving stock consideration could fluctuate in value (both positively and negatively). KBW pointed out that transactions involving stock consideration expose the selling shareholders to market risk based on the volatility of the acquiring company's stock.

         One bidder offered a stock deal with a higher initial value than the $19.25 per share in cash offered by Union Planters. KBW pointed out that the stock of that particular bidder had shown significant volatility over the prior twelve months. Furthermore, the bidder required the transaction be consummated using pooling of interests accounting which would prevent directors and executive officers and shareholders owning 5% or more of Republic's shares from selling stock for a period of time after the closing of the transaction. (Directors and executive officers and shareholders owning 5% or more of Republic's shares own an aggregate of approximately 71% of all outstanding shares of Republic. See "BUSINESS OF REPUBLIC - Security Ownership of Certain Beneficial Owner and Management.")

         SELECTED PEER GROUP ANALYSIS. KBW compared the market performance of Republic to those of a group of comparable holding companies during the prior 12 months. The comparisons were based on price to earnings multiples at various points in time. The various time periods examined were:

                  /bullet/ February 12, 1998 (the date of the initial public offering of shares of common stock of Republic),

                  /bullet/ February 10, 1999

To perform this analysis, KBW used market price information as of February 12, 1998 and February 10, 1999. The peer groups examined were the KBW Southern Region Average, a peer group of 37 banking companies with market capitalizations between $2 million and $115 billion headquartered in the southeast followed by the KBW Research Department; the BankScan Average, a nationwide peer group of over 150 predominately banking companies with market capitalizations between $2 million and $120 billion followed by the KBW Research Department; and The Keefe Bank Index, a nationwide peer group of the largest (in terms of assets, $36 billion to $667 billion) 24 banking companies followed by the KBW Research Department.

KBW's analysis showed the following concerning Republic's market performance:

         MULTIPLE OF PRICE TO ESTIMATED ANNUAL EARNINGS(1)

          DATE                   RBCF             SOUTHERN           BANKSCAN        KBI          UNION           UNION
                                                   REGION                                       PLANTERS        PLANTERS
                                                                                                OFFER(2)        OFFERS(3)
-------------------------------------------------------------------------------------------------------------------------
February 12, 1998               16.4x               18.5x             17.8x         15.5x         22.6            19.3x
February 10, 1999               14.9x               15.2x             13.9x         14.5x         22.6            19.3x

         (1) Estimate of earnings by KBW's research department, unless otherwise indicated.
         (2) I/B/E/S estimate
         (3) Republic's management estimate

         Discounted Cash Flow Analysis. KBW estimated the present value of Republic's common stock assuming the shareholder held the stock through December 31, 2003 and then sold it at December 31, 2003. For purposes of this analysis, KBW utilized certain projections of Republic's future growth of assets, earnings and dividends. KBW prepared a sensitivity analysis calculating terminal values of the common stock for Republic as of December 31, 2003 by multiplying Republic's projected earnings per share for the year ended December 31, 2003 by a range of assumed multiples of stock price to earnings from 18.0x to 22.0x. These values were discounted to present value utilizing a discount rate of 12.0%. This rate was selected because, in KBW's experience, it represents the risk-adjusted rate of return that investors in securities such as the common stock of Republic would require. On the basis of these assumptions, KBW calculated a range of present values for Republic from $15.14 per share to $19.11 per share. These values were compared to the $19.25 offer from Union Planters.

         KBW STATED THAT THE DISCOUNTED CASH FLOW PRESENT VALUE ANALYSIS IS A WIDELY USED VALUATION METHODOLOGY BUT NOTED THAT IT RELIES ON NUMEROUS ASSUMPTIONS, INCLUDING ASSET AND EARNINGS GROWTH RATES, TERMINAL VALUES AND DISCOUNT RATES. THE ANALYSIS DID NOT PURPORT TO BE INDICATIVE OF THE ACTUAL VALUES OR EXPECTED VALUES OF REPUBLIC COMMON STOCK.

         OTHER ANALYSES. KBW reviewed the relative financial and market performance of Republic and Union Planters to a variety of relevant industry peer groups and indices. KBW also reviewed earnings estimates, balance sheet composition and other historical performance.

         In connection with its opinion dated as of the date of this proxy statement, KBW performed procedures to update, as necessary, certain of the analyses described above. KBW reviewed the assumptions on which the analyses described above were based and the factors considered in connection therewith. KBW did not perform any analyses in addition to those described above in updating its February 17, 1999 opinion.

         The board of Republic has retained KBW as an independent contractor to act as financial adviser to Republic regarding the merger. As part of its investment banking business, KBW is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, Republic and Union Planters. As a market maker in securities KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of Republic and Union Planters for KBW's own account and for the accounts of its customers. Republic and KBW have entered into an agreement relating to the services to be provided by KBW in connection with the merger. Republic has agreed to pay KBW a cash fee equal to 0.25% of the aggregate deal value at the consummation of the merger if Republic approved a merger agreement with one of four specific potential acquirors that had contacted Republic to discuss a potential merger on one or more occasions prior to the engagement of KBW. If Republic approved a merger agreement with any other party, Republic agreed to pay KBW a cash fee equal to 0.50% of the aggregate deal value. Union Planters was one of the specific potential acquirors cited by Republic and thus Republic has agreed to pay KBW a cash fee equal to 0.25% of the resulting aggregate deal value, or $1,031,186. Pursuant to the KBW engagement agreement, Republic also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify it against certain liabilities, including liabilities under the federal securities laws.

         In February 1998, KBW was the lead manager for Republic's initial public offering of common stock to shareholders. The offering raised gross proceeds of $34,500,000 million upon which KBW, a co-manager (CIBC Oppenheimer) and other underwriters received an aggregate fee equal to 7.0% of the gross proceeds or $2,415,000.

EFFECTIVE TIME OF THE MERGER

         Subject to the conditions to the obligations of the parties to effect the merger, the merger will become effective on the date and at the time the articles of merger reflecting the merger become filed with the Secretary of State of the State of Florida. Unless UPBNA and Republic agree otherwise, they will use reasonable efforts to cause the merger to become effective on the date designated by UPBNA that is within 20 days after the last to occur of:

         (1) the effective date of the last consent of any regulatory authority having authority over and approving or exempting the merger (taking into account any required waiting period);

         (2) the date on which Republic's shareholders approve the merger agreement, the plan of merger and the merger;

         (3) the date on which Republic Bank shareholders approve the merger agreement, the bank plan of merger and the merger of Republic Bank into UPBNA; and

         (4) the date on which all other conditions precedent, other than those conditions which relate to those actions to be taken at closing, to each party's obligations under the merger agreement have been satisfied or waived.

         UPBNA and Republic anticipate that the merger will become effective on or about July 16, 1999. However, delays could occur.

         UPBNA and Republic cannot assure you that the necessary shareholder approvals will be obtained or that other conditions to consummation of the merger and the Republic dissolution can or will be satisfied. Either Republic's or UPBNA's board of directors may terminate the merger agreement and the plan of merger if the merger is not completed by October 31, 1999, unless it is not completed because of the willful breach of the merger agreement by the party seeking termination. See "Conditions to Consummation of the Merger" and "Waiver, Amendment, and Termination."

DISTRIBUTION OF THE MERGER CONSIDERATION

         Promptly after the merger is completed, each former Republic shareholder will be mailed a letter of transmittal and instructions for the exchange of the certificates representing shares of Republic common stock for the merger consideration . UPBNA expects that UPBNA's Corporate Trust Department will serve as the exchange agent.

         YOU SHOULD NOT SEND IN YOUR CERTIFICATES UNTIL YOU RECEIVE A LETTER OF TRANSMITTAL AND INSTRUCTIONS.

         After you surrender to the exchange agent certificates for Republic common stock with a properly completed letter of transmittal, the exchange agent will mail you a check for the amount to which you are entitled (without interest), as provided in the merger agreement and plan of merger, together with all undelivered dividends or distributions in respect of your shares of Republic common stock (without interest thereon), if any. UPBNA will not be obligated to deliver the consideration to you, as a former Republic shareholder, until you have surrendered your Republic common stock certificates.

         If any Republic shareholder's common stock certificate has been lost, stolen or destroyed, the exchange agent will issue the merger consideration upon the shareholder's submission of an affidavit claiming the certificate to be lost, stolen or destroyed by the shareholder of record and the posting of a bond in such amount as UPBNA may reasonably direct as indemnity against any claim that may be made against UPBNA with respect to the certificate.

         At the time the merger becomes effective, the stock transfer books of Republic will be closed to Republic's shareholders and no transfer of shares of Republic common stock by any shareholder will thereafter be made or recognized. If certificates for shares of Republic common stock are presented for transfer after the merger becomes effective, they will be canceled and exchanged for a check for the amount (without interest) to which the shareholder is entitled as provided in the merger agreement and the plan of merger and any undelivered dividends on the Republic common stock.

CONDITIONS TO CONSUMMATION OF THE MERGER

         UPBNA , Republic Acquisition Corporation and Republic are required to complete the merger and the Republic dissolution only after the satisfaction of various conditions. These conditions include:

         (1) the holders of a majority of the shares of Republic common stock entitled to be cast must approve the merger agreement and the plan of merger and the holders of at least two-thirds of the shares of Republic Bank common stock entitled to be cast must approve the bank plan of merger;

         (2) UPBNA and Republic must receive certain required regulatory approvals;

         (3) as of the date the merger becomes effective, certain of the representations and warranties set forth in the merger agreement must be correct in all material respects and there cannot be any inaccuracies in all representations and warranties as a whole such as to have a material adverse effect on Republic or on its ability to consummate the merger;

         (4) Republic and UPBNA must perform all agreements and comply with all covenants set forth in the merger agreement in all material respects;

         (5) UPBNA and Republic must receive all other consents that may be required to complete the merger and the Republic dissolution or to prevent any default under any contract or permit which would be reasonably likely to have, individually or in the aggregate, a material adverse effect on Republic or UPBNA;

         (6) the absence of any law or order or any action taken by any court, governmental, or regulatory authority of competent jurisdiction prohibiting or restricting the merger or the Republic dissolution or making them illegal; and

         (7) certain other conditions must be satisfied, including the receipt of various certificates from the officers of Republic and UPBNA.

         Neither UPBNA nor Republic can assure Republic shareholders as to when or if all of the conditions to the merger can or will be satisfied or waived by the party permitted to do so. If the merger is not effected on or before October 31, 1999, the board of directors of either Republic or UPBNA may terminate the merger agreement and abandon the merger. See "Waiver, Amendment, and Termination"

REGULATORY APPROVAL

         The completion of the merger requires certain regulatory approvals. On May 19, 1999, the Office of the Comptroller of the Currency approved the bank merger. The Office of the Comptroller of the Currency has also approved the formation of Republic Acquisition Corp. UPBNA has confirmed with the Federal Reserve Bank of St. Louis that it will not require an application in connection with the acquisition of the shares of Republic common stock by UPBNA.

         The merger may not be consummated until the 30th day (which the Office of the Comptroller of the Currency may, with the concurrence of the United States Department of Justice, reduce to 15 days) following the date of the Office of the Comptroller of the Currency approval, during which time the United States Department of Justice is afforded the opportunity to challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the approval of the agency, unless a court of competent jurisdiction should specifically order otherwise.

         UPBNA and Republic are not aware of any other material governmental approvals or actions that are required to complete the merger, the Republic dissolution and the bank merger. Should any other approval or action be required, UPBNA and Republic contemplate that they would seek such approval or action.

         The applications for approval of the merger of Republic Bank and UPBNA and for approval of the formation of Republic Acquisition Corporation by UPBNA have been filed with the Office of the Comptroller of the Currency and are currently pending.

WAIVER, AMENDMENT AND TERMINATION

         To the extent permitted by law, the boards of directors of UPBNA and Republic may agree in writing to amend the merger agreement, whether before or after Republic's shareholders have approved the merger agreement and the plan of merger; provided, however, that after such approval by the Republic shareholders, no amendments may be made which modify, in any material respect, the consideration to be received by the holders of the Republic common stock without further approval of such shareholders. In addition, before or at the time the merger becomes effective, either Republic or UPBNA, or both, may waive any default in the performance of any term of the merger agreement by the other party or may waive or extend the time for the compliance or fulfillment by the other party of any and all of its obligations under the merger agreement. In addition, either UPBNA or Republic may waive any of the conditions precedent to its obligations under the merger agreement, unless a violation of any law or governmental regulation would result. To be effective, a waiver must be in writing and signed by a duly authorized officer of Republic or UPBNA, as the case may be.

         At any time before the merger becomes effective, the boards of directors of UPBNA and Republic may agree to terminate the merger agreement and the plan of merger. In addition, either Republic's board of directors or the UPBNA's board of directors may terminate the merger agreement in the following circumstances:

         (1) in certain circumstances, upon the inaccuracy of any representation or warranty of a party contained in the merger agreement if the inaccuracy cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such inaccuracy and which inaccuracy would provide the terminating party the ability to refuse to consummate the merger under the applicable standards set forth in the merger agreement (provided that the terminating party is not then in breach of any representation or warranty contained in the merger agreement under the applicable standard set forth in the merger agreement or in material breach of any covenant or other agreement contained in the merger agreement);

         (2) if a material breach by the other party of any covenant or agreement contained in the merger agreement cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach (provided that the terminating party is not then in breach of any representation or warranty contained in the merger agreement under the applicable standard set forth in the merger agreement or in material breach of any covenant or other agreement contained in the merger agreement);
                                      -28-

         (3) if any consent of any regulatory authority required to complete the merger or other transactions contemplated by the merger agreement has been denied by final nonappealable action, or if any action taken by such authority is not appealed within the time limit for appeal;

         (4) if the shareholders of Republic fail to approve the merger agreement, the plan of merger and the merger at the annual meeting; or

         (5) if the shareholders of Republic Bank fail to approve the plan of merger providing for the merger of Republic Bank into UPBNA; or

         (6) if the merger is not consummated by October 31, 1999, provided that the failure to consummate is not caused by any willful breach of the merger agreement by the party electing to terminate.

         If the merger agreement and the plan of merger are terminated, they will become void and have no effect, except that certain provisions of the merger agreement, including those relating to the obligations to share ceratin expenses, to consult with each other regarding any public disclosure materially related to the merger agreement and to maintain the confidentiality of certain information obtained, will survive. Termination of the merger agreement will not relieve any breaching party from liability for any uncured willful breach of a representation, warranty, covenant, or agreement. The termination Fee Agreement is governed by its own terms as to its termination. See "Expenses and Fees" and "Termination Fee Agreement."

CONDUCT OF BUSINESS PENDING THE MERGER

         The merger agreement obligates Republic to conduct its business only in the usual, regular, and ordinary course before the merger and the Republic dissolution become effective and impose certain limitations on the operations of Republic and its banking subsidiary. These items are listed in Article 7 of the Merger Agreement which is attached as Appendix A to this proxy statement. The Merger Agreement authorizes Republic to declare and pay regular quarterly dividends on the Republic common stock at a rate not in excess of $0.10 per share with usual and regular record and payment dates in accordance with Republic's past practices. Republic traditionally declares quarterly dividends in arrears during the first month of the quarter following the quarter for which the dividend is paid. However, UPBNA and Republic have agreed that any regular quarterly dividend declared by the board of directors of Republic for the quarterly period during which the effective time of the merger occurs shall be declared prior to the effective time and shall be payable in an amount determined by the board of directors of Republic not in excess of $0.10 multiplied by a fraction, the numerator of which shall be the number of full days in such quarterly period elapsed prior to the effective time and the denominator of which shall be the number of days in such quarterly dividend period.

         Republic has also agreed that neither it nor any of its representatives will directly or indirectly solicit any proposal for the acquisition of Republic or, except to the extent necessary to comply with the fiduciary duties of Republic's board of directors as advised by its counsel, furnish any non-public information concerning Republic that it is not legally obligated to furnish, negotiate with respect to, or enter into any contract with respect to, any proposal to acquire Republic.

         UPBNA and Republic have also agreed not to take any action that would
(a) materially adversely affect their ability to obtain any consents required for the merger or the Republic dissolution, or (b) materially adversely affect their ability to perform their covenants and agreements under the merger agreement.

AGREEMENT TO VOTE IN FAVOR OF THE MERGER

         Rebank Netherlands Antilles, N.V. ("Rebank") and each member of the board of directors of Republic has entered into a written agreement with UPBNA to vote, as shareholders, in favor of approval of the merger agreement and the merger. Rebank and the members of Republic's board hold in the aggregate approximately 59.2% of the outstanding shares of Republic, which number is sufficient to approve the merger.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

         Upon completion of the merger, the directors of Republic will not continue in office. Republic and UPBNA have agreed that Oscar Bustillo, Jr., the Chief Executive Officer and President of Republic and the Chairman of the Board, Chief Executive Officer and President of Republic Bank, will be appointed President of UPBNA's banking operations in Miami. The merger will not change the present board of directors of UPBNA. For additional information regarding the interests of certain person in the merger, see "Interests of Certain Persons in the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         GENERAL. Certain members of Republic's management and Republic's board of directors may be deemed to have certain interests in the merger that are in addition to their interests as shareholders of Republic generally. Republic's board of directors was aware of these interests and considered them among other matters, in approving the merger agreement, the plan of merger and the merger.

         CHANGE OF CONTROL PAYMENT. Republic Bank has entered into employment agreements with the following nine senior officers: Oscar Bustillo, Jr., Fernando Martinez, Bernardo Argudin, Felix Garcia, Rafael Quintana, Edward Holden, Orlando Quintero, George Quintero and Barbara Yvonne Debesa Hernandez. Each employment agreement contains a provision stating that in the event of a change of control of Republic Bank, if the officer who is a party to the employment agreement does not voluntarily terminate his employment with Republic Bank within the three-month period following consummation of the change of control, the officer will be entitled to be paid a lump sum payment equal to the product of two times (in the case of Messrs. Bustillo, Garcia and Argudin), or one time (in the case of Messrs. Martinez, Quintana, Holden and G. Quintero and Ms. Hernandez) the sum of his or her then base salary and an amount equal to the incentive compensation earned by the officer with respect to the fiscal year immediately preceding the change of control, or in the event the incentive compensation has not been paid for such year as of the date of the change of control, then an amount equal to the incentive compensation earned by the officer for the penultimate year prior to the change of control.

         The merger will constitute a change of control of Republic Bank and, accordingly, if the foregoing condition is satisfied, the indicated individuals will be entitled to receive the following amounts:

         SENIOR OFFICER                  PAYMENT AMOUNT
---------------------------------  ---------------------------
Oscar Bustillo, Jr.                         $880,000
Fernando Martinez                           $188,000
Bernardo Argudin                            $376,000
Felix Garcia                                $364,000
Rafael Quintana                             $172,000
Edward Holden                               $155,000
George Quintero                             $140,500
Barbara Yvonne Debesa Hernandez             $100,000

         The employment agreement of Orlando Quintero ends on his sixty-fifth birthday, which is expected to occur prior to consummation of the merger. As a result, it is not anticipated that Mr. Quintero will receive the amount which otherwise would have been due him because of the change in control.

         STOCK OPTIONS. All of the directors and executive officers of Republic and Republic Bank own options to purchase Republic common stock. These options were issued under Republic's 1998 Stock Option Plan. If the merger is consummated, options granted under Republic's stock option plan that are outstanding, whether or not exercisable, will be converted into the right to receive from UPBNA a check in an amount equal to $4.25, which is the difference between $19.25 and the $15.00 price at which the holder of a Republic option may purchase a share of Republic common stock to which such Republic option relates. See "Settlement of Republic Options."

         The following table shows you how many Republic options the Republic directors and the Republic and Republic Bank executive officers own as of the date of this Proxy Statement.

                                                           WEIGHTED
                                                            AVERAGE      AGGREGATE VALUE
                                            STOCK       EXERCISE PRICE   BASED ON MERGER
                                        OPTIONS HELD      PER OPTION          PRICE
                                        ------------    --------------   ---------------
Bernardo Argudin                           50,000           $ 15.00         $212,500.00
Jose P. Bared                              10,000           $ 15.00          $42,500.00
John H. Blake                              10,000           $ 15.00          $42,500.00
Oscar Bustillo, Jr.                       100,000           $ 15.00         $425,000.00
Felix M. Garcia                            50,000           $ 15.00         $212,500.00
Edward F. Holden                           30,000           $ 15.00         $127,500.00
Estefano Isaias                            10,000           $ 15.00          $42,500.00
Roberto Isaias                             10,000           $ 15.00          $42,500.00
William Isaias                             10,000           $ 15.00          $42,500.00
Milton H. Lehr                             10,000           $ 15.00          $42,500.00
Fernando Martinez                          30,000           $ 15.00         $127,500.00
Rafael Quintana                            30,000           $ 15.00         $127,500.00
Orlando Quintero                           30,000           $ 15.00         $127,500.00
Fernando Tamayo                            10,000           $ 15.00          $42,500.00

  Directors and Executive Officers        390,000           $ 15.00       $1,657,500.00
       as a Group (14 persons)

         INDEMNIFICATION. UPBNA has agreed to indemnify the present and former directors, officers, employees, and agents of Republic and its subsidiaries against certain liabilities arising out of actions or omissions occurring at or prior to the time the merger, the Republic dissolution and the bank merger become effective (including the merger, the Republic dissolution and the bank merger) to the full extent permitted under Florida law, Republic's articles of incorporation and bylaws, and any indemnity agreements previously entered into by Republic or any of its subsidiaries and any director, officer, employee, or agent of Republic or any of its subsidiaries. This provision of the Agreement is consistently included in Union Planters' standard form merger agreement. These obligations will be assumed by UPBNA upon completion of the merger.

         OWNERSHIP OF UNION PLANTERS' STOCK. Rafael Quintana and Edward Holden, executive officers of Republic Bank, own 1,000 and 850 shares, respectively, of Union Planters' common stock.

ACCOUNTING TREATMENT

         The merger will be accounted for as a purchase. Under the purchase method of accounting, the recorded amounts of the assets and liabilities of Republic will be valued at their fair value at the time of the merger. The excess of the consideration that UPBNA pays over the fair value of Republic's assets will be recorded as goodwill on UPBNA's financial statements. Since Republic is not considered significant to UPBNA from a financial statement presentation standpoint, the operating results will be included in UPBNA's results from the effective time of the merger forward.

EXPENSES AND FEES

         UPBNA and Republic will each pay its own expenses in connection with the merger, including filing application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of UPBNA and Republic will bear and pay the filing fees and printing costs incurred in connection with this proxy statement based on the relative asset sizes of the parties at September 30, 1998.

TERMINATION FEE AGREEMENT

         Republic and UPBNA have entered into a termination fee agreement which requires Republic to pay UPBNA $11.0 million if, as a result of certain circumstances described below, the merger is not consummated. Republic entered into the termination fee agreement as an inducement and as a condition to UPBNA entering into the merger agreement.

         The termination fee agreement provides that Republic must pay UPBNA the termination fee if all of the following conditions are met:

         (1) the board of directors of UPBNA terminates the merger agreement because:

                  (a) a material breach by Republic of any covenant or agreement contained in the merger agreement cannot be or has not been cured within 30 days after the giving of written notice to Republic of such breach; PROVIDED THAT, UPBNA cannot then be in breach of any representation or warranty contained in the merger agreement under the applicable standard set in the merger agreement or in material breach of any covenant or other agreement contained in the merger agreement;

                  (b) the shareholders of Republic fail to vote their approval of the merger agreement at the shareholders' meeting where the merger was presented to the shareholders for approval and voted upon; or

                  (c) the shareholders of Republic Bank fail to vote their approval of the bank plan of merger and the bank merger as required by the National Bank Act at the Republic Bank shareholders' meeting where the bank merger was presented to Republic Bank shareholders for approval and voted upon; and

         (2) before or at the same time as the termination one of the following events shall have occurred:

                  (a)      the Republic board of directors shall have:

                           /bullet/ failed to approve or recommend the merger
                                    agreement or the merger,

                           /bullet/ withdrawn or modified in a manner adverse to
                                    UPBNA its approval or recommendation of the merger agreement or the merger, or

                           /bullet/ resolved or publicly announced an intention
                                    to do either of the foregoing;

                  (b) Republic or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the SEC), or the Republic board of directors shall have:

                           /bullet/ recommended that the shareholders of
                                    Republic approve any Acquisition Proposal
                                    (as such term is defined below) or

                           /bullet/ entered into an agreement with respect to,
                                    authorized, approved, proposed or publicly announced its intention to enter into, any Acquisition Proposal;

                  (c) the merger agreement shall not have been approved at a meeting of Republic shareholders which has been held for that purpose prior to termination of the merger agreement in accordance with its terms, if prior thereto it shall have been publicly announced that any person (other than UPBNA or any of its subsidiaries) shall have made, or disclosed an intention to make, an Acquisition Proposal;

                  (d) any person (together with its affiliates and associates) or group (as such terms are used for purposes of Section 13(d) of the Exchange Act) (other than UPBNA and its subsidiaries) shall have acquired beneficial ownership (as such term is used for purposes of Section 13(d) of the Exchange Act) or the right to acquire beneficial ownership of 20% or more of the then outstanding shares of the stock then entitled to vote generally in the election of directors of Republic or a Significant Subsidiary;
                           or

                  (e) following the making of an Acquisition Proposal, Republic shall have breached any covenant or agreement contained in the merger agreement such that UPBNA would be entitled to terminate the merger agreement under Section 10.1 thereof (without regard to any grace period provided for therein) unless such breach is promptly cured without jeopardizing consummation of the merger pursuant to the terms of the merger agreement; and

         (3) before, concurrently, or within 12 months after the termination, the consummation of one of the following has occurred:

                  (a) a merger or consolidation, or any similar transaction, involving Republic or any Significant Subsidiary (other than mergers, consolidations or similar transactions involving solely Republic and one or more wholly owned subsidiaries of Republic and other than a merger or consolidation as to which the common shareholders of Republic immediately prior thereto in the aggregate own at least 70% of the common stock of the publicly held surviving or successor corporation (or any publicly held parent company thereof) immediately following consummation thereof);

                  (b) a purchase, lease or other acquisition of all or substantially all of the assets or deposits of Republic or any Significant Subsidiary; or

                  (c) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 50% or more of the voting power of Republic or any significant subsidiary.

         An "Acquisition Proposal" shall mean in each case, with respect to any of the transactions listed above in paragraph (3) with a counterparty other than the parent of Republic or any of Republic's subsidiaries (except that the percentage reference contained in subparagraph (3)(c) shall be 20% rather than 50%), any of the following:

         /bullet/ a publicly announced proposal;

         /bullet/ a regulatory application of or notice (whether in draft or final form);

         /bullet/ an agreement or understanding;

         /bullet/ a disclosure of an intention to make a proposal; or

         /bullet/ an amendment to any of the foregoing, made or filed on or after the date of the termination fee agreement.

         However, provided that Republic is not in material breach of any of its covenants or agreements contained in the merger agreement, Republic will not be obligated to pay the termination fee if Union Planters is in material breach of any of the covenants or agreements contained in the merger agreement entitling Republic to terminate the merger agreement, without regard to any grace period provided for in the merger agreement.

EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS

         Upon consummation of the proposed merger, the shareholders of Republic shall be entitled to receive a check from UPBNA in the amount of $19.25, without interest, for each of their shares of Republic common stock, and shall cease to be shareholders of Republic. The shareholders of Republic do not have dissenters' rights as a result of the merger. See "ANNUAL MEETING OF REPUBLIC SHAREHOLDERS - Dissenters' Rights."

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                            INTENTIONALLY LEFT BLANK

             BUSINESS OF UPBNA AND REPUBLIC ACQUISITION CORPORATION

         UPBNA, a wholly-owned, second-tier subsidiary of Union Planters, provides a diversified range of financial services in the communities in which it operates. It is Union Planters' principal banking subsidiary. On December 31, 1998, UPBNA had consolidated assets of approximately $27.4 billion, consolidated loans of approximately $17.0 billion, consolidated deposits of approximately $21.3 billion, and consolidated shareholders' equity of approximately $2.4 billion. As of March 5, 1999, UPBNA had 774 banking offices and 937 ATMs in 12 states. UPBNA's headquarters are located at 7130 Goodlett Farms Parkway, Memphis, Tennessee 38018 and its telephone number is (901) 580-6000.

         Republic Acquisition Corporation is a Florida corporation formed by UPBNA solely to facilitate the proposed acquisition of Republic by UPBNA. The only activity conducted by Republic Acquisition Corporation will be to merge with and into Republic. Except for activities related to the merger agreement and the related plan of merger, Republic Acquisition Corporation will not engage in any operations. Upon consummation of this merger, Republic will become a wholly-owned subsidiary of UPBNA, and the separate existence of Republic Acquisition Corporation will cease. Republic Acquisition Corporation's headquarters are located at 2800 Ponce de Leon Boulevard, Coral Gables, Florida 33134 and its telephone number is (305) 441-7300.

                              BUSINESS OF REPUBLIC

GENERAL

         Republic is a bank holding company registered pursuant to the provisions of the Bank Holding Company Act of 1956, as amended (the "BHCA"), and conducts its operations through its 99.6% owned banking subsidiary, Republic Bank. In this section of the Proxy Statement, Republic and Republic Bank are collectively referred to as the "Company" unless otherwise provided herein. Republic was incorporated as a business corporation under the laws of the State of Florida in 1970 and Republic Bank was chartered in 1965 as a national bank with one banking office in Miami, Florida. Since its formation, Republic has derived substantially all of its revenues and income from the operations of Republic Bank.

         The Company's headquarters are located at 2800 Ponce de Leon Boulevard, Coral Gables, Florida 33134, and its telephone number is (305) 441-7300.

         Additional information with respect to Republic and its majority-owned subsidiary Republic Bank is included in documents incorporated by reference in this proxy statement. Copies of such documents, consisting of Republic's Annual Report for the fiscal year ended December 31, 1998, accompany this proxy statement.

MARKET POSITION

         Republic Bank, since its formation, has acted as a community bank, serving the needs of businesses and individuals located in Miami-Dade County, Florida. The Company believes that Miami-

Dade County, Florida is an attractive market for operating a community bank. Miami-Dade County has a population of more than 2 million, representing more than 14% of the population of the State of Florida and accounting for approximately 18.7% of FDIC insured deposits. Miami-Dade County ranks first in population and first in deposits in the State of Florida. Republic Bank holds approximately a 3.4% market share of deposits in Miami-Dade County as of June 30, 1998 ranking it as the eighth largest institution in the county based on deposit market share. The largest market share held by a single financial institution is approximately 17.7%.

         Historically, Republic Bank has catered primarily to the growing Cuban population, which has become a major economic force in Miami-Dade County, Florida, and to other Hispanic populations. In 1996, Hispanics represented a majority of the population of Miami-Dade County, Florida. These populations remain the core of Republic Bank's client base. Management believes that approximately 90% of the Company's customers are Hispanic.

         Although 93% of Republic Bank's branch deposits and 25 of its branches are located in Miami-Dade County, Florida, the Company has in recent years established two branches in adjoining Broward County, Florida and has expanded its lending activities in this adjacent county.

BUSINESS STRATEGY

         This section discusses the business strategy that has been followed by the Company. If the merger is consummated, the Company will no longer exists. The business of the Company will become the business of UPBNA and the strategy of the business will be determined by UPBNA.

         The consolidation of financial institutions in south Florida has reduced the number of locally-headquartered commercial banks. The Company believes that this has created a niche for Republic Bank as a community bank which focuses on establishing long-term relationships with its customers and in providing responsive and personalized service to its customers. The Company's community banking style emphasizes local decision-making ability by its management and accessibility of its senior management to customers. The Company also attempts to make decisions for customers quickly and to modify its products, if appropriate, to match the needs of its customers. The Company believes that these attributes allow the Company to compete effectively against larger, regional financial institutions operating in south Florida. In addition, the Company believes that Republic Bank's larger capital base, larger branch network and broader product mix enable it to compete effectively against smaller community banks operating in south Florida.

         The Company's location in south Florida, which is also the location of many businesses and individuals who engage in substantial trade with Latin America and the Caribbean, and the Company's relationships with the Hispanic community in Miami-Dade County, Florida, have enabled the Company to be active in trade financing activities and in private banking operations with customers in Latin America and the Caribbean. The Company derives a significant portion of its deposits, loans and fee income from these customers.

LENDING ACTIVITIES

         Republic Bank's lending activities consist of community bank lending activities and international lending activities.

         Republic Bank in its domestic lending activities is primarily a commercial lender, but offers an array of commercial and consumer lending products. Republic Bank in its local lending activities also makes loans to foreign-domiciled borrowers secured by domestic collateral or guarantees. Republic Bank is also engaged in international lending, primarily trade financing for correspondent banks and for local commercial customers who are importing from or exporting to Latin America or the Caribbean.

         Republic Bank has a diversified loan portfolio. At December 31, 1998, Republic Bank's loan portfolio consisted of: $256 million in commercial real estate loans or 24.7% of gross loans; $228 million in domestic commercial loans or 22.1% of gross loans; $155 million in residential first mortgage loans to domestic borrowers or 15.0% of gross loans; $141 million in construction loans or 13.7% of gross loans; $115 million in foreign bank loans or 11.2% of gross loans; $30 million in foreign government loans or 2.9% of gross loans; $54 million in loans to other foreign domiciled borrowers, including loans secured by domestic real estate or other domestic collateral, or 5.3% of gross loans; and 5.1% of gross loans in consumer and other loan categories.

DEPOSITS AND BRANCH OFFICES

         Lending and investment activities are funded primarily from deposits which represented 81.6% of total liabilities and stockholders' equity at December 31, 1998. Republic Bank attracts deposits through a network of 27 retail branches, 25 of which are located in Miami-Dade County, Florida, and two of which are located in Broward County, Florida. Republic Bank has built its deposit base through de novo expansion as well as through acquisitions. From 1988 to 1991, Republic Bank acquired branch locations and deposits from four failed financial institutions being liquidated by the FDIC and the RTC. In 1995, Republic Bank expanded its offices in Miami-Dade County and entered into Broward County, Florida with the acquisition of the Plaza Bank of Miami.

         In addition to its retail branch deposit base, Republic Bank obtains significant deposits as the result of its significant relationships throughout Latin America and the Caribbean and from foreigners who travel to south Florida. At December 31, 1998, $328 million of Republic Bank's deposits were from foreign-domiciled customers or correspondent banks.

CONCENTRATION OF DEPOSITS

         A significant portion of the Company's deposits are comprised of certificates of deposit and other time deposits in amounts in excess of $100,000. At December 31, 1998, approximately $305 million or 23.7% of the total deposits were comprised of time deposits in amounts in excess of $100,000. Of this total, Florida public entity deposits amounted to approximately $87 million or 6.8% of total deposits. Most of such deposits closely match the maturity of the Company's assets. In the event that more deposits were withdrawn at or prior to their respective maturities than anticipated, the Company could be required to satisfy such deposit amounts through the (i) sale of short-term investments,
(ii) borrowings utilizing its investment portfolio as collateral, (iii) sale of FNMA qualified residential mortgage loans, (iv) discount of bankers' acceptances or (v) liquidation of certain investments. Although management believes that it has historically been successful in matching the maturity dates of these deposits against its loan portfolio, there can be no assurance that the Company will continue to be successful or that it would not ultimately be required to liquidate assets or take other steps in order to satisfy such deposit amounts.

BORROWINGS

         The Company uses borrowings as part of its asset and liability management practices, primarily to fund investment activities. Borrowings are generally collateralized by identified Company assets. At December 31, 1998, the Company had $108 million in borrowings, representing 6.9% of its total liabilities and stockholders' equity. Borrowings are of a short term nature ranging from overnight to a final original maturity of three years.

ECONOMIC RISKS

         The Company's success is dependent to a significant extent upon general economic conditions in Florida, particularly south Florida, and Latin America and the Caribbean. General economic conditions include such factors as the south Florida real estate market, inflation, recession, unemployment and other factors beyond the Company's control.

         During the 1980s, many of the countries in Latin America and the Caribbean experienced severe economic difficulties, including periods of slow or negative growth, large government budget deficits, high inflation, currency devaluations, government influence over the private sector, nationalization and expropriation of assets, vulnerability to weakness in world prices for commodity exports (particularly in smaller countries), large foreign indebtedness on the part of their governments, and exchange controls and unavailability of foreign exchange, including United States dollars. As a result, many governments and public and private institutions in this region were unable to make interest and principal payments on their external debt. Much of this external debt has now been restructured to provide for extensions of repayment schedules, grace periods during which payments of principal are suspended and, in certain cases, reduced rates of interest. In the 1990s, there have been significant improvements in the economies of many countries in this region. However, there have been recent, serious economic downturns for some countries in this region, particularly Brazil and Ecuador, and there can be no assurance that widespread economic difficulties will not be experienced by other countries in this region at some time in the future. Any such downturn could adversely affect business in Latin America and the Caribbean and could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

         During the mid-1980s, adverse economic conditions in Latin America adversely affected the south Florida economy. In the 1990s, the economy has improved in part due to economic growth in Latin America. Although the south Florida economy has strengthened, it remains susceptible to adverse effects resulting from adverse conditions in the south Florida real estate markets, a decline in tourism, or adverse economic conditions or recession in the national economy or in Latin America or the Caribbean.

Economic recession over a prolonged period or other economic dislocation in south Florida, Latin America or the Caribbean could cause increases in non-performing assets, thereby causing operating losses, impairing liquidity and eroding capital. There can be no assurance that future adverse changes in the Florida, Latin American or Caribbean economies would not have a material adverse effect on the Company's financial condition, results of operations or cash flows.

POLITICAL RISKS

         Democracy has largely prevailed in Latin America and the Caribbean since the early 1990s, and was endorsed as a key, shared principle at the Presidential Summit of the Americas celebrated in Miami, Florida in December 1994 among 37 Presidents representing various Hemispheric nations. Nevertheless, many Latin American and Caribbean countries have a history of political instability involving periodic, non-democratic forms of government. A number of these countries have also experienced or are experiencing popular unrest, internal insurgencies, terrorist activities, hostilities with neighboring countries, drug trafficking and authoritarian military governments. A return to such non-democratic forms of government or expansion of such destabilizing activities in one or more of the key countries in Latin America or the Caribbean could affect investors' confidence not only in these countries, but in Latin America and the Caribbean as a whole, reducing trade with such countries. This could have a material adverse effect on the south Florida economy generally and on the Company's lending and financing activities in Latin America and the Caribbean and, consequently, on the Company's business, prospects, financial condition and results of operations.

TRADEMARKS AND INTELLECTUAL PROPERTY

         The Company owns eight registered domestic U.S. trademarks or service marks, and has three pending applications for registration. All of the pending applications are currently subject to a concurrent use proceeding before the United States Patent and Trademark Office (concurrent use proceeding No. 791). These pending applications relate to the use of the proposed trademarks "RNB Republic Bank", "Republic National Bank" and "Republic National Bank of Miami." Pursuant to the proceeding, the Company is seeking the right to the exclusive use of the marks subject to pending applications in certain Florida counties; however, this proceeding is currently stayed.. The pending applications are contested by several parties. Management believes that the Company's inability to obtain federal registration of the foregoing trademarks would not have a material adverse effect on the Company.

         In August 1998, Republic Bank commenced a civil action in the United States District Court for the Southern District of Florida against a state bank named "Republic Bank", for trademark infringement and unfair competition under the Lanham Act and under Florida statutory and common law. The case is currently in the discovery stage. Consequently, management is unable to predict with any certainty the extent to which an adverse outcome of the proceeding may have a material adverse effect upon the Company.

YEAR 2000

         Almost all of the Company's operations are supported by accounting and recordkeeping computerized systems and are dependent on the capability of software applications and operating systems to function properly in the year 2000. In October 1998, the Company converted , under a license with its main existing software vendor, all of its loan, deposit and principal accounting applications to a year 2000 compliant system, replacing an existing licensing arrangement which was to expire in 1999. This new software has required additional hardware capacity. Costs associated with this endeavor are related to the expiring software license replacement and hardware acquisition and are not principally the result of the year 2000 programming, as the Company would have incurred these costs regardless of the year 2000 issue. The new software licensing agreement and the additional hardware leases resulted in capital expenditures of approximately $362,000 and will increase 1999 operating costs by an estimated $400,000.

         The Company has upgraded all critical software applications to be year 2000 compliant and has completed testing of the renovated systems for year 2000 compliance. Banking regulators require completion of the testing phase by June 1999.

         The Company has evaluated the impact of the year 2000 on other smaller software applications, PC computer hardware and other equipment, including telephone systems, elevators and air conditioning systems and is in the process of upgrading necessary hardware and software of the non-critical applications. The Company believes that all essential information technology and non-information technology systems will be year 2000 compliant and that the costs associated with year 2000 compliance will not be material to the Company. Capital expenditures associated with the year 2000 are estimated at approximately $700,000 and are within the normal equipment replacement cycle of the Company.

         The Company has and continues to assess through direct communication whether customers, vendors, service providers and funds providers may have compliance issues which will affect their interaction with the Company. No assurance can be given that the systems of customers, vendors, service providers and funds providers will be year 2000 compliant and that the failure to achieve year 2000 compliance by such third parties will not have a materially adverse effect on the Company's business.

         The Company's normal contingency plans include off-site recovery at a back-up facility as well as limited manual processing capabilities. Specific contingency plans have been developed targeted at the year 2000 event which consider disruptions in the infrastructure that supports the Company's operating environment.

COMPETITION

         Republic Banking business is highly competitive, and the profitability of the Company depends principally upon the Company's ability to compete in the market areas in which its banking operations are located. The Company competes for loans, deposits and other matters with other commercial banks, savings banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms and asset-based non-bank lenders which may offer more favorable financing than the Company. In Miami-Dade County, the Company competes with similarly sized local financial institutions, regional and multi-regional financial institutions and smaller community banks, although its size, including the number of branches, and a higher legal lending limit, give it certain competitive advantages with respect to the smaller community banks. In Broward County, the Company competes primarily with regional and multi-regional financial institutions. Many of the foregoing institutions also are the primary competitors of the Company for employees.

          Many of the Company's competitors, including the regional and multi-regional financial institutions, have greater financial and other resources than the Company. The Company believes that it has been able to compete effectively with other financial institutions by emphasizing customer service, through local decision-making, by establishing long term customer relationships and building customer loyalty and by designing its loan products to address the specific needs of its customers, when appropriate. Although the Company has been able to compete effectively with other financial institutions in the past, no assurances may be given that the Company will continue to be able to compete effectively in the future. In addition, various legislative acts in recent years have led to increased competition among financial institutions. As a result of these acts, most barriers to entry in the south Florida market by out-of-state financial institutions have been eliminated. There can be no assurance that the United States Congress or the Florida legislature will not enact legislation that may further increase competitive pressures on the Company. Competition from both financial and non-financial institutions is expected to continue.

REGULATION

         The supervision and regulation of bank holding companies and their subsidiaries is intended primarily for the protection of depositors, the deposit insurance funds of the Federal Deposit Insurance Corporation (the "FDIC") and Republic Banking system as a whole, and not for the protection of Republic Bank holding company, shareholders or creditors. The federal banking agencies have broad enforcement power over bank holding companies and banks including the power to impose substantial fines and other penalties for violations of laws and regulations.

         The following description summarizes some of the laws to which the Company is subject. References herein to applicable statutes and regulations are brief summaries thereof, do not purport to be complete, and are qualified in their entirety by reference to such statutes and regulations.

         REPUBLIC. Republic is a bank holding company registered under the BHCA, and as such it is subject to supervision, regulation and examination by the Board of Governors of the Federal Reserve System (the "FRB"). The BHCA and other federal laws subject bank holding companies to particular restrictions on the types of activities in which they may engage in, and to a range of supervisory requirements and activities, including regulatory enforcement actions for violations of laws and regulations.

         REGULATORY RESTRICTIONS ON DIVIDENDS; SOURCE OF STRENGTH. It is the policy of the FRB that bank holding companies should pay cash dividends on common stock only out of income available over the past year and only if prospective earnings retention is consistent with the organization's expected future needs and financial condition. The policy provides that bank holding companies should not maintain a level of cash dividends that undermines Republic Bank holding company's ability to serve as a source of strength to its bank subsidiaries.

         Under FRB policy, a bank holding company is expected to act as a source of financial strength to each of its bank subsidiaries and commit resources to their support. Such support may be required at times when, absent this FRB policy, a holding company may not be inclined to provide it. As discussed below, a bank holding company in certain circumstances could be required to guarantee the capital plan of an undercapitalized bank subsidiary.

         In the event of a bank holding company's bankruptcy under Chapter 11 of the U.S. Bankruptcy Code, the trustee will be deemed to have assumed and is required to cure immediately any deficit under any commitment by the debtor holding company to any of the federal banking agencies to maintain the capital of an insured depository institution, and any claim for breach of that obligation will generally have priority over most other unsecured claims.

         ACTIVITIES "CLOSELY RELATED" TO BANKING. The BHCA prohibits a bank holding company, with certain limited exceptions, from acquiring direct or indirect ownership or control of any voting shares of any company which is not a bank or from engaging in any activities other than those of banking, managing or controlling banks and certain other subsidiaries, or furnishing services to or performing services for its subsidiaries. One principal exception to these prohibitions allows the acquisition of interests in companies whose activities are found by the FRB, by order or regulation, to be so closely related to banking or managing or controlling banks, as to be a proper incident thereto. Some of the activities that have been determined by regulation to be closely related to banking are making or servicing loans, performing certain data processing services, acting as an investment or financial advisor to certain investment trusts and investment companies, and providing securities brokerage services. Other activities approved by the FRB include the provision of consumer financial counseling, tax planning and tax preparation, futures and options advisory services, check guaranty services, collection agency and credit bureau services, and personal property appraisals.

         In approving acquisitions by bank holding companies of companies engaged in banking-related activities, the FRB considers a number of factors and weighs the expected benefits to the public (such as greater convenience and increased competition or gains in efficiency) against the risks of possible adverse effects (such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsafe and unsound banking practices). The FRB is also empowered to differentiate between activities commenced de novo and activities commenced through acquisition of a going concern.

         SECURITIES ACTIVITIES. The FRB has approved applications by bank holding companies to engage, through non-bank subsidiaries, in certain securities-related activities (underwriting of municipal revenue bonds commercial paper, consumer receivable-related securities and one-to-four family mortgage-backed securities), provided that the affiliates would not be "principally engaged" in such activities for purposes of Section 20 of the Glass-Steagall Act. In limited situations, holding companies may be able to use such subsidiaries to underwrite and deal in corporate debt and equity securities.

         SAFE AND SOUND BANKING PRACTICES. Bank holding companies are not permitted to engage in unsafe and unsound banking practices. The FRB's Regulation Y, for example, generally requires a holding company to give the FRB prior notice of any redemption or repurchase of its own equity securities, if the consideration to be paid, together with the consideration paid for any repurchases or redemptions in the preceding year, is equal to 10% or more of the company's consolidated net worth. The FRB may oppose the transaction if it believes that the transaction would constitute an unsafe or unsound practice or would violate any law or regulation. Depending upon the particular facts and circumstances, the FRB could take the position that paying a dividend would constitute an unsafe or unsound banking practice.

         The FRB has broad authority to prohibit activities of bank holding companies and their non-banking subsidiaries which represent unsafe and unsound banking practices or which constitute violations of laws or regulations, and can assess civil money penalties for certain activities conducted on a knowing and reckless basis, if those activities caused a substantial loss to a depository institution. The penalties can be as high as $1,000,000 for each day the activity continues.

         ANTI-TYING RESTRICTIONS. Banks are prohibited from tying the provision of certain services, such as extensions of credit, to other services offered by an affiliated bank holding company or its affiliates.

         CAPITAL ADEQUACY REQUIREMENTS. The FRB has adopted a system using risk-based capital guidelines to evaluate the capital adequacy of bank holding companies. Under the guidelines, specific categories of assets are assigned different risk weights, based generally on the perceived credit risk of the asset. These risk weights are multiplied by corresponding asset balances to determine a "risk-weighted" asset base. The guidelines require a minimum total risk-based capital ratio of 8.0% (of which at least 4.0% is required to consist of Tier 1 capital elements). Total capital is the sum of Tier 1 and Tier 2 capital. As of December 31, 1998, the Company's ratio of Tier 1 capital to total risk-weighted assets was 16.6%, and its ratio of total capital to total risk-weighted assets was 17.9%. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Capital Resources."

         In addition to the risk-based capital guidelines, the FRB uses a leverage ratio as an additional tool to evaluate the capital adequacy of bank holding companies. The leverage ratio is a company's Tier 1 capital divided by its adjusted average total consolidated assets. Certain highly-rated bank holding companies may maintain a minimum leverage ratio of 3.0%, but other bank holding companies may be required to maintain a leverage ratio of up to 200 basis points above the regulatory minimum. As of December 31, 1998, the Company's leverage ratio was 10.3%. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Capital Resources."

         The federal banking agencies' risk-based and leverage ratios are minimum supervisory ratios generally applicable to banking organizations that meet certain specified criteria, assuming that they have the highest regulatory rating. Banking organizations not meeting these criteria are expected to operate with capital positions above the minimum ratios. The federal bank regulatory agencies may set capital requirements for a particular banking organization that are higher than the minimum ratios when circumstances warrant. FRB guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions above the minimum supervisory levels, without significant reliance on intangible assets.

         IMPOSITION OF LIABILITY FOR UNDERCAPITALIZED BANK SUBSIDIARIES. Bank regulators are required to take "prompt corrective action" to resolve problems associated with insured depository institutions whose capital declines below certain levels. In the event an institution becomes "undercapitalized," it must submit a capital restoration plan. The capital restoration plan will not be accepted by the regulators unless each company having control of the undercapitalized institution guarantees the subsidiary's compliance with the capital restoration plan up to a certain specified amount. Any such guarantee from a depository institution's holding company is entitled to a priority of payment in bankruptcy.

         The aggregate liability of the holding company of an undercapitalized subsidiary bank is limited to the lesser of 5% of the institution's assets at the time it became undercapitalized or the amount necessary to cause the institution to be "adequately capitalized." Republic Bank regulators have greater power in situations where an institution becomes "significantly" or "critically" undercapitalized or fails to submit a capital restoration plan. For example, a bank holding company controlling such an institution can be required to obtain prior FRB approval of proposed dividends, or might be required to consent to a consolidation or to divest the troubled institution or other affiliates.

         ACQUISITIONS BY BANK HOLDING COMPANIES. The BHCA requires every bank holding company to obtain the prior approval of the FRB before it may acquire all or substantially all of the assets of any bank, or ownership or control of any voting shares of any bank, if after such acquisition it would own or control, directly or indirectly, more than 5% of the voting shares of such bank. In approving bank acquisitions by bank holding companies, the FRB is required to consider the financial and managerial resources and future prospects of Republic Bank holding company and Republic Banks concerned, the convenience and needs of the communities to be served and various competitive factors.

         Rebank, the Company's majority shareholder, is a foreign bank holding company registered under the BHCA and is subject to regulation by the FRB. According to the FRB, Rebank is subject to the requirements of the Foreign Bank Supervision Enforcement Act of 1991 ("FBSEA"), which include, in connection with the acquisition of control of a bank, a review of current commitments, background checks of principals and a review of Republic Bank holding company's affiliates and of affiliates of the principals of the foreign bank holding company. Rebank is owned by Roberto Isaias, Estefano and Mariela Isaias and William Isaias. Roberto, Estefano and William Isaias are brothers and directors of Republic. Roberto Isaias is also a director of Republic Bank. For additional information regarding foreign ownership of U.S. banks, see "Foreign Ownership of United States Banks" below.

         CONTROL ACQUISITIONS. The BHCA prohibits a person or group of persons from acquiring "control" of a bank holding company unless the FRB has been notified and has not objected to the transaction. Under a rebuttable presumption established by the FRB, the acquisition of 10% of more of a class of voting stock of a bank holding company with a class of securities registered under
Section 12 of the Exchange Act, such as the Company, would, under the circumstances set forth in the presumption, constitute acquisition of control of the Company. In addition, any company is required to obtain the approval of the FRB under the BHCA before acquiring 25% (5% in the case of an acquiror that is already a bank holding company) or more of the outstanding Common Stock of the Company, or otherwise obtaining control or a "controlling influence" over the Company.

         CROSS-GUARANTEE PROVISIONS. The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") contains a "cross-guarantee" provision which generally makes commonly controlled insured depository institutions liable to the FDIC for any losses incurred in connection with the failure of a commonly controlled insured depository institution.

         INSTABILITY OF REGULATORY STRUCTURE. Various legislation, including proposals to overhaul the federal bank regulatory system, expand the powers of banking institutions and bank holding companies and limit the investments that a depository institution may make with insured funds, is from time to time introduced in Congress. Such legislation may change the federal banking statutes and the operating environment of the Company and its bank subsidiary in substantial and unpredictable ways. The Company cannot determine the ultimate effect that potential legislation, if enacted, or implementing regulations with respect thereto, would have upon the financial condition or results of operations of the Company or its subsidiaries.

         EXPANDING ENFORCEMENT AUTHORITY. The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") and FIRREA both significantly increased the ability of the federal banking agencies to monitor the activities of banks and their holding companies. In addition, the FRB, the OCC, and the FDIC possess extensive authority to police unsafe or unsound practices and violations of applicable laws and regulations by national banks and their holding companies. For example, if an institution is considered to be engaged in an unsafe or unsound banking practice, the FDIC may terminate its deposit insurance, after the institution is served a written notice and given an opportunity for a hearing on the matter. The agencies can also assess civil money penalties, issue cease and desist or removal orders, seek injunctions and publicly disclose such actions. FDICIA, FIRREA and other laws have expanded the agencies' enforcement authority in recent years, and the agencies have not yet fully tested the limits of their enforcement powers.

         EFFECT ON ECONOMIC ENVIRONMENT. The policies of regulatory authorities, including the monetary policy of the FRB, have a significant effect on the operating results of bank holding companies and their subsidiaries. Among the means available to the FRB to affect the money supply are open market operations in U.S. Government securities, changes in the discount rate on member bank borrowings and changes in reserve requirements against member bank deposits. These means are used in varying combinations to influence overall growth and distribution of bank loans, investments and deposits, and their use may affect interest rates charged on loans or paid for deposits.

         FRB monetary policies have materially affected the operating results of commercial banks in the past and are expected to continue to do so in the future. The nature of future monetary policies and the effect of such policies on the business and earnings of the Company and its subsidiaries cannot be predicted.

         INTERSTATE BANKING. As of September 29, 1995, the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "RNA") permitted adequately capitalized and managed bank holding companies to acquire control of banks in any state. Additionally, beginning on June 1, 1997, the RNA provides for banks to branch across state lines, although individual states may authorize interstate branches earlier or elect to opt-out entirely. Florida has allowed bank holding companies from the Southeastern United States to acquire banks in Florida since 1984, and in 1994 this was expanded to include bank holding companies from other parts of the United States as well. In 1996, Florida enacted legislation, effective as of June 1, 1997, which allowed out-of-state banks to enter Florida by merger with an existing Florida-based bank, and thereafter to branch throughout the state, while also allowing Florida-based banks to establish branches in other states by merger with out-of-state banks. This may further increase competition for Republic Bank by allowing large banks from other parts of the United States to operate directly in Florida.

         REGULATION OF REPUBLIC BANK. Republic Bank, as a national bank, is subject to regulation primarily by the Office of the Comptroller of the Currency ("OCC"). Also, as a national bank, Republic Bank is a member of the Federal Reserve System and its deposit accounts are insured by the FDIC. Its operations are therefore also subject to certain FRB and FDIC regulations. Various other federal and state consumer laws and regulations also affect the operations of Republic Bank.

         As a national bank, Republic Bank may be able to engage in certain activities approved by the OCC which the FRB would not necessarily approve for the Company or its non-national bank subsidiaries. The OCC has in recent years allowed national banks to undertake an ever-increasing range of securities and insurance activities. Along these lines, pursuant to certain revisions to the OCC's regulations pertaining to national bank activities effective on December 31, 1996, national banks, among other things, are now be permitted on a case-by-case basis to operate subsidiaries that may engage in activities some of which are not permissible for Republic Bank itself. Although the revised regulations do not authorize any new activities per se, it is expected that national banks, if eligible and if they obtain the approval of the OCC, will use them to expand further into the businesses of insurance and securities underwriting.

         The revised OCC regulations contain "fire walls" intended to protect a national bank from the risks taken by its subsidiary, including a 10% limitation on the amount of bank capital that may be invested in the new subsidiary, as well as requirements that extensions of credit to the operating subsidiary be fully-collateralized and that transactions between Republic Bank and the subsidiary be conducted at arm's-length. Also, other safeguards are that the parent national bank's exposure to any losses the subsidiary may incur be limited to Republic Bank's equity investment in the subsidiary, and that the parent national bank be well-capitalized both before and after the investment is made.

         Since OCC approval is required on a case-by-case basis for an eligible bank to be permitted to engage in activities not permissible for Republic Bank to conduct directly, it is unclear at this time what the full effect of these revised regulations on the operations of national banks will be. Further, Congress is considering new banking legislation which may address these revisions. However, in the past several months, the OCC has permitted national banks to form operating subsidiaries to engage in activities not permissible for national banks to conduct directly, such as (i) underwriting and dealing in municipal revenue bonds, subject to certain limitations, and (ii) engaging in research and verification services.

         As a national bank, Republic Bank may not ordinarily lend more than 15% of its capital unsecured to any one borrower, and may lend up to an additional 10% of its capital to that same borrower on a fully secured basis involving readily marketable collateral having a market value, as determined by reliable and continuously available price quotations, equal at least to the amount borrowed. In addition, there are various other circumstances in which Republic Bank may lend in excess of such limits, including authority to lend up to 35% of capital and surplus when the loan is secured by documents of title to readily marketable staples and certain other exceptions relevant to international trade finance.

         Federal law also imposes additional restrictions on Republic Bank with respect to loans and extensions of credit to certain related parties and purchases from and other transactions with Republic Bank and the Company's principal shareholders, officers, directors and affiliates. Extensions of credit
(i) must be made on substantially the same terms (including interest rates and collateral) as, and follow credit underwriting procedures that are not less stringent than, those prevailing at the time for comparable transactions with members of the general public, and (ii) must not involve more than the normal risk of repayment or present other unfavorable features. In addition, extensions of credit to each such person beyond certain limits set by applicable law must be approved by Republic Bank's board of directors, with the individual who is applying for the credit abstaining from participation in the decision. Republic Bank also is subject to certain lending limits and restrictions on overdrafts to such persons. A violation of these restrictions may result in the assessment of substantial civil monetary penalties against Republic Bank or any officer, director, employee, agent or other person participating in the conduct of the affairs of Republic Bank or the imposition by the FRB of a cease and desist order.

         Republic Bank is allowed to establish new branches throughout Florida. In addition, by merger with a bank with branches in other states, Republic Bank may also now establish branches in those other states. See "Interstate Banking" above.

         Moreover, under the Change in Bank Control Act of 1978, as amended, no person or group of persons may directly or indirectly acquire control of the voting stock of Republic Bank unless the OCC has been given 60 days' prior written notice of the proposed acquisition and within that time period the OCC has not issued a notice disapproving the proposed acquisition.

         DIVIDENDS. Republic Bank is subject to legal limitations on the frequency and amount of cash dividends that can be paid to Republic. The OCC, in general, also has the ability to prohibit cash dividends by Republic Bank which would otherwise be permitted under applicable regulations if the OCC determines that such distribution would constitute an unsafe or unsound practice.

         For Republic Bank, the approval of the OCC is required for the payment of cash dividends in any calendar year if the total of all cash dividends declared by Republic Bank in that year exceeds the current year's net income combined with the retained net income of the two preceding years. "Retained net income" means the net income of a specified period less any common or preferred stock dividends declared for that period. Moreover, no cash dividends may be paid by a national bank in excess of its undivided profits account.

         In accordance with the above regulatory restrictions, Republic Bank currently has the ability to pay cash dividends. As of December 31, 1998, an aggregate of approximately $26 million was available for payment of cash dividends by Republic Bank to the Company under applicable restrictions, without regulatory approval.

         There are also statutory limits on other transfer of funds to the Company and any other future non-banking subsidiaries of Republic by Republic Bank, whether in the form of loans or other extensions of credit, investments or asset purchases. Such transfers by Republic Bank generally are limited in amount to 10% of Republic Bank's capital and surplus to Republic or any future
Republic subsidiary, or 20% in
the aggregate to Republic and all such subsidiaries. Furthermore, such loans and extensions of credit are required to be fully collateralized in specified amounts depending on the nature of the collateral involved.

         FDICIA. FDICIA was enacted on December 19, 1991. It substantially revised bank regulatory and funding provisions of the Federal Deposit
Insurance Act and made significant revisions to other federal banking statutes. FDICIA provided for, among other things, (i) a recapitalization of the Bank Insurance Fund of the FDIC (the "BIF") by increasing the FDIC's borrowing authority and providing for adjustments in its assessment rates; (ii) annual on-site examinations of federally-insured depository institutions by banking regulators; (iii) publicly available annual financial condition and management reports for financial institutions, including audits by independent accountants;
(iv) the establishment of uniform accounting standards by federal banking agencies; (v) the establishment of a "prompt corrective action" system of regulatory supervision and intervention, based on capitalization levels, with more scrutiny and restrictions placed on depository institutions with lower levels of capital; (vi) additional grounds for the appointment of a conservator or receiver; (vii) a requirement that the FDIC use the least-cost method of resolving cases of troubled institutions in order to keep the costs to insurance funds at a minimum; (viii) more comprehensive regulation and examination of foreign banks; (ix) consumer protection provisions, including a Truth-in-Savings Act; (x) a requirement that the FDIC establish a risk-based deposit insurance premium assessment system; (xi) restrictions or prohibitions on accepting brokered deposits, except for institutions which significantly exceed minimum capital requirements; and (xii) certain additional limits on deposit insurance coverage.

         A central feature of FDICIA is the requirement that the federal banking agencies take "prompt corrective action" with respect to insured depository institutions that do not meet minimum capital requirements. Pursuant to FDICIA, the federal bank regulatory authorities have adopted regulations setting forth a five-tiered system for measuring the capital adequacy of the depository institutions they supervise. Under these regulations, a depository institution is classified in one of the following capital categories: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized."

         FDICIA generally prohibits Republic Bank from making any capital distribution (including payment of a cash dividend) or paying any management fees to Republic if Republic Bank would thereafter be undercapitalized. Undercapitalized depository institutions are subject to growth limitations and are required to submit capital restoration plans acceptable to the federal banking agencies. If a depository institution fails to submit an acceptable plan, it is treated as if it is "significantly undercapitalized."

         Significantly undercapitalized depository institutions may be subject to a number of other requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, and requirements to reduce total assets and to stop accepting deposits from correspondent banks. Critically undercapitalized institutions are subject to the appointment of a receiver or conservator, generally within 90 days of the date such institution is determined to be critically undercapitalized.

         FDICIA also provided for increased funding of Bank Insurance Fund ("BIF"). Under the FDIC's risk-based insurance premium assessment system, each bank whose deposits are insured by the BIF is assigned one of the nine risk classifications based upon certain capital and supervisory measures and, depending upon its classification, is assessed premiums. On November 14, 1995, the FDIC board of directors voted to lower the BIF premium range to zero from .27% effective January 1996. Accordingly, Republic Bank at this time is not subject to paying any deposit insurance premiums. The rate schedule is subject to future adjustments by the FDIC. In addition, the FDIC has authority to impose special assessments from time to time. As a result of the enactment of the Federal Deposit Insurance Funds Act of 1996 on September 30, 1996, commercial banks are now required to pay part of the interest on the Financing Corporation's ("FICO") bonds issued to deal with the savings and loan crisis of the late 1980s. As a result, commercial bank deposits are now also subject to assessment by FICO upon the approval by the FDIC Board ("FICO Assessment") of such assessment. Beginning in 1997 and until the earlier of December 31, 1999 or the date on which the last saving association ceases to exist, the assessment rate FICO imposes on a commercial bank must be at a rate equal to one-fifth the assessment rate applicable to deposits assessable by the Savings Association Insurance Fund ("SAIF"). Republic Bank's FICO Assessment for 1998 was $260,000, and Republic Bank believes it will be at least $256,000 for 1999.

         RESERVE REQUIREMENTS. Republic Bank is required to maintain reserves against its transaction accounts. The reserves must be maintained in an interest-free account at the Federal Reserve Bank of Atlanta. Reserve requirements and the amount of required reserves is subject to adjustment by the FRB from time to time. The current rate for reserves is 3% of a depository institution's transaction accounts (less certain permissible deductions) from $4.9 million up to $46.5 million, plus 10% of the amount over $46.5 million.

         BROKERED DEPOSIT RESTRICTIONS. Well-capitalized institutions may accept brokered deposits. Adequately capitalized institutions cannot accept, renew or roll over brokered deposits except with a waiver from the FDIC, and are subject to restrictions on the interest rates that can be paid on such deposits. Undercapitalized institutions may not accept, renew, or roll over brokered deposits.

         COMMUNITY REINVESTMENT ACT. The Community Reinvestment Act of 1977 ("CRA") and the regulations issued thereunder are intended to encourage banks to help meet the credit needs of their service area, including low and moderate income neighborhoods, consistent with the safe and sound operations of banks. These regulations also provide for regulatory assessment of a bank's record in meeting the needs of its service area when considering applications to establish branch merger applications and applications to acquire the assets and assume the liabilities of another bank. FIRREA requires federal banking agencies to make public a rating of a bank's performance under the CRA. In the case of a bank holding company, the CRA performance record of banks involved in the transaction are reviewed in connection with the filing of an application to acquire ownership or control of shares or assets of a bank or to merge with any other bank holding company. An unsatisfactory record can substantially delay or block the transaction. Under Republic Bank's last CRA examination, conducted in 1998, Republic Bank received a "satisfactory" rating from the OCC.

         CONSUMER LAWS AND REGULATIONS. In addition to the laws and regulations discussed herein, Republic Bank is also subject to certain consumer laws and regulations that are designed to protect consumers in transactions with banks. While the list set forth herein is not exhaustive, these laws and regulations include the Truth in Lending Act, the Truth in Savings Act, the Electronic Funds Transfer Act, the Expedited Funds Availability Act, the Equal Credit Opportunity Act, and the Fair Housing Act, among others. These laws and regulations mandate certain disclosure requirements and regulate the manner in which financial institutions must deal with customers when taking deposits or making loans to such customers. Republic Bank must comply with the applicable provisions of these consumer protection laws and regulations.

         FOREIGN OWNERSHIP OF UNITED STATES BANKS Since the enactment of the federal Foreign Bank Supervision Enhancement Act of 1991, it has become increasingly difficult for foreign companies, and foreign individuals acting through a holding company, to acquire control of United States banks. In mid-1996, Republic Bank submitted to the FRB the names of Roberto, William and Estefano Isaias, the controlling shareholders of the Company, for the FRB to initiate background checks. Such checks are part of the process of obtaining FRB approval of an acquisition and are believed to require considerable time to complete. The Company's position has been that, until such time as Republic Bank is notified that such background checks are completed and that the FRB would not have an objection to an acquisition by the Company of another United States bank based on such background checks, the Company would not undertake acquisitions which require FRB approval. No assurance can be given that such background checks will be completed at any time or, if completed, that the FRB would approve the Company's acquisition of another United States bank. As a result, the Company's ability to acquire other institutions is more limited than that of domestically owned institutions, but the Company has believed that it could acquire other institutions in transactions which would be structured in such a way so as not to require the approval of the FRB. For example, currently, a direct bank to bank merger effected by Republic Bank would not necessarily be subject to FRB approval. However, such direct mergers could have adverse tax consequences to the Company unless they can be structured as tax-free transactions under the Internal Revenue Code of 1986, as amended.

         Currently, foreign individuals are required by the FRB to enter into a series of negotiated commitments prior to acquiring control of a United States bank. While those commitments may vary from individual to individual and over time, they commonly include (i) agreeing to keep the FRB informed as to other companies controlled by that individual, in the United States or abroad, and to provide certain information regarding those companies upon request by the FRB from time to time; (ii) submitting to the jurisdiction of United States courts for certain actions relating to alleged violations of United States law which may be brought by the FRB or other United States authorities; and (iii) restricting the activities between the United States bank, the foreign individual and other companies controlled by the foreign individual. In 1987, in connection with the organization of Rebank, it committed to the FRB as follows:
(i) to consent to the jurisdiction of the United States and to appoint an agent for service of process in the United States acceptable to the FRB; (ii) not to request or accept extensions of credit from Republic Bank, including the issuance of commercial letters of credit for the benefit of other institutions under their control, in an amount exceeding the limits on extensions of credit set forth in Regulation O of the FRB or other applicable law; (iii) that Rebank would not incur debt in excess of $50,000 without the prior written approval of the FRB (this commitment is no longer applicable); (iv) to permit Rebank's books and records to be examined by the FRB at a location in the United States; and
(v) not to transfer any of its shares, except to Roberto, Estefano or William Isaias, without the prior written approval of the FRB. Although Roberto, Estefano and William Isaias entered into these commitments in 1987, the completion of an acquisition by the Company which requires approval of the FRB could also be hampered or delayed should the FRB at that time feel it appropriate to require the Company's foreign majority shareholders to enter into additional commitments.

EMPLOYEES

         On December 31, 1998, Republic Bank had 690 full-time equivalent employees. Republic Bank's employees are not represented by a collective bargaining group, and Republic Bank considers its relations with its employees to be good.

PROPERTIES

         The Company is currently managed from its headquarters located in Coral Gables, Florida, where a branch office is also located. Twenty-four of the Company's other branch offices are located in Miami-Dade County, Florida. Two branch offices are located in Broward County, Florida.

         The table below summarizes the Company's owned and leased facilities:

     LOCATION                   TYPE OF FACILITY          LEASED OR OWNED       EXPIRATION DATE
-------------------           -----------------------     ---------------       ---------------
Miami-Dade County:
Coral Gables                  Corporate headquarters      Owned                   --
                              and branch
Bird Road                     Branch                      Owned                   --
Calle Ocho                    Branch                      (1)                   July 2000(2)
Country Walk                  Branch                      Leased                October 2001
Downtown                      Branch                      Leased                October 2000
East Hialeah                  Branch                      Owned                   --
Fisher Island                 Branch                      Leased                June 2001
Gratigny                      Branch                      Leased                February 2003
Hialeah                       Branch                      Owned                   --
LeJeune                       Branch                      (1)                   January 2001(2)
Little Havana                 Branch                      (1)                   November 2055
Miami Lakes                   Branch                      Leased                August 2006
Milam Dairy                   Branch                      Leased                July 2003
North Dade                    Branch                      Leased                March 2000
Orange Bowl                   Branch                      Owned                   --
Overtown                      Branch                      Leased                October 2000
Palmetto                      Branch                      Leased                June 2004
South Miami                   Branch                      Owned                   --
Tamiami                       Branch                      Owned                   --
Suniland                      Branch                      Leased                March 2002
West Dade                     Branch                      Owned                   --
West Gables                   Branch                      Owned                   --
West Kendall                  Branch                      Owned                   --
Westchester                   Branch                      Leased                December 2015
Westland                      Branch                      Leased                October 2013


     LOCATION                   TYPE OF FACILITY          LEASED OR OWNED       EXPIRATION DATE
-------------------           -----------------------     ---------------       ---------------
Broward County:
Palm Aire                     Branch                      Leased                December 1999
Tamarac                       Branch                      Leased                September 2006

------------------------------------
(1) Represents branches at which the buildings are located on land, a portion of which is leased by the Company pursuant to a long-term lease.
(2) On locations with multiple land leases, the earliest expiration date is shown.

LEGAL PROCEEDINGS

         The Company is involved only in routine litigation incidental to the business of banking, none of which is expected to have a material adverse effect on the Company. See "Trademarks and Intellectual Property" above for information regarding Republic Bank's trademark infringement lawsuit.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

         See Pages 26-44 of Republic's Annual Report for the fiscal year ended December 31, 1998 incorporated herein by reference.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATION

         See Pages 6-25 of Republic's Annual Report for the fiscal year ended December 31, 1998 incorporated herein by reference.

QUANTATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         See Pages 19 and 21 of Republic's Annual Report for the fiscal year ended December 31, 1998 incorporated herein by reference.

CHANGES IN AND DISAGREEMENT WITH ACCOUNTANTS ON ACCOUNTING AND
FINANCIAL DISCLOSURE

         There have been no changes in and disagreement with accountants on accounting and financial disclosure.

REPUBLIC MARKET PRICES AND DIVIDENDS

         Republic common stock is traded on the Nasdaq National Market under the symbol "RBCF." On May 14, 1999, there were 21,230,892 shares of Republic common stock issued and outstanding held by approximately 206 holders of record. The following table sets forth, for the indicated periods and beginning in February 1998, at the time of Republic's initial public offering, the high and low closing sale prices for Republic common stock as reported by the Nasdaq National Market, and the cash dividends declared per share of Republic common stock for the indicated periods. The stock prices do not include retail mark-ups, mark-downs or commissions.

                                                 REPUBLIC
                             ----------------------------------------------
                                                                    CASH
                                     PRICE RANGE                  DIVIDENDS
                             -------------------------            DECLARED
                               HIGH               LOW             PER SHARE
                             ------            ------             ---------
 1998
 ----
   First Quarter             $19.63             $16.13              $0.07
   Second Quarter             19.13              15.38               0.07
   Third Quarter              16.00              10.13               0.07
   Fourth Quarter             11.75               7.75               0.08
                                                                    -----
 TOTAL                                                              $0.29
                                                                    =====
1999
----
  First Quarter              $19.00             $10.38              $0.10
  Second Quarter
      through May 21, 1999    19.06              18.50               0.10

         On May 21, 1999, the last sale price of Republic common stock as reported by the Nasdaq National Market was $18.88 per share. On February 22, 1999, the last business day prior to public announcement of the merger, the last sale price of Republic common stock as reported by the Nasdaq National Market was $17.063 per share.

         Prior to 1998, Republic declared dividends annually. For calendar year 1997, a dividend was declared in the amount of $0.52 per share (adjusted to account for a 2.5 for 1 stock split in January, 1998).

         The merger agreement imposes certain restrictions on the ability of Republic to pay dividends pending consummation of the merger. See "THE MERGER - Conduct of Business Pending the Merger." For regulatory restrictions on the payment of dividends, see "Regulations -- Republic." Additionally, Florida law also prohibits a corporation's distributions to shareholders if the corporation will be unable to pay its debts as they become due in the ordinary course of business or if the corporation's total assets would be less than its total liabilities including the amount needed to satisfy any preferential rights due upon dissolution of the corporation.

BOARD OF DIRECTORS

         Republic's board currently consists of nine directors. Mr. Jose Bared, a Class II director, has declined to stand for reelection to the board. Accordingly, the board has fixed the number of directors at eight for the coming year and has reduced the number of Class II directors from three to two. See "ANNUAL MEETING OF REPUBLIC SHAREHOLDERS - Election of Directors."

         Set forth below is certain information with respect to each of the two nominees to serve as Class II directors, all of whom currently serve as directors of Republic, and the six incumbent directors who will be continuing in office following the annual meeting. Except for Estefano Isaias and William Isaias, all nominees and continuing directors serve also as directors of Republic Bank. If the merger is consummated, the term of all Republic directors, including the two Class II nominees you are being asked to elect, will end on the day the merger is completed. See "THE MERGER - Management and Operations After the Management."

         CLASS II NOMINEES FOR ELECTION TO TERMS EXPIRING IN 2002

         ESTEFANO ISAIAS (age 50) has been a director of Republic since 1982. He has served as President of Seguros Rocafuerte, an Ecuadorian insurance corporation, since September 1985, as President of Emilio Isaias C.A. de Comercio, an Ecuadorian corporation, since January 1980, as President of Compania Minera Gribipe, an Ecuadorian mining corporation, since June 1994 and as President of General Fruit, S.A., a corporation engaged in the fruit exporting business, since March 1995. Mr. Isaias served as a director of Filanbanco, S.A., a major Ecuadorian bank, from June 1980 to December 4, 1998, when an agency of the Republic of Ecuador, which agency guarantees bank deposits, took over control of Filanbanco. Mr. Isaias is the brother of directors William and Roberto Isaias.

         MILTON H. LEHR (age 80) has been a director of Republic since 1997. He has been the owner of the American Travel Club of Miami, a corporation specializing in the organization of travel tours, since December 1978 and has been the co-publisher of "In Spain" magazine since July 1979. From November 1959 until February 1993, Mr. Lehr served as President of International Video Affiliates, a corporation specializing in the sale of television films. He has previously served several one-year terms as a director of Republic, as Republic, until 1998, historically rotated two director positions among directors of Republic Bank. Mr. Lehr has served as a director of Republic Bank since 1976.

         INCUMBENT CLASS I DIRECTORS--TERMS EXPIRING IN 2001

         JOHN H. BLAKE (age 53) has been a director of Republic since 1997. He has been the President of A.I. Risk Specialists, Inc., an insurance agency, since January 1995. From June 1994 to December 1994, he was General Manager of Northwest Brokers, a reinsurance broker doing business in Latin America. From November 1992 to June 1994, Mr. Blake worked as a consultant to banks and insurance companies. Mr. Blake has previously served several one year terms as a director of Republic, as Republic, until 1998, historically rotated two director positions among the directors of Republic Bank. Mr. Blake has served as a director of Republic Bank since 1986.

         WILLIAM ISAIAS (age 55) has been a director of Republic since 1987. Since December 1998, his principal occupation is his position as President of Indulana, S.A., a textile manufacturing corporation in Ecuador, which he has served as director since 1984. He served as Executive Vice-President of Filanbanco, S.A., a major Ecuadorian bank from 1988 to December 4, 1998, when an agency of the Republic of Ecuador, which agency guarantees bank deposits, took over control of Filanbanco, S.A. He was General Manager of the Quito, Ecuador branch office of Filanbanco, S.A. from 1984 to 1988. Mr. Isaias is the brother of directors Roberto and Estefano Isaias.

         FERNANDO TAMAYO (age 49) has been a director of Republic since 1997. Since May 1986, he has been President of Southern Industrial Sales Corp., a corporation engaged in export of sugar mill equipment to Latin America. Mr. Tamayo has previously served a one year term as a director of Republic, as Republic, until 1998, historically rotated two director positions among the directors of Republic Bank. Mr. Tamayo has served as a director of Republic Bank since 1995.

         INCUMBENT CLASS III DIRECTORS--TERMS EXPIRING IN 2000

         BERNARDO M. ARGUDIN (age 47) has been a director of Republic since 1997 and Vice President and Chief Financial Officer of Republic since April 1992. Mr. Argudin has served as a director of Republic Bank since April 1997. He has served as Executive Vice President of Republic Bank since March 1994, and as Chief Financial Officer of Republic Bank since March 1992. From May 1988 to March 1992, Mr. Argudin served as Comptroller of Republic Bank. He was first employed by Republic Bank in February 1986 as a Loan Review Officer, and served in that capacity until May 1988. From May 1982 to June 1985, Mr. Argudin served as Comptroller of FGS, Inc., a bank holding corporation located in Inverness, Florida. Mr. Argudin worked as a national bank examiner with the Office of the Comptroller of the Currency from June 1973 to May 1982.

         OSCAR BUSTILLO, JR. (age 55) has been a director of Republic since 1989 and President and Chief Executive Officer of Republic since April 1994. Since March 1989, he has served as an officer of Republic. Mr. Bustillo has served as President of Republic Bank since February 1989, as Chief Executive Officer of Republic Bank since May 1993, as Chairman of the Board of Directors of Republic Bank since April 1995 and as a director since February 1989. From April 1985 to February 1989, Mr. Bustillo served as Senior Vice President of Republic Bank and headed its International Division. From May 1980 to May 1985, Mr. Bustillo served as Vice President of Bank of New England. During the period from January 1975 to May 1980, Mr. Bustillo served as Assistant Vice President in the Latin American Division of Irving Trust International.

         ROBERTO ISAIAS (age 54) has been a director of Republic since 1970 and Chairman of the Board of Directors since May 1982. Mr. Isaias has served as a director of Republic Bank since October 1984 and as Chairman of the Executive Committee of Republic Bank since March 1985. Since December 1998, Mr. Isaias' principal occupation has been his position as Chairman of the Board of Directors of TeleCentro, an television broadcasting network in Ecuador. From 1985 to December 4, 1998, when control of Filanbanco S.A. was ceded to an agency of the Republic of Ecuador, which agency guarantees bank deposit, Mr. Isaias served as President of Filanbanco, S.A., a major Ecuadorian bank. From 1971 to 1985, Mr. Isaias was employed in various capacities at Filanbanco, S.A. Mr. Isaias is the brother of directors William and Estefano Isaias.

COMMITTEES OF THE BOARD OF DIRECTORS AND ATTENDANCE

         Republic has an Audit Committee, a Compensation Committee and an Executive Committee.

         AUDIT COMMITTEE. The audit committee reviews the general scope of the audit conducted by Republic's independent auditors and matters relating to Republic's internal control systems. In performing its functions, the audit committee meets separately with representatives of Republic's independent auditors and with representatives of senior management. The members of the audit committee are Messrs. John H. Blake and Milton H. Lehr. The audit committee held two meetings in 1998. Republic Bank also has an audit committee.

         COMPENSATION COMMITTEE. The compensation committee is responsible for making recommendations to the board of directors with respect to the compensation of Republic's executive officers and with respect to the establishment of policies dealing with various compensation and employee benefit matters. The compensation committee also administers Republic's 1998 Stock Option Plan and makes recommendations to the board of directors as to option grants under the Plan. The members of the compensation committee are Messrs. Jose P. Bared and Fernando Tamayo. All matters approved by the compensation committee must also be approved by the board of directors. The compensation committee held one meeting in 1998.

         EXECUTIVE COMMITTEE. The executive committee is authorized, between meetings of the board of directors, to perform all duties and exercise all authority of the board of directors, except for those duties and authorities exclusively reserved by law to the board of directors. The executive committee is currently comprised of Messrs. Roberto Isaias, Oscar Bustillo, Jr. and Bernardo Argudin. The executive committee did not hold any meetings in 1998.

         ATTENDANCE. The board of directors of Republic held eight meetings in 1998. In 1998, all of the directors attended at least 75% of the aggregate of the meetings of the board of directors of Republic and the above committees on which they served during the period they were directors and members of such committees.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Republic does not have any salaried employees. Prior to the formation of the compensation committee, matters related to compensation and employee benefit matters of Republic Bank were considered by Mr. Roberto Isaias, the Chairman of the executive committee of Republic Bank and by Mr. Oscar Bustillo, Jr., Chief Executive Officer and President of Republic Bank. Mr. Bustillo participated in recommendations as to compensation for executive officers, including himself. Final determinations regarding compensation were made by the board of directors of Republic Bank and/or of Republic. Mr. Bernardo Argudin, Vice President and Chief Financial Officer of Republic and Executive Vice President and Chief Financial Officer of Republic Bank, serves on the board of directors of the Corporation and Republic Bank. Mr. Felix Garcia, Executive Vice President and Chief Credit Officer of Republic Bank, serves on the board of directors of Republic Bank. Mr. Argudin was present during the meeting of the board of Republic and Republic Bank and Mr. Garcia was present during the meeting of the board of directors of Republic Bank in which compensation to executive officers was approved.

         Roberto Isaias, the Chairman of the Board of Republic and the Chairman of the Executive Committee and a director of Republic Bank, is a director and president of three corporations which constitute one of two general partners of each of three partnerships doing business as Farm Stores, of which Jose P. Bared, a director of Republic and Republic Bank and a member of the Compensation Committee, is the Chief Executive Officer.

         Options to purchase 10,000 shares of Republic common stock have been granted to each of Messrs. Bared and Tamayo. See "THE MERGER - Interests of Certain Persons in the Merger."

         All options held by directors of Republic and Republic Bank will be converted into the right to receive from UPBNA a check in an amount equal to the difference between $19.25 and $15.00, which is the price at which the holder of a Republic option may purchase a share of Republic common stock to which such Republic option relates.

DIRECTOR COMPENSATION

         Prior to February 1998, members of the board of directors of Republic received a fee in the amount of $100 per meeting attended. Beginning in February 1998, members of Republic's board of directors, other than executive officers and directors of Republic Bank, have received a monthly retainer of $1,000. Each director of Republic, other than executive officers, receives a fee of $300 for each committee meeting attended. Republic will continue to reimburse all directors of Republic for all travel-related expenses incurred in connection with their activities as directors. For the year ended December 31, 1998, Republic and Republic Bank paid an aggregate of $165,100.00 in fees to its directors and $39,142.00 in travel allowances. Republic and Republic Bank also provide each director with the option to participate in Republic Bank's self-insured health plan on the same cost basis as employees.

         Each director of Republic and Republic Bank, other than Messrs. Bustillo, Garcia and Argudin, have received non-qualified options to purchase 10,000 shares, or an aggregate of 120,000 shares, at a price of $15.00 per share. All such options have ten year terms and will be exercisable beginning six months after the date of the grant, except for options granted to Mr. Tamayo and Ms. Betancourt, which will be exercisable in 20% increments beginning on the second anniversary of the grant. See "THE MERGER- Interests of Certain Persons in the Merger."

EXECUTIVE OFFICERS

         Set forth below is certain information regarding executive officers of Republic or Republic Bank.

         ROBERTO ISAIAS (age 54) is the Chairman of the Board of Republic and Chairman of the executive committee and director of Republic Bank. See "Incumbent Class III Directors" for additional information.

         OSCAR BUSTILLO, JR. (age 55) is President, Chief Executive Officer and director of Republic and Chairman of the Board, Chief Executive Officer and President of Republic Bank. See "Incumbent Class III Directors" for additional information.

         FERNANDO J. MARTINEZ (age 58) is Executive Vice President--Real Estate Lending of Republic Bank. Mr. Martinez has served as Executive Vice President--Real Estate Lending of Republic Bank since June 1997. During the period from August 1985 through June 1997, Mr. Martinez served as Senior Vice President of Republic Bank and headed Commercial Real Estate Lending. Prior to joining Republic Bank, Mr. Martinez served as Senior Vice President of Consolidated Bank, NA from January 1979 to July 1985.

         BERNARDO M. ARGUDIN (age 47) is Vice President, Chief Financial Officer and director of Republic and Executive Vice President, Chief Financial Officer and director of Republic Bank. See "Incumbent Class III Directors" for additional information.

         FELIX M. GARCIA (age 49) is Executive Vice President, Chief Credit Officer and director of Republic Bank. Mr. Garcia has served as an Executive Vice President and as Head of the Credit Division of Republic Bank since January 1988, and as Chief Credit Officer of Republic Bank since October 1992. He has served as a director of Republic Bank since April 1997. From May 1986 to the present, Mr. Garcia has headed Republic Bank's Credit Division. From April 1985 to May 1986 he served as Loan Review Officer and as Senior Vice President for Republic Bank. Prior to joining Republic Bank, Mr. Garcia served as an OCC field office manager from May 1982 to April 1985, and as an OCC national bank examiner from December 1972 to May 1982.

         EDWARD F. HOLDEN (age 46) is Executive Vice President--Corporate Banking of Republic Bank. Mr. Holden has served as Executive Vice President--Corporate Banking of Republic Bank since June 1997. From March 1992 until June 1997, Mr. Holden served as Senior Vice President of Republic Bank and headed Corporate Lending. Prior to joining Republic Bank, Mr. Holden served as a Vice President of Southeast Bank, N.A. from January 1987 to April 1991. Before that, Mr. Holden served as a Vice President of Irving Business Center from February 1985 to January 1987. From April 1979 to February 1985, Mr. Holden held a variety of positions with Irving Trust International Bank, including that of Vice President. Mr. Holden held a variety of positions with Southeast Bank, N.A. from January 1976 to July 1979.

         RAFAEL QUINTANA (age 58) is Executive Vice President--Retail Banking of Republic Bank. Mr. Quintana has served as Executive Vice President--Retail Banking of Republic Bank since March 1994, and has headed Republic Bank's Retail Banking Division since March 1992. Mr. Quintana joined Republic Bank as Senior Vice President in January 1990, and headed Republic Bank's Marketing Department until March 1992. From March 1975 to August 1989, Mr. Quintana held various positions with Amerifirst Savings, including that of Vice President. Mr. Quintana served as President of Union Federal Savings and Loan Association from May 1974 to May 1975. Mr. Quintana served as Vice President--Retail Banking of Amerifirst Savings from March 1969 to March 1973.

         ORLANDO A. QUINTERO (age 64) is Executive Vice President--Operations of Republic Bank. Mr. Quintero has served as Executive Vice President--Operations of Republic Bank since January 1986. During the period from August 1972 through the present, Mr. Quintero has held various positions in Republic Bank's Operations Department. From January 1952 to December 1965, Mr. Quintero worked in various capacities in banking operations in Cuba.

SUMMARY COMPENSATION TABLE

         The following table sets forth certain summary information concerning compensation paid or accrued during the years ended December 31, 1997 and 1998 to or on behalf of (i) the Chief Executive Officer of Republic (the "CEO") and
(ii) each of the four most highly paid executive officers of Republic or of Republic Bank other than the CEO (the CEO and such executive officers are herein referred to as the "Named Officers"). The Named Officers are all employees of Republic Bank and their compensation is paid solely by Republic Bank.

                                                             ANNUAL COMPENSATION                    LONG TERM COMPENSATION AWARDS
                                                             -------------------                    -----------------------------
                                                                                                    SECURITIES
                                                                                                    UNDERLYING
                                                                                OTHER ANNUAL         OPTIONS           ALL OTHER
NAME AND PRINCIPAL POSITION            YEAR      SALARY $    $ BONUS (1)(2)    COMPENSATION $        GRANTED        COMPENSATION $
---------------------------            ----      --------    --------------    --------------       ----------      --------------
Oscar Bustillo, Jr.                    1998      330,000        110,000             (3)              100,000          $11,669(5)
  Chief Executive Officer, President   1997      327,500        184,000             (3)                    0            5,420(6)
  and Director of Republic and
  Chairman of the Board, Chief
  Executive Officer and President of
  Republic Bank

Fernando J. Martinez                   1998      154,167         25,000             (3)               30,000           6,994(5)
  Executive Vice President--Real       1997      140,016         31,000          49,912(4)                 0           3,609(6)
  Estate Lending of Republic Bank

Bernardo M. Argudin                    1998      152,500         25,000             (3)               50,000           4,647(5)
  Vice President, Chief Financial      1997      138,333         40,000             (3)                    0           1,291(6)
  Officer and Director of Republic
  and Executive Vice President,
  Chief Financial Officer and
  Director of Republic Bank

Felix M. Garcia                        1998      154,167         21,000             (3)               50,000           3,578(5)
  Executive Vice President, Chief      1997      149,167         34,000             (3)                    0           1,395(6)
  Credit Officer and Director of
  Republic Bank

Rafael Quintana                        1998      149,167         17,000             (3)               30,000           6,809(5)
  Executive Vice President--Retail     1997      139,166         30,000          17,316(4)                 0           3,474(6)
  Banking of Republic Bank

------------------------
(1) For 1998, this table reflects bonus paid in march 1999 for 1998 performance. For 1997, this table reflects bonuses paid in march 1998 for 1997 performance.
(2) The bonus figures for 1997 do not include bonuses of $194,000, $23,000, $30,000, $38,000 and $37,000 paid to Messrs. Bustillo, Martinez, Argudin, Garcia and Quintana, respectively, in March 1997 for 1996 performance.
(3) The aggregate amount of perquisites and other personal benefits provided to such Named Officer is less than the lesser of 10% of the total annual salary and bonus of such Named Officer or $50,000.
(4) Represents the amount paid to each of Messrs. Martinez and Quintana to compensate each of them for club initiation fees and annual dues.
(5) Represents Republic Bank's contribution of $3,200 to a 401(k) Plan for each individual, other than Felix M. Garcia in respect of whom the contribution to the 401(k) Plan was $2,131, and the amount paid by Republic Bank for term life insurance.
(6) Represents the dollar value of premiums paid by the Company for term life insurance.

GRANT OF STOCK OPTIONS IN THE LAST FISCAL YEAR

         The following table present information concerning individual grants of options to purchase Republic common stock made during 1998 to the Named Officers. Republic did not grant any stock appreciation rights ("SARs") in 1998.

                            NUMBER OF      PERCENT OF TOTAL
                            SECURITIES        OPTIONS TO
                            UNDERLYING       EMPLOYEES IN      EXERCISE OR BASE                             GRANT DATE
          NAME              OPTIONS(1)       FISCAL YEAR      PRICE PER SHARE(2)     EXPIRATION DATE       VALUE (3)(4)
          ----              ----------       -----------      ------------------     ---------------       ------------
Oscar Bustillo, Jr.           100,000            24.4%              $15.00           February 10, 2008        $801,000
Fernando J. Martinez          30,000              7.3%              $15.00           February 10, 2008        $240,300
Bernardo M. Argudin           50,000             12.2%              $15.00           February 10, 2008        $400,500
Felix M. Garcia               50,000             12.2%              $15.00           February 10, 2008        $400,500
Rafael Quintana               30,000              7.3%              $15.00           February 10, 2008        $240,300

----------
(1) All options were granted effective February 11, 1998 and all options vest in annual increments of 20% beginning on February 12, 2000.
(2) Under the Republic 1998 Stock Option Plan, the option purchase price must be no less than the fair market value of the shares in the date of the grant.
(3) The grant value was estimated as of the date of the grant at $8.01 per share using the Black-Scholes option pricing model based on the following assumptions:
                  Expected Dividend Yield            2.2%
                  Expected Volatility                60%
                  Weighted Risk Free
                       Interest Rate                 5.65%
                  Expected Life (in years)           7
(4) For information on the value of these options upon consummation of the merger, see "THE MERGER - Interests of Certain Persons in the Merger -- Stock Options."

GRANTS OF STOCK APPRECIATION RIGHTS AND EXERCISE OF OPTIONS

         Republic did not grant any SARs during 1998 and no stock options were exercised during 1998. On December 31, 1998, none of the outstanding options granted to the Named Officers were in-the-money because the price per share of Republic's common stock was $10.62 and the exercise price per share of all such options was $15.00. For the number of options held by each Named Officer, see "Grant of Stock Options in the Last Fiscal Year."

PENSION PLAN

         Republic Bank has a tax-qualified non-contributory defined benefit pension plan covering substantially all full time employees of Republic Bank, including the Named Officers (the "Pension Plan").

         The following table sets forth the total estimated annual pension benefits payable to a covered participant who retired from service with Republic Bank in 1998 at age 65 and had attained the earnings and years of service classifications specified under the Pension Plan, based upon compensation covered under the pension plan ("covered compensation") and years of service with Republic Bank credited under the pension plan ("Credited Service"):

                                                                   YEARS OF CREDITED SERVICE
                                                                   -------------------------
FINAL AVERAGE COMPENSATION                  15 YEARS         20 YEARS         25 YEARS         30 YEARS         35 YEARS
--------------------------                  --------         --------         --------         --------         --------
$125,000                                    $39,725          $43,174          $46,624          $50,074          $53,524

$150,000                                     47,796           51,978           56,160           60,342           64,524

$160,000 and above                           51,025           55,499           59,974           64,449           68,924

         Benefits shown above are computed as a single life annuity and are not subject to any deduction for Social Security or other offset amounts. "Final Average Compensation" is a participant's average annual compensation over the five consecutive years in the most recent ten years yielding the highest average annual compensation. A participant's covered compensation includes all annual compensation reported in the Summary Compensation Table, but is subject to certain limitations on compensation under the Internal Revenue Code.

         Estimated years of Credited Service for each of the following officers as of December 31, 1998 are as follows: Oscar Bustillo, Jr.--14 years; Fernando
J. Martinez--14 years; Bernardo M. Argudin--13 years; Felix M. Garcia--14 years; Rafael Quintana--9 years. Covered compensation for all Named Officers was $160,000 each for the fiscal year ended December 31, 1998, which was the limit of covered compensation in 1998 under applicable law.

EMPLOYMENT AGREEMENTS

         Effective January 1, 1998, Republic Bank entered into employment agreements with nine senior officers, including each of Oscar Bustillo, Jr., President and Chief Executive Officer of Republic and Republic Bank, Fernando J. Martinez, Executive Vice President--Real Estate Lending of Republic Bank, Bernardo M. Argudin, Vice President and Chief Financial Officer of Republic and Executive Vice President and Chief Financial Officer of Republic Bank, Felix M. Garcia, Executive Vice President and Chief Credit Officer of Republic Bank and Rafael Quintana, Executive Vice President--Retail Banking of Republic Bank. Each of the agreements is for a term to expire on December 31, 2000. Under the terms of the agreements, Messrs. Bustillo, Martinez, Argudin, Garcia and Quintana, are entitled to receive base salaries equal to their base salaries prior to the agreements of $330,000, $150,000, $140,000, $150,000 and $145,000, respectively, subject to annual review for potential increases. These employment agreements provide that Messrs. Bustillo, Martinez, Argudin, Garcia and Quintana are eligible to receive additional annual incentive compensation based on individual and Republic Bank's performance, as may be awarded by the compensation committee and approved by the board. These employment agreements also provide for payments upon the occurrence of an event such as the merger. See "THE MERGER - Interests of Certain Persons in the Merger - Change of Control Payment."

CERTAIN TRANSACTIONS

         From time to time, Republic Bank makes loans and extends credit to Republic Bank's officers, directors, employees and to certain companies affiliated with such persons. In the opinion of Republic, all of such loans and extensions of credit were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons entered into on an arm's length basis and did not involve more than the normal risk of collectibility. At December 31, 1998, an aggregate of $2,110,000 million of loans and extensions of credit were outstanding to the existing executive officers and directors of Republic and Republic Bank and to certain companies affiliated with such persons.

         In addition to federal law, Republic Bank's policy as it relates to certain affiliates requires that transactions with its officers, directors or affiliates be on terms no less favorable than those that could be obtained from unrelated third parties. Republic believes that the foregoing transactions were on terms no less favorable than those that could have been obtained from unrelated third parties. Any transactions requiring approval of Republic Bank's board of directors must be approved by a majority of Republic Bank's disinterested directors. Currently, any such transaction in excess of $25,000, if not otherwise required by law to be approved by the board of directors, requires approval of Republic Bank's executive committee, and any such transaction in excess of $75,000 requires approval of the Bank's board of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         Based upon information available to Republic, the following table sets forth the number of shares of Republic common stock owned beneficially as of March 17, 1999 by (i) each person who is known by Republic to own beneficially more than 5% of Republic's common stock; (ii) each director and nominee for director; (iii) the Named Officers (see "Executive Compensation"); and (iv) all of the directors and executive officers as a group. Unless otherwise indicated, the person listed is the record owner and has the sole voting and investment power over the shares.

                                                        NUMBER OF SHARES         PERCENT OF OUTSTANDING
NAME AND ADDRESS OF BENEFICIAL OWNER                  BENEFICIALLY OWNED(1)           COMMON STOCK
------------------------------------                  ---------------------           ------------
REBANK NETHERLANDS ANTILLES N.V.(2)
c/o Amaco (Curacao), N.V.                                  11,959,030                     56.3%
P.O. Box 3141
Curacao, Netherlands Antilles

ROBERTO ISAIAS(3)
Apartado 149                                               12,545,580                     59.1%
Guayaquil, Ecuador

ESTEFANO ISAIAS(4)
Apartado 149                                               12,543,180                     59.1%
Guayaquil, Ecuador

MARIELA ISAIAS(5)
Apartado 149                                               11,959,030                     56.3%
Guayaquil, Ecuador

                                                        NUMBER OF SHARES         PERCENT OF OUTSTANDING
NAME AND ADDRESS OF BENEFICIAL OWNER                  BENEFICIALLY OWNED(1)           COMMON STOCK
------------------------------------                  ---------------------           ------------
WILLIAM ISAIAS(6)
Apartado 149                                               12,550,285                     59.1%
Guayaquil, Ecuador

INVESTORS OVERSEAS LIMITED, INC.
c/o Morgan & Morgan                                         1,294,640                      6.1%
Torre Swiss Bank Building
P.O. Box 1824, 16th Floor
Panama 1, Rep. of Panama

TRUE FLIGHT INVESTORS, LTD.
c/o HWR Services Limited                                    1,080,317                      5.1%
Craigmuir Chambers
P.O. Box 71
Road Town
Tortola, British Virgin Islands

JOSE P. BARED(7)
Farm Stores                                                    55,242                       *
5800 N.W. 74th Avenue
Miami, Florida 33166

JOHN H. BLAKE(8)
A.I. Risk Specialist, Inc.                                     17,662                       *
Douglas Center
Suite 1010
2600 Douglas Road
Coral Gables, Fl. 33134

MILTON H. LEHR(9)
8440 S.W. 104th Street                                         21,300                       *
Miami, Fl. 33156

FERNANDO TAMAYO(10)
4950 S.W. 72nd Avenue                                           6,460                       *
Suite 112
Miami, Fl. 33155

OSCAR BUSTILLO JR.(11)
2800 Ponce de Leon Blvd.                                       21,902                       *
Coral Gables, Fl. 33134

FERNANDO J. MARTINEZ(12)
2800 Ponce de Leon Blvd.                                        8,392                       *
Coral Gables, Fl. 33134

BERNARDO M. ARGUDIN(13)
2800 Ponce de Leon Blvd.                                       20,750                       *
Coral Gables, Fl. 33134

                                                        NUMBER OF SHARES         PERCENT OF OUTSTANDING
NAME AND ADDRESS OF BENEFICIAL OWNER                  BENEFICIALLY OWNED(1)           COMMON STOCK
------------------------------------                  ---------------------           ------------
FELIX M. GARCIA(14)
2800 Ponce de Leon Blvd.                                       12,200                       *
Coral Gables, Fl. 33134

RAFAEL QUINTANA(15)
2800 Ponce de Leon Blvd.                                        7,000                       *
Coral Gables, Fl. 33134

All Directors Of Republic
And Executive Officers As A Group Including                12,745,160                     59.9%
Those Listed Above--14 Persons(16)

---------------------------------
*        Less than 1%.
(1) The nature of the reported beneficial ownership is unshared voting power and investment power unless otherwise indicated.
(2) Each of Roberto and William Isaias owns one third of the shares of Rebank and Estefano and Mariela Isaias, husband and wife, jointly own the remaining one third shares of Rebank. Roberto, Estefano and William Isaias are brothers. The shares of Common Stock owned by the Isaiases through their ownership of Rebank are included in calculating the shares beneficially owned by Roberto, Estefano, Mariela and William Isaias.
(3) Includes 11,959,030 held by Rebank, 574,150 shares jointly held by Roberto, Estefano and William Isaias, 2,400 shares held by Roberto Isaias individually, and 10,000 shares subject to options.
(4) Includes 11,959,030 held by Rebank, 574,150 shares jointly held by Roberto, Estefano and William Isaias and 10,000 shares subject to options.
(5) Includes 11,959,030 held by Rebank. Does not include the 574,150 shares jointly held by Roberto, Estefano and William Isaias.
(6) Includes 11,959,030 held by Rebank, 574,150 shares jointly held by Roberto, Estefano and William Isaias, 7,105 shares held jointly by William Isaias and his wife and 10,000 shares subject to options.
(7) Includes 40,500 shares held as trustee for his adult children, 4,742 shares held individually by Mr. Bared and 10,000 shares subject to options.
(8) Includes 250 shares held in trust for his adult daughter, 2,000 shares held in trust for his mother and 10,000 shares subject to options.
(9)      Includes 10,000 shares subject to options.
(10) Does not include 10,000 shares of Common Stock subject to options, which options will not be exercisable within sixty days from March 17, 1999.
(11) Includes 19,502 shares owned jointly with his wife, Virginia, and 2,400 shares held individually. Does not include 100,000 shares of Common Stock subject to options, which options will not be exercisable within sixty days from March 17, 1999.
(12) Does not include 30,000 shares of Common Stock subject to options, which options will not be exercisable within sixty days from March 17, 1999.
(13) Includes 14,250 shares owned jointly with his wife, Cynthia, and 6,500 shares held by his wife as custodian for their minor children under the Florida Gifts to Minors Act. Does not include 50,000 shares of Common Stock subject to options, which options will not be exercisable within sixty days from March 17, 1999.
(14) Includes 500 shares owned jointly with his wife, Diana, 11,100 shares held individually and 600 shares jointly owned by his wife and his wife's daughter. Does not include 50,000 shares of Common Stock subject to options, which options will not be exercisable within sixty days from March 17, 1999.
(15) Shares listed are held in trust by Mr. Quintana for his adult children. Does not include 30,000 shares of Common Stock subject to options, which options will not be exercisable within sixty days from March 17, 1999.
(16) Listed shares do not include shares options granted to Mr. Tamayo and all executive officers, which options will not be exercisable within sixty days from March 17, 1999. Listed shares include shares subject to options held by all directors, other than Mr. Tamayo and directors who are executive officers.

         Roberto Isaias, Estefano Isaias and William Isaias and Rebank have pledged a majority of the outstanding shares of Common Stock of Republic to SunTrust Bank, Miami, N.A. ("SunTrust") as security for loans granted by SunTrust to the Isaiases. UPBNA is a participant in these loans. Roberto, Estefano, Mariela and William Isaias have also pledged all of their shares of Common Stock in Rebank to SunTrust as security for said loans. A default under said loans and the subsequent exercise by SunTrust of its rights under the agreements evidencing or securing said loans could result in a change in control of Republic.

REPORT ON EXECUTIVE COMPENSATION AND COMPENSATION OF CHIEF EXECUTIVE OFFICER

         The rules of the Securities and Exchange Commission require that a report be provided discussing the compensation committee's policies applicable to Republic's executive officers. The compensation committee is responsible for making recommendations to the board of directors with respect to the executive officers. All matters approved by the compensation committee must also be approved by the board of directors. The names of all of the directors are set forth at the end of this section .

         Republic has no salaried employees. The compensation policies of Republic Bank focus on the need to retain and attract key executives, the performance of Republic Bank, individual performance and the desire to remain competitive with other South Florida institutions. In reviewing Republic Bank's performance, primary consideration is given to growth in assets and earnings. The analysis of these factors is by nature subjective. Salaries of executive officers are based primarily upon position with Republic Bank, the person's responsibilities and importance to Republic Bank, performance and external comparisons. Republic and Republic Bank have not obtained formal compensation surveys but rely on the experience of their directors. An executive officer's prior salary and history with Republic Bank is also taken into consideration. Salaries generally have increased moderately in recent years.

         Effective January 1, 1998, Republic Bank entered into employment agreements with nine senior officers, including Mr. Bustillo and all other executive officers (see "Employment Agreements" above). Such employment agreements provide that the officer will receive a base salary equal to the base salary in effect prior to the execution of the agreement, subject to annual review for potential increases. Such employment agreements provide also that the officers would be eligible to receive additional annual incentive compensation based on individual and Republic Bank's performance. The employment agreements were approved by the compensation committee and the board of directors of Republic. Moderate increases in salaries to executive officers in 1998 were proposed by Messrs. Roberto Isaias and Oscar Bustillo (see "Compensation Committee Interlocks and Insider Participation") and approved by the board of directors of Republic Bank.

         An important ingredient of executive compensation is incentive compensation. The primary consideration in setting key incentive compensation is performance of Republic Bank and the unit for which the officer is responsible and individual performance. It has been generally the practice of Republic Bank to have Mr. Bustillo set individual goals for executive officers. The achievement of such goals becomes a key component of the determination of incentive compensation. Other factors considered include the delegation of additional duties or responsibilities to the officer during the course of the year. No particular weight is given to any one of these factors and the determination of the incentive compensation given to each officer remains a subjective one.

         Historically, pursuant to Republic Bank's bonus policy, which has been approved by Republic Bank's board of directors and administered by Republic Bank's Chief Executive Officer, Republic Bank has distributed an aggregate of 5 to 6% of Republic Bank's pre-tax net income, before deduction of the bonus pool, to its executive officers and other employees as bonuses. Historically, employees and executive officers of Republic have received approximately 80% and 20% of the bonus pool, respectively. For the year ended December 31, 1998, approximately $882,000 was distributed pursuant to Republic Bank's bonus pool, including the bonuses set forth in the above table. The bonus pool was approved, as in the past, by the board of directors of Republic Bank and the amount represented a decrease of approximately 39% from the prior year's bonus pool, reflecting the fact that certain corporate objectives, principally those relating to earnings, had not been met. Bonuses to executive officers in respect of 1998 performance were awarded in February 1999 under the bonus pool policy of Republic Bank. The amount of the bonus awarded to each executive officer was proposed by Mr. Bustillo, recommended by the compensation committee and approved by the board of directors of Republic and Republic Bank. See "Compensation Committee Interlocks and Insider Participation." All executive officers were awarded bonuses of a lesser amount than the bonuses awarded for 1997. In the aggregate, bonuses to executive officers decreased by approximately 40% from the aggregate of such bonuses awarded for 1997.

         The Chief Executive Officer's compensation is based upon the policies and objectives discussed above. Mr. Bustillo's salary reflects his importance to the success of Republic Bank. The determination of his salary and bonus is subjectively made. His compensation is believed to be competitive with that of other chief executive officers of banks of a similar size in the South Florida area, although no formal studies have been made. Mr. Bustillo's bonus is evaluated in light of Republic Bank's performance during the year Mr. Bustillo's bonus for 1998 was $110,000. His bonus for 1998 represents a decrease of approximately 40% from the bonus paid to Mr. Bustillo in respect of 1997, as certain corporate objectives, principally those relating to earnings, for 1998 were not met. The reduction in Mr. Bustillo's bonus was commensurate with the reduction in the aggregate in the bonuses to other executive officers.

         Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally disallows a public company's deduction for compensation to any one employee in excess of $1.0 million per year unless the compensation is pursuant to a plan approved by the public company's shareholders. None of the Named Officers received annual cash compensation in excess of the $1.0 million cap provided in Section 162(m) during 1998.

         BERNARDO M. ARGUDIN, JOSE P. BARED, JOHN H. BLAKE, OSCAR BUSTILLO JR., ESTEFANO ISAIAS, ROBERTO ISAIAS, WILLIAM ISAIAS, MILTON H. LEHR, AND FERNANDO TAMAYO

FINANCIAL PERFORMANCE GRAPH

         The following graph compares shareholder returns on Republic's common stock with returns of The Russel 2000 Index and the Standard & Poor's Banks Composite Index. The graph and table assumes that $100 was invested on February 11, 1998, the day of Republic's initial public offering, and that the dividends were reinvested.

         Numerical values used for the year end plot points in the graph are set forth in the table under the graph.

                           [PERFORMANCE GRAF OMITTED]

                                               2/11/98             12/31/98
                                               -------             --------
Republic Banking Corporation of Florida          100                  72
Russell 2000 Index                               100                 101
Standard & Poor's Banks Composite Index          100                 111

         THIS GRAPH SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT THAT REPUBLIC SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

SECTION 16(A) BENEFICIAL OWNERSHIP COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Republic's executive officers and directors to file reports of ownership and changes in ownership of Republic common stock with the SEC. Executive officers and directors are required by SEC regulations to furnish Republic with copies of Section 16(a) forms they file.

         Based on a review of the forms filed during 1998, Republic believes that its executive officers and directors complied with all applicable filing requirements, except for one report that was filed late by Fernando Tamayo.

                                  OTHER MATTERS

         As of the date of this proxy statement, Republic's board of directors knows of no matters that will be presented for consideration at the annual meeting other than as described in this proxy statement. However, if any other matters properly come before the annual meeting or any adjournment or postponement of the annual meeting and are voted upon, the enclosed proxy will be deemed to confer discretionary authority to the individuals named as proxies to vote the shares represented by such proxy as to any such matters.

                              SHAREHOLDER PROPOSALS

         If the merger is completed, Republic will not hold a shareholders' meeting in the year 2000. However, should the merger not be completed and a shareholders' meeting is held in 2000, a shareholder may submit, for consideration at the meeting, a proposal not exceeding 500 words in length if the shareholder is eligible to submit the proposal. To be eligible, a shareholder must have continuously held at least $2,000 in market value or 1% of Republic's common stock entitled to be voted at the meeting for at least one year by the date the proposal is submitted. In addition, the proposal must be received by Republic at its offices at Republic Banking Corporation of Florida, Office of the Secretary, 2800 Ponce de Leon Boulevard, Coral Gables, Florida 33134, not later than February 23, 2000.

         Under Republic's Amended and Restated Bylaws a shareholder may nominate a candidate for director by delivering notice to Republic not less than 90 days nor more than 120 days prior to the first anniversary of the date of the preceding year's annual meeting. For Republic's 2000 annual meeting, Republic must receive the notice at its offices at Republic Banking Corporation of Florida, Office of the Secretary, 2800 Ponce de Leon Boulevard, Coral Gables, Florida 33134 on or after February 23, 2000 and on or before March 25, .

         A copy of the full text of the Amended and Restated Bylaws provision discussed above may be obtained by writing to Republic Banking Corporation of Florida, Office of the Secretary, 2800 Ponce de Leon Boulevard, Coral Gables, Florida 33134.

         Additionally, the submission of such proposals and nominations by a shareholder and the consideration of such of such proposals and nominations by Republic for inclusion in next year's proxy statement and form of proxy are also subject to applicable rules and regulations of the SEC.

                                     EXPERTS

         The consolidated financial statements of Republic and subsidiaries as of and for the years ended December 31, 1996, 1997 and 1998 included in this proxy statement have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their reports, which are included herein, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                             INCORPORATED DOCUMENTS

         Additional information with respect to Republic and its majority-owned subsidiary Republic Bank is included in documents incorporated by reference in this proxy statement. Copies of such documents, consisting of Republic's Annual Report for the fiscal year ended December 31, 1998, accompany this proxy statement.

                                     BY ORDER OF THE BOARD OF DIRECTORS

MAY 21, 1999                                       LYDIA A. FERNANDEZ, SECRETARY

                                   APPENDIX A

                      AGREEMENT AND PLAN OF REORGANIZATION

                                 BY AND BETWEEN

                    UNION PLANTERS BANK, NATIONAL ASSOCIATION

                                       AND

                     REPUBLIC BANKING CORPORATION OF FLORIDA

                          DATED AS OF FEBRUARY 22, 1999

                                       AND

                    AMENDED AND RESTATED AS OF MARCH 31, 1999

                                TABLE OF CONTENTS
                                                                           PAGE
                                                                           ----
PARTIES.....................................................................1

PREAMBLE....................................................................1

ARTICLE 1 - TRANSACTIONS AND TERMS OF MERGER................................2
            1.1 Merger......................................................2
            1.2 Republic Dissolution........................................2
            1.3 Bank Merger.................................................2
            1.4 Time and Place of Closing...................................2
            1.5 Effective Time..............................................3
            1.6 Execution of Agreements.....................................3
            1.7 Restructure of Transaction..................................3

ARTICLE 2 - TERMS OF MERGER AND BANK MERGER.................................4
            2.1 Charter.....................................................4
            2.2 Bylaws......................................................4
            2.3 Directors and Officers......................................4

ARTICLE 3 - MANNER OF CONVERTING SHARES.....................................4
            3.1 Conversion of Shares........................................4
            3.2 Anti-Dilution Provisions....................................5
            3.3 Shares held by Republic or UPBNA............................5
            3.4 Dissenting Shareholders.....................................5
            3.5 Settlement of Stock Options.................................5

ARTICLE 4 - EXCHANGE OF SHARES..............................................6
            4.1 Exchange Procedures.........................................6
            4.2 Rights of Former Republic Shareholders......................6

ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF REPUBLIC......................7
            5.1 Organization, Standing, and Power...........................7
            5.2 Authority, No Breach by Agreement...........................8
            5.3 Capital Stock...............................................9
            5.4 Republic Subsidiaries.......................................10
            5.5 Financial Statements........................................10
            5.6 Absence of Undisclosed Liabilities..........................11
            5.7 Absence of Certain Changes or Events........................11
            5.8 Tax Matters.................................................11
            5.9 Assets......................................................13
            5.10 Intellectual Property......................................13
            5.11 Environmental Matters......................................14
            5.12 Compliance With Laws.......................................14
            5.13 Labor Relations............................................15
            5.14 Employee Benefit Plans.....................................16
            5.15 Material Contracts.........................................17

                                                                            PAGE
                                                                            ----
            5.16 Legal Proceedings..........................................18
            5.17 Reports....................................................18
            5.18 Statements True and Correct................................19
            5.19 Regulatory Matters.........................................19
            5.20 Article Provisions.........................................19
            5.21 Derivatives Contracts......................................19
            5.22 Year 2000..................................................19

ARTICLE 6 - REPRESENTATIONS AND WARRANTIES OF UPBNA.........................20
            6.1 Organization, Standing, and Power...........................20
            6.2 Authority; No Breach by Agreement...........................20
            6.3 Compliance With Laws........................................21
            6.4 Legal Proceedings...........................................21
            6.5 Statements True and Correct.................................21
            6.6 Regulatory Matters..........................................22
            6.7 Financial Capacity..........................................22

ARTICLE 7 - CONDUCT OF BUSINESS PENDING CONSUMMATION........................22
            7.1 Affirmative Covenants of Republic...........................22
            7.2 Negative Covenants of Republic..............................22
            7.3 Covenants of UPBNA..........................................25
            7.4 Adverse Changes in Condition................................25
            7.5 Reports.....................................................25

ARTICLE 8 - ADDITIONAL AGREEMENTS...........................................26
            8.1 Proxy Statement; Shareholder Approvals......................26
            8.2 Applications................................................26
            8.3 Merger Filings..............................................26
            8.4 Agreement as to Efforts to Consummate.......................26
            8.5 Investigation and Confidentiality...........................27
            8.6 Press Releases..............................................27
            8.7 Certain Actions.............................................27
            8.8 Employee Benefits and Contracts.............................28
            8.9 Indemnification.............................................28
            8.10 State Takeover Laws........................................29
            8.11 UPBNA Merger Subsidiary Organization.......................29
            8.12Shareholders Approval of Republic Dissolution...............30

ARTICLE 9 - CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE...............30
            9.1 Conditions to Obligations of Each Party.....................30
            9.2 Conditions to Obligations of UPBNA..........................31
            9.3 Conditions to Obligations of Republic.......................31

ARTICLE 10 - TERMINATION....................................................32
             10.1 Termination...............................................32
             10.2 Effect of Termination.....................................33
             10.3 Non-Survival of Representations and Covenants.............34

                                                                            PAGE
                                                                            ----
ARTICLE 11 - MISCELLANEOUS..................................................34
             11.1 Definitions...............................................34
             11.2 Expenses..................................................42
             11.3 Brokers and Finders.......................................42
             11.4 Entire Agreement..........................................42
             11.5 Amendments................................................42
             11.6 Waivers...................................................43
             11.7 Assignment................................................43
             11.8 Notices...................................................43
             11.9 Governing Law.............................................44
             11.10 Counterparts.............................................44
             11.11 Captions.................................................44
             11.12 Interpretations..........................................44
             11.13 Enforcement of Agreement.................................45
             11.14 Severability.............................................45

SIGNATURES..................................................................46

                                LIST OF EXHIBITS

EXHIBIT NUMBER    DESCRIPTION
--------------    -----------

      1.          Form of Plan of Merger.

      2.          Form of Bank Plan of Merger.

      3.          Form of Termination Fee Agreement.

      4.          Form of Support Agreement.

      5.          Form of Supplemental Letter.

                      AGREEMENT AND PLAN OF REORGANIZATION

               THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into as of February 22, 1999, and amended and restated as of _____________, by and between Republic Banking Corporation of Florida, a Florida corporation having its principal office located in Coral Gables, Florida ("Republic") and Union Planters Bank, National Association, a national banking association having its principal office located in Memphis, Tennessee ("UPBNA").

                                    PREAMBLE

               The Boards of Directors of Republic and UPBNA are of the opinion that the transactions described herein are in the best interests of the parties and their respective shareholders. This Agreement provides for the acquisition of Republic by UPBNA pursuant to (i) the merger (the "Merger") of a newly-formed, wholly-owned subsidiary of UPBNA ("UPBNA Merger Subsidiary") into and with Republic, (ii) followed by the statutory dissolution of Republic (the "Republic Dissolution"), and (iii) followed by the merger (the "Bank Merger") of Republic National Bank of Miami ("Republic Bank"), a national banking association and a majority-owned, first-tier subsidiary of Republic, into and with UPBNA. At the effective time of the Merger, the Republic Dissolution, and the Bank Merger, which shall occur on the same day but in the sequence provided for in the preceding sentence, the outstanding shares of the common stock of Republic and the outstanding shares of the common stock of Republic Bank not held by Republic shall be cancelled and in consideration therefor holders of such outstanding shares shall receive cash payments (without interest) from UPBNA (except as provided herein). As a result, shareholders of Republic and Republic Bank shall receive cash payments in exchange for their shares of Republic common stock and Republic Bank common stock, respectively, and UPBNA shall continue to conduct the business and operations of Republic Bank. For tax purposes, the Merger of UPBNA Merger Subsidiary into and with Republic will be treated as a qualified stock purchase under Section 338 of the Internal Revenue Code, and the subsequent Republic Dissolution and the Bank Merger of Republic Bank into UPBNA shall each be treated as a liquidation under Section 332 of the Internal Revenue Code. For tax purposes, the cash payments to Republic Bank shareholders in exchange for shares of Republic Bank common stock shall be treated as having been contributed by UPBNA to the capital of Republic Bank and paid by Republic Bank to the shareholders in exchange for their Republic Bank common stock. The transactions described in this Agreement are subject to the approvals of the shareholders of Republic, the shareholders of Republic Bank, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, and other applicable federal and state regulatory authorities, and the satisfaction of certain other conditions described in this Agreement.

               Immediately after the execution and delivery of this Agreement, as a condition and inducement to UPBNA's willingness to enter into this Agreement, (i) Republic and UPBNA are entering into a fee termination agreement pursuant to which Republic is agreeing to pay a termination fee to UPBNA under certain circumstances and (ii) Rebank Netherlands Antilles N.V., a major shareholder of Republic, and each of the directors of Republic are entering into support agreements with UPBNA.

               Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

               NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:

                                    ARTICLE 1
                        TRANSACTIONS AND TERMS OF MERGER

               1.1 MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time, UPBNA Merger Subsidiary shall be merged with and into Republic in accordance with the provisions of Section 607.1101 of the FBCA and with the effect provided in Section 607.1106 of the FBCA (the "Merger"). Republic shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Florida. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Republic and UPBNA and the Plan of Merger, in substantially the form of Exhibit 1, which has been approved and adopted by the Board of Directors of Republic and will be approved by the Board of Directors of UPBNA Merger Subsidiary upon its organization.

               1.2 REPUBLIC DISSOLUTION. Subject to the terms and conditions of this Agreement, immediately subsequent to the Merger, UPBNA shall cause Republic to effect a voluntary dissolution in accordance with the provisions of Section
607.1402 of the FBCA (the "Republic Dissolution"). In connection with the Republic Dissolution, Republic shall (i) cease to carry on its business, except in so far as may be necessary for winding up thereof, (ii) satisfy all outstanding debts and other liabilities to its creditors, and (iii) distribute all remaining assets, within one taxable year, to UPBNA in complete cancellation of the outstanding Republic Common Stock pursuant to a plan of liquidation adopted herewith by Republic.

               1.3 BANK MERGER. Subject to the terms and conditions of this Agreement and the Bank Plan of Merger, immediately subsequent to the Republic Dissolution, Republic Bank shall be merged with and into UPBNA in accordance with the provisions of 12 U.S.C. Sections 215a and 215a-1. UPBNA shall be the Surviving Bank of the Bank Merger and shall continue to be governed by the Laws of the United States. The Bank Merger shall be consummated pursuant to the terms of the Bank Plan of Merger, in substantially the form of Exhibit 2, which has been approved and adopted by the Boards of Directors of Republic Bank and UPBNA.

               1.4 TIME AND PLACE OF CLOSING. The Closing will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as UPBNA may determine. The Closing shall be held at such place as determined by UPBNA.

               1.5 EFFECTIVE TIME. The Merger, the Republic Dissolution, and the Bank Merger and other transactions contemplated by this Agreement shall become effective (i) as to the Merger, on the date and at the time of the Florida Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Florida, (ii) as to the Republic Dissolution, on the date and at the time the Florida Articles of Dissolution reflecting the Republic Dissolution shall become effective with the Secretary of State of the State of Florida, and (iii) as to the Bank Merger, on the date and at the time specified in the Certificate of Merger reflecting the Bank Merger issued by the Office of the Comptroller of the Currency (the "Effective Time"). The Effective Time of each of the Merger, the Republic Dissolution, and the Bank Merger shall occur on the same day. Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the chief executive officers or chief financial officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on such date as may be designated by UPBNA within 20 days following the last to occur of (i) the effective date of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger and the Bank Merger (including the expiration of any requisite waiting period in respect thereof), (ii) the date on which the shareholders of Republic and Republic Bank approve this Agreement, the Plan of Merger, and the Bank Plan of Merger, as appropriate, and (iii) the date on which all other conditions precedent (other than those conditions which relate to actions to be taken at the Closing) to each Party's obligations hereunder shall have been satisfied or waived (to the extent waivable by such Party).

               1.6 EXECUTION OF AGREEMENTS. Simultaneously with the execution of this Agreement by the Parties and as a condition thereto, (i) Republic is executing and delivering to UPBNA a fee termination agreement (the "Fee Termination Agreement"), in substantially the form of Exhibit 3, pursuant to which Republic is agreeing to pay to UPBNA a termination fee under certain circumstances and (ii) Rebank Netherlands Antilles N.V. and each of the directors of Republic are executing and delivering to UPBNA support agreements (each a "Support Agreement") in substantially the form of Exhibit 4.

               1.7 RESTRUCTURE OF TRANSACTION. UPBNA shall, in its reasonable discretion, have the unilateral right to revise the structure of the Merger, the Republic Dissolution or the Bank Merger contemplated by this Agreement in order to achieve tax benefits or for any other reason which UPBNA may deem advisable; provided, however, that UPBNA shall not have the right, without the approval of the Board of Directors of Republic and the Board of Directors of Republic Bank and, if required by applicable law, the holders of the Republic Common Stock or the holders of Republic Bank Common Stock, to make any revision to the structure of the Merger, the Republic Dissolution or the Bank Merger which: (i) changes the amount or the manner of payment of the consideration which the holders of shares of Republic Common Stock or the holders of Republic Bank Common Stock are entitled to receive (determined in the manner provided in Section 3.1 of this Agreement); (ii) would be materially adverse to the interests of Republic or adverse to the holders of shares of Republic Common Stock or the holders of shares of Republic Bank Common Stock; or (iii) would materially impede or delay consummation of the Merger, the Republic Dissolution or the Bank Merger. UPBNA may exercise this right of revision by giving written notice to Republic in the manner provided in Section 11.8 of this Agreement which notice shall be in the form of an amendment to this Agreement or in the form of an Agreement and Plan of Reorganization.

                                    ARTICLE 2
                         TERMS OF MERGER AND BANK MERGER

               2.1 CHARTER. The Charter (the "Charter") of Republic in effect immediately prior to the Effective Time shall be the Charter of the Surviving Corporation until otherwise amended or repealed. The Articles of Association (the "Articles") of UPBNA in effect immediately prior to the Effective Time shall be the Articles of the Surviving Bank until otherwise amended or repealed.

               2.2 BYLAWS. The Amended and Restated Bylaws of Republic (the "Bylaws") in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until otherwise amended or repealed. The Bylaws of UPBNA in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Bank until otherwise amended or repealed.

               2.3 DIRECTORS AND OFFICERS. The directors of UPBNA Merger Subsidiary in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the By-laws of the Surviving Corporation. The officers of UPBNA Merger Subsidiary in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from the Effective Time in accordance with the By-laws of the Surviving Corporation. The directors of UPBNA in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Bank from and after the Effective Time in accordance with the Bylaws of the Surviving Bank. The officers of UPBNA in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Bank from the Effective Time in accordance with the Bylaws of the Surviving Bank.

                                    ARTICLE 3
                           MANNER OF CONVERTING SHARES

               3.1 CONVERSION OF SHARES. Subject to the provisions of this
Article 3, at the Effective Time, by virtue of the Merger and the Bank Merger and without any action on the part of UPBNA, UPBNA Merger Subsidiary, Republic, Republic Bank, or the shareholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

                      (a) Each share of UPBNA Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

                      (b) Each share of UPBNA Merger Subsidiary Common Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for one share of Republic Common Stock.

                      (c) Each share of Republic Common Stock (excluding shares held by Republic, any Republic Subsidiary, UPBNA, or any UPBNA Subsidiary, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into the right to receive a check from UPBNA in the amount of $19.25 (without interest) (the "Cash Payment Amount").

                      (d) Each share of Republic Bank Common Stock (excluding shares held by Republic, any Republic Subsidiary, UPBNA, or any UPBNA Subsidiary, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into the right to receive a check from UPBNA in the amount of $45.25 (without interest) (the "Bank Cash Payment Amount").

               3.2 ANTI-DILUTION PROVISIONS. In the event Republic changes the number of shares of Republic Common Stock or Republic Bank changes the number of shares of Republic Bank Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) occurs prior to the Effective Time, the Cash Payment Amount or Bank Cash Payment Amount shall be adjusted as appropriate.

               3.3 SHARES HELD BY REPUBLIC OR UPBNA. Each of the shares of Republic Common Stock or Republic Bank Common Stock held by Republic, any Republic Subsidiary, UPBNA or any UPBNA Subsidiary, in each case other than in fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

               3.4 DISSENTING SHAREHOLDERS. Any holder of shares of Republic Bank Common Stock who perfects such holder's dissenters' rights of appraisal in accordance with and as contemplated by 12 U.S.C. Section 215a or other applicable Law shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of 12 U.S.C. Section 215a or other applicable Law and surrendered to Republic Bank the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of Republic Bank fails to perfect, or effectively withdraws or loses, such holder's right to appraisal and of payment for such holder's shares, UPBNA shall issue and deliver the consideration to which such holder of shares of Republic Bank Common Stock is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing shares of Republic Bank Common Stock held by such holder.

               3.5 SETTLEMENT OF STOCK OPTIONS. At the Effective Time, UPBNA shall pay to each holder of stock options granted by Republic pursuant to the Republic Stock Option Plan that are outstanding at the Effective Time, whether or not exercisable ("Republic Options"), an amount (without interest) by check (the "Option Settlement Payment") equal to the difference (if positive) between the Cash Payment Amount and the price per share of Republic Common Stock at which the holder of such Republic Option may purchase the shares of Republic Common Stock to which such Republic Option relates. At the Effective Time each such Republic Option shall no longer represent the right to purchase shares of Republic Common Stock, but rather shall represent only the nontransferable right to receive the Option Settlement Payment. At the Effective Time, any other rights associated with such Republic Options shall terminate.

                                    ARTICLE 4
                               EXCHANGE OF SHARES

               4.1 EXCHANGE PROCEDURES. Promptly after the Effective Time, UPBNA shall cause the exchange agent selected by UPBNA (the "Exchange Agent") to mail to the former shareholders of Republic and Republic Bank appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Republic Common Stock or Republic Bank Common Stock, as the case may be, shall pass, only upon proper delivery of such certificates to the Exchange Agent). Republic shall have the right to review the transmittal materials prior to their mailing. After the Effective Time, each holder of shares of Republic Common Stock or Republic Bank Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which dissenters' rights have been perfected as provided in
Section 3.4 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Agreement (without interest thereon), together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Agreement. UPBNA shall not be obligated to deliver the consideration to which any former holder of Republic Common Stock or Republic Bank Common Stock is entitled as a result of the Merger or the Bank Merger, as the case may be, until such holder surrenders his certificate or certificates representing the shares of Republic Common Stock or Republic Bank Common Stock, as the case may be, for exchange as provided in this Section 4.1. The certificate or certificates of Republic Common Stock or Republic Bank Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither UPBNA, Republic, Republic Bank, nor the Exchange Agent shall be liable to a holder of Republic Common Stock or Republic Bank Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

               4.2 RIGHTS OF FORMER REPUBLIC SHAREHOLDERS. At the Effective Time, the stock transfer books of Republic and Republic Bank shall be closed as to holders of Republic Common Stock and Republic Bank Common Stock, respectively, immediately prior to the Effective Time and no transfer of Republic Common Stock or Republic Bank Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of Republic Common Stock or Republic Bank Common Stock (other than shares to be canceled pursuant to Section 3.3 or as to which dissenters' rights have been perfected as provided in Section 3.4 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 3.1 (without interest thereon) of this Agreement in exchange therefor; subject, however, to the Surviving Corporation's and the Surviving Bank's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Republic or Republic Bank, as the case may be, in respect of the Republic Common Stock or the Republic Bank Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. In the event any Republic Common Stock or Republic Bank Common Stock certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and the posting by such person of a bond in such amount as UPBNA may reasonably direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificate the Cash Payment Amount or the Bank Cash Payment Amount deliverable in respect thereof pursuant to this Agreement.

                                    ARTICLE 5
                   REPRESENTATIONS AND WARRANTIES OF REPUBLIC

               Republic hereby represents and warrants to UPBNA as follows:

               5.1 ORGANIZATION, STANDING, AND POWER. Republic is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Florida, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its material Assets. Republic is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Republic. Republic Bank is a national banking association duly organized and validly existing, and in good standing under the Laws of the United States, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its material Assets.

               5.2 AUTHORITY, NO BREACH BY AGREEMENT.

                      (a) Republic has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action (including valid authorization and adoption of this Agreement and the Merger by Republic's duly constituted Board of Directors) in respect thereof on the part of Republic, subject to the approval of this Agreement and the Merger by the holders of the outstanding shares of Republic Common Stock, which is the only shareholder vote required for approval of this Agreement and consummation of the Merger by Republic. Subject to such requisite shareholder approval and assuming due authorization, execution and delivery of this Agreement by UPBNA, this Agreement (which, for purposes of this sentence, shall not include the Fee Termination Agreement) represents a legal, valid, and binding obligation of Republic, enforceable against Republic in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). Republic Bank has the corporate power and authority necessary to execute, deliver, and perform its obligations under the Bank Plan of Merger and to consummate the transactions contemplated thereby. The execution, delivery, and performance of the Bank Plan of Merger and the consummation of the transactions contemplated therein, including the Bank Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Republic Bank, subject to the approval of the Bank Plan of Merger by the holders of two-thirds of the outstanding Republic Bank Common Stock, which is the only shareholder vote required for approval of the Bank Plan of Merger and consummation of the Bank Merger by Republic Bank.

                      (b) Neither the execution and delivery of this Agreement (which, for purposes of clause (iii) of this sentence, shall not include the Fee Termination Agreement) by Republic, nor the consummation by Republic of the transactions contemplated hereby, nor compliance by Republic with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of the Articles or the By-laws of Republic, or (ii) except as disclosed in
Section 5.2 of the Republic Disclosure Memorandum, constitute or result in a Default under, or require any Consent (excluding Consents required by Law or Order) pursuant to, or result in the creation of any Lien on any material Asset of Republic or any Republic Subsidiary under, any Contract or Permit of Republic or any Republic Subsidiary, except for such Defaults, Liens and Consents, which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Republic, or (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to Republic, its Subsidiaries or any of their respective material Assets. Neither the execution and delivery of the Bank Plan of Merger by Republic Bank, nor the consummation by Republic Bank of the transactions contemplated hereby, nor compliance by Republic Bank with any of the provisions thereof, will (i) conflict with or result in a breach of any provision of Republic Bank's Articles of Association or Bylaws, or (ii) except as disclosed in Section 5.2 of the Republic Disclosure Memorandum, constitute or result in a Default under, or require any Consent (excluding Consents required by Law or Order) pursuant to, or result in the creation of any Lien on any material Asset of Republic Bank under, any Contract or Permit of Republic Bank, except for such Defaults, Liens and Consents, which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Republic Bank, or, (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to Republic Bank or any of its material Assets.

                      (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Republic, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Republic of the Merger or the consummation by Republic Bank of the Bank Merger and the consummation of the other transactions contemplated in this Agreement, the Plan of Merger and the Bank Plan of Merger.

               5.3 CAPITAL STOCK.

                      (a) The authorized capital stock of Republic consists of 50,000,000 shares of Republic Common Stock, of which 21,230,892 shares are issued and outstanding as of the date of this Agreement and not more than 21,750,892 shares will be issued and outstanding at the Effective Time and 5,000,000 shares of Republic Preferred Stock of which no shares are issued and outstanding as of the date of this Agreement and no shares will be issued and outstanding at the Effective Time. All of the issued and outstanding shares of capital stock of Republic are duly and validly issued and outstanding and are fully paid and nonassessable under the FBCA. None of the outstanding shares of capital stock of Republic has been issued in violation of any preemptive rights of the current or past shareholders of Republic. Republic has reserved 1,000,000 shares of Republic Common Stock for issuance under the Republic Stock Option Plan, pursuant to which options to purchase 520,000 shares of Republic Common Stock are outstanding. Except as set forth above or as disclosed in Section 5.3 of the Republic Disclosure Memorandum, there are no shares of capital stock or other equity securities of Republic outstanding and no outstanding Rights relating to the capital stock of Republic.

                      (b) The authorized capital stock of Republic Bank consists of 20,000,000 shares of Republic Bank Common Stock, of which 8,129,171 shares are issued and outstanding as of the date of this Agreement and not more than 8,129,171 shares will be issued and outstanding at the Effective Time. All of the issued and outstanding shares of capital stock of Republic Bank are duly and validly issued and outstanding and are fully paid under the National Bank Act. None of the outstanding shares of capital stock of Republic Bank has been issued in violation of any preemptive rights of the current or past shareholders of Republic Bank. Except as set forth above or as disclosed in Section 5.3 of the Republic Disclosure Memorandum, there are no shares of capital stock or other equity securities of Republic Bank outstanding and no outstanding Rights relating to the capital stock of Republic Bank.

               5.4 REPUBLIC SUBSIDIARIES. Republic has disclosed in Section 5.4 of the Republic Disclosure Memorandum all of the Republic Subsidiaries that are corporations (identifying its jurisdiction of incorporation) and all of the Republic Subsidiaries that are general or limited partnerships or other non-corporate entities (identifying the Law under which such entity is organized, and the amount and nature of the ownership interest therein of Republic Subsidiaries). Except as set forth in Section 5.4 of the Republic Disclosure Memorandum, Republic or one of its wholly-owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each of the Republic Subsidiaries. Except as set forth in Section
5.4 of the Republic Disclosure Memorandum and except for the Republic Stock Option Plan, no capital stock (or other equity interest) of any Republic Subsidiary is or may become required to be issued (other than to another Republic Subsidiary) by reason of any Rights, and there are no Contracts by which Republic or any of the Republic Subsidiaries is bound to issue (other than to Republic or another of the Republic Subsidiaries) additional shares of its capital stock (or other equity interests) or Rights or by which Republic or any of the Republic Subsidiaries is or may be bound to transfer any shares of the capital stock (or other equity interests) of any of Republic or any of the Republic Subsidiaries (other than to Republic or any of the Republic Subsidiaries). Except as set forth in Section 5.4 of the Republic Disclosure Memorandum, there are no Contracts relating to the rights of Republic or any Republic Subsidiary to vote or to dispose of any shares of the capital stock (or other equity interests) of Republic or any Republic Subsidiary. All of the shares of capital stock (or other equity interests) of each Republic Subsidiary held by Republic or any Republic Subsidiary are fully paid and nonassessable under the applicable corporation or similar Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by Republic or a Republic Subsidiary free and clear of any Liens. Each Republic Subsidiary is either a bank, partnership, limited liability corporation, or a corporation, and each such Subsidiary is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its material Assets and to carry on its business as now conducted. Each Republic Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Republic. The only Republic Subsidiary that is a depository institution is Republic Bank. Republic Bank is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund and the Savings Association Insurance Fund. The minute book and other organizational documents (and all amendments thereto) for Republic and each Republic Subsidiary that is a "Significant Subsidiary" (as such term is defined in Regulation S-X promulgated under the 1934 Act) have been or will be made available to UPBNA for its review, and are true and complete in all material respects as in effect as of the date of this Agreement.

               5.5 FINANCIAL STATEMENTS. Each of the Republic Financial Statements (including, in each case, any related notes) contained in the Republic SEC Reports, including any Republic SEC Reports filed after the date of this Agreement until the Effective Time, complied, or will comply, as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared, or will be prepared, in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented, or will fairly present, in all material respects the consolidated financial position of Republic and the Republic Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

               5.6 ABSENCE OF UNDISCLOSED LIABILITIES. Neither Republic nor any of the Republic Subsidiaries has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Republic, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Republic as of September 30, 1998, included in the Republic Financial Statements made available prior to the date of this Agreement or reflected in the notes thereto. Except as disclosed in Section 5.6 of the Republic Disclosure Memorandum, neither Republic nor any of the Republic Subsidiaries has incurred or paid any Liability since September 30, 1998, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice or which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Republic or
(ii) in connection with the transactions contemplated by this Agreement.

               5.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since September 30, 1998, except as disclosed in the Republic SEC Reports made available prior to the date of this Agreement or in Section 5.7 of the Republic Disclosure Memorandum, there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Republic.

               5.8 TAX MATTERS.

                      (a) All material Tax Returns required to be filed by or on behalf of Republic or any of the Republic Subsidiaries have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1997, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, and all such Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. There is no audit examination or refund Litigation with respect to any material Taxes, except as reserved against in the Republic Financial Statements made available prior to the date of this Agreement. All material Taxes and other material Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid. There are no material Liens with respect to Taxes upon any of the Assets of Republic or any of the Republic Subsidiaries.

                      (b) Neither Republic nor any of the Republic Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

                      (c) Adequate provision for any material Taxes due or to become due for Republic or the Republic Subsidiaries for the period or periods through and including the date of the respective Republic Financial Statements has been made and is reflected on such Republic Financial Statements.

                      (d) Material deferred Taxes of Republic and the Republic Subsidiaries have been provided for in accordance with GAAP.

                      (e) Republic and the Republic Subsidiaries are in material compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply in all material respects with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

                      (f) Except as disclosed in Section 5.8(f) of the Republic Disclosure Memorandum, neither Republic nor any of the Republic Subsidiaries has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

                      (g) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of Republic or any of the Republic Subsidiaries that occurred during or after any Taxable Period in which Republic or any of the Republic Subsidiaries incurred a net operating loss that carries over to any Taxable Period ending after December 31, 1997, except in connection with the transactions contemplated pursuant to this Agreement.

                      (h) Neither Republic nor any of the Republic Subsidiaries is a party to any tax allocation or sharing agreement, except between themselves, and neither Republic nor any of the Republic Subsidiaries has been a member of an affiliated group filing a consolidated federal income tax return, other than Republic with Republic Bank, or has any material Liability for taxes of any Person (other than Republic and the Republic Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law) as a transferee or successor or by Contract or otherwise.

                      (i) At all times during the five-year period ending at the Effective Time, the fair market value of all of Republic's United States real property interests was and will have been less than fifty percent (50%) of the fair market value of the total of (a) its United States real property interests,
(b) its interests in real property located outside the United States, and (c) its other assets used or held for use in a trade or business. For purposes of the preceding sentence, (i) United States real property interests include all interests (other than an interest solely as a creditor) in real property and associated personal property (such as movable walls and furnishings) located in the United States or the Virgin Islands and interests in any corporation (other than a controlled corporation) owning any United States real property interest,
(ii) Republic is treated as owning its proportionate share (based on the relative fair market value of its ownership interest to all ownership interests) of the assets owned by any controlled corporation or any partnership, trust, or estate in which Republic is a partner or beneficiary, and (iii) any such entity in turn is treated as owning its proportionate share of the assets owned by any controlled corporation or any partnership, trust, or estate in which the entity is a partner or beneficiary. As used in this paragraph, "controlled corporation" means any corporation at least fifty percent (50%) of the fair market value of the stock of which is owned by Republic, in the case of a first-tier subsidiary of Republic or by a controlled corporation, in the case of a lower-tier subsidiary.

               5.9 ASSETS. Except as disclosed in Section 5.9 of the Republic Disclosure Memorandum or reserved against in the Republic Financial Statements made available prior to the date of this Agreement, Republic and the Republic Subsidiaries have good and marketable title, free and clear of all Liens, to all of their respective material Assets. Substantially, all tangible properties used in the businesses of Republic and its Subsidiaries are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business of Republic and its Subsidiaries. All Assets which are material to Republic's business on a consolidated basis, held under leases or subleases by Republic or any of the Republic Subsidiaries, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. Republic and the Republic Subsidiaries currently maintain insurance in amounts, scope, and coverage which, in the reasonable opinion of management of Republic, are adequate for the operations of Republic and the Republic Subsidiaries. Neither Republic nor any of the Republic Subsidiaries has received notice from any insurance carrier within the past three years that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated within the past three years, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except for claims disclosed in
Section 5.9 of the Republic Disclosure Memorandum, there are presently no material claims pending under any such policies of insurance and no notices have been given by Republic or any of the Republic Subsidiaries under such policies.

               5.10 INTELLECTUAL PROPERTY. All of the Intellectual Property rights of Republic and the Republic Subsidiaries are in full force and effect and, if applicable, constitute legal, valid, and binding obligations of the respective parties thereto, and there have not been, and, to the Knowledge of Republic, there currently are not, any Defaults thereunder by Republic or a Republic Subsidiary. Except as disclosed in Section 5.10 of the Republic Disclosure Memorandum, Republic or a Republic Subsidiary owns or is the valid licensee of all such Intellectual Property rights free and clear of all Liens or claims of infringement. Neither Republic nor any of the Republic Subsidiaries nor, to the Knowledge of Republic, their respective predecessors has infringed the Intellectual Property rights of others and, to the Knowledge of Republic, none of the Intellectual Property rights as used in the business conducted by Republic or the Republic Subsidiaries infringes upon or otherwise violates the rights of any Person, nor has any Person asserted a claim of such infringement. Except as disclosed in Section 5.10 of the Republic Disclosure Memorandum, neither Republic nor the Republic Subsidiaries is obligated to pay any royalties to any Person with respect to any such Intellectual Property. Republic or a Republic Subsidiary owns or has the valid right to use all of the

Intellectual Property rights which it is presently using, or in connection with performance of any material Contract to which it is a party. Except as disclosed in Section 5.10 of the Republic Disclosure Memorandum, no officer, director, or employee of Republic or the Republic Subsidiaries is party to any Contract which requires such officer, director, or employee to assign any interest in any Intellectual Property or keep confidential any trade secrets, proprietary data, customer information, or other business information or, which restricts or prohibits such officer, director, or employee from engaging in activities competitive with any Person, including Republic or any of the Republic Subsidiaries.

               5.11 ENVIRONMENTAL MATTERS. Except as disclosed in Section 5.11 of the Republic Disclosure Memorandum,

                      (a) To the Knowledge of Republic, each of Republic and the Republic Subsidiaries, its Participation Facilities, and its Operating Properties are in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Republic.

                      (b) To the Knowledge of Republic, there is no Litigation pending or threatened before any court or governmental agency, in which Republic, any of the Republic Subsidiaries or any of their respective Operating Properties or Participation Facilities (or Republic in respect of such Operating Property or Participation Facility) is or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting a site owned, leased, or operated by Republic or any of the Republic Subsidiaries or any of their respective Operating Properties or Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Republic.

                      (c) During the period of (i) Republic's or any of the Republic Subsidiaries' ownership or operation of any of their respective currently owned properties, (ii) Republic's or any of the Republic Subsidiaries' participation in the management of any Participation Facility, or (iii) Republic's or any of the Republic Subsidiaries' holding of a security interest in an Operating Property, to the Knowledge of Republic, there have been no releases of Hazardous Material in violation of any Environmental Law in, on, under, adjacent to, or affecting such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Republic.

               5.12 COMPLIANCE WITH LAWS. Republic is duly registered as a bank holding company under the BHC Act. Each of Republic and the Republic Subsidiaries has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except where the failure to hold such Permits would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Republic. Neither Republic nor any of the Republic Subsidiaries:

                      (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for such violations which would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Republic; or

                      (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof which remains unresolved (i) asserting that Republic or any of the Republic Subsidiaries is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, except for such non-compliance as would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, (ii) threatening to revoke any Permits, or (iii) requiring Republic or any of the Republic Subsidiaries to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, or its management.

               5.13 LABOR RELATIONS. Neither Republic nor any of the Republic Subsidiaries is the subject of any Litigation asserting that Republic or any of the Republic Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel Republic or any of the Republic Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving Republic or any of the Republic Subsidiaries, pending or threatened, or to the Knowledge of Republic, is there any activity involving Republic's or any of the Republic Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

               5.14 EMPLOYEE BENEFIT PLANS.

                      (a) Republic has disclosed in Section 5.14(a) of the Republic Disclosure Memorandum, and has delivered or made available to UPBNA prior to the execution of this Agreement copies in each case of, all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Republic or the Republic Subsidiaries or ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries of Republic or any Republic Subsidiary and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries of Republic or any Republic Subsidiary are eligible to participate (collectively, the "Republic Benefit Plans"). Any of the Republic Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Republic ERISA Plan." Each Republic ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as a "Republic Pension Plan." No Republic Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

                      (b) Except as disclosed in Section 5.14(b), all Republic Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws, except for any breach or violation thereof which is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Republic. Except as disclosed in Section 5.14(b), each Republic ERISA Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code has either received a favorable determination letter from the Internal Revenue Service (and Republic is not aware of any circumstances likely to result in revocation of any such favorable determination letter) or timely application has been made therefor. To the knowledge of Republic, neither Republic nor any of the Republic Subsidiaries has engaged in a transaction with respect to any Republic Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any Republic to a material Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA.

                      (c) Except as disclosed in Section 5.14(c) of the Republic Disclosure Memorandum, no Republic Pension Plan has any "underfunded current liability" as that term is defined in Section 302(d)(8)(A) of ERISA and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any Republic Pension Plan, (ii) no change in the actuarial assumptions with respect to any Republic Pension Plan, and (iii) no increase in benefits under any Republic Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Republic or materially adversely affect the funding status of any such plan. Neither any Republic Pension

Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by Republic or any of the Republic Subsidiaries, or the single-employer plan of any entity which is considered one employer with Republic under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of
Section 412 of the Internal Revenue Code or Section 302 of ERISA. Neither Republic nor any of the Republic Subsidiaries has provided, or, to Republic's knowledge, is required to provide, security to a Republic Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code.

                      (d) Within the six-year period preceding the Effective Time, no material Liability under Subtitle C or D of Title IV of ERISA has been incurred by Republic or any of the Republic Subsidiaries with respect to any current, frozen, or terminated single-employer plan or the single-employer plan of any ERISA Affiliate. Neither Republic nor any of the Republic Subsidiaries has incurred any material withdrawal Liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Republic Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

                      (e) Neither Republic nor any of the Republic Subsidiaries has any material Liability for retiree health and life benefits under any of the Republic Benefit Plans.

                      (f) Except as disclosed in Section 5.14(f) of the Republic Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation or golden parachute) becoming due to any director or any employee of Republic or any of the Republic Subsidiaries from Republic or any of the Republic Subsidiaries under any Republic Benefit Plan, (ii) materially increase any benefits otherwise payable under any Republic Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

                      (g) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any Republic Subsidiary and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the Republic Financial Statements to the extent required by and in accordance with GAAP.

               5.15 MATERIAL CONTRACTS. Except as disclosed in Section 5.15 of the Republic Disclosure Memorandum and except for payments to employees performing services under oral, at will employment agreements, neither Republic, the Republic Subsidiaries, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $100,000, (ii) any

Contract relating to the borrowing of money by Republic or any of the Republic Subsidiaries or the guarantee by Republic or any of the Republic Subsidiaries of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, trade payables, and Contracts relating to borrowings, letters of credit or guarantees made in the ordinary course of business), (iii) any Contracts which prohibit or restrict Republic or any of the Republic Subsidiaries from engaging in any business activities in any geographic area, line of business, or otherwise in competition with any other Person, (iv) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by Republic with the SEC as of the date of this Agreement that has not been filed by Republic as an exhibit to its Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (together with all Contracts referred to in Section 5.9 and 5.14(a) of this Agreement, the "Republic Contracts"). With respect to each Republic Contract:
(i) the Contract is in full force and effect; (ii) neither Republic nor any Republic Subsidiary is in material Default thereunder; (iii) neither Republic nor its Subsidiaries has repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of Republic, in material Default in any respect or has repudiated or waived any material provision thereunder. Section 5.15 of the Republic Disclosure Memorandum also describes the obligation of Republic to purchase two properties from the United States government.

               5.16 LEGAL PROCEEDINGS. There is no Litigation instituted or pending, or, to the Knowledge of Republic, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against Republic or any of the Republic Subsidiaries, or against any Asset, employee benefit plan, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Republic, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against Republic or any of the Republic Subsidiaries. Section 5.16 of the Republic Disclosure Memorandum includes a summary report of all material Litigation as of the date of this Agreement to which Republic or any Republic Subsidiary is a party and which names Republic or a Republic Subsidiary as a defendant or cross-defendant.

               5.17 REPORTS. Since January 1, 1998, or the applicable date of organization if later, Republic and each Republic Subsidiary has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements (the "Republic SEC Reports"), (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities, except failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Republic. As of its respective date (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of such reports and documents, including, the financial statements, exhibits, and schedules thereto complied in all material respects with all applicable Laws. As of its respective date, each Republic SEC Report did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Except for Republic Subsidiaries that are registered as a broker, dealer, or investment advisor, no Republic Subsidiary is required to file any SEC Documents.

               5.18 STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by Republic for inclusion in the Proxy Statement to be mailed to Republic's and Republic Bank's shareholders in connection with the Shareholders' Meeting and the Republic Bank Shareholders' Meeting, and any other documents to be filed by Republic with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Republic and Republic Bank, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting and the Republic Bank Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting and the Republic Bank Shareholders' Meeting. All documents that Republic or the Republic Subsidiaries are responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

               5.19 REGULATORY MATTERS. Neither Republic nor any of the Republic Subsidiaries has taken any action or has any Knowledge of any fact or circumstance relating to Republic that is reasonably likely to materially impede or delay receipt of any Consents of Regulatory Authorities referred to in
Section 9.1(b) of this Agreement.

               5.20 ARTICLE PROVISIONS. Republic has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, By-laws or other governing instruments of Republic or any Republic Subsidiary or restrict or impair the ability of UPBNA or any of the UPBNA Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of Republic or any Republic Subsidiary.

               5.21 DERIVATIVES CONTRACTS. Neither Republic nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract, or any other interest rate or foreign currency protection contract not included on its balance sheet which is a financial derivative contract (including various combinations thereof) and which might reasonably be expected to have a Material Adverse Effect on Republic.

               5.22 YEAR 2000. To the Knowledge of Republic, all critical computer software necessary for the conduct of its business (the "Software") has been tested and is designed to be used prior to, during, and after the calendar year 2000 A.D., and critical Software will operate during each such time period without error relating to the year 2000, specifically including any error relating to, or the product of, date data which represents or references different centuries or more than one century. Republic further represents and warrants that critical Software has been tested and accepts, calculates, sorts, extracts and otherwise processes date inputs and date values, and returns and displays date values, in a consistent manner regardless of the dates used, whether before, on, or after January 1, 2000.

                                    ARTICLE 6
                     REPRESENTATIONS AND WARRANTIES OF UPBNA

               UPBNA hereby represents and warrants to Republic as follows:

               6.1 ORGANIZATION, STANDING, AND POWER. UPBNA is a national banking association duly organized and validly existing, and in good standing under the Laws of the United States, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its material Assets.

               6.2 AUTHORITY; NO BREACH BY AGREEMENT.

                      (a) UPBNA has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Bank Merger, have been duly and validly authorized by all necessary corporate action, including valid authorization and adoption of this Agreement and the Bank Plan of Merger by UPBNA's duly constituted Board of Directors and valid approval of this Agreement and the Bank Plan of Merger by the sole shareholder of the outstanding UPBNA Common Stock, which is the only shareholder vote required for approval of this Agreement and the Bank Plan of Merger and consummation of the Bank Merger by UPBNA. Assuming due authorization, execution and delivery of this Agreement by Republic, this Agreement (which, for purposes of this sentence, shall not include the Fee Termination Agreement) represents a legal, valid, and binding obligation of UPBNA, enforceable against UPBNA in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                      (b) Neither the execution and delivery of this Agreement (which, for purposes of clause (iii) of this sentence, shall not include the Fee Termination Agreement) by UPBNA, nor the compliance by UPBNA with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of UPBNA's Articles of Association or By-laws, or (ii) constitute or result in a Default under, or require any Consent (excluding Consents required by Law or Order) pursuant to, or result in the creation of any Lien on any material Asset of UPBNA or any UPBNA Subsidiary under, any Contract or Permit of UPBNA or any UPBNA Subsidiary, except for such Defaults, Liens and Consents, which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPBNA, or (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to UPBNA or any UPBNA Subsidiary or any of their respective material Assets.

                      (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPBNA, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by UPBNA Merger Subsidiary of the Merger or the consummation by UPBNA of the Bank Merger and the other transactions contemplated in this Agreement, the Plan of Merger, and the Bank Plan of Merger.

               6.3 COMPLIANCE WITH LAWS. Each of UPBNA and the UPBNA Subsidiaries has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except where the failure to hold such permits would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPBNA. Neither UPBNA nor any of the UPBNA Subsidiaries:

                      (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for such violations which would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPBNA; or

                      (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that UPBNA or any UPBNA Subsidiary is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, or (iii) requiring UPBNA or any UPBNA Subsidiary to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, or its management.

               6.4 LEGAL PROCEEDINGS. There is no Litigation instituted or pending, or, to the Knowledge of UPBNA, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against UPBNA or any UPBNA Subsidiary, or against any Asset, interest, or right of any of them, that is reasonably likely
(i) to have, individually or in the aggregate, a Material Adverse Effect on UPBNA or (ii) to impede or materially delay the consummation of the transactions contemplated under this Agreement, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against UPBNA or any UPBNA Subsidiary.

               6.5 STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by UPBNA for inclusion in the Proxy Statement to be mailed to Republic's and Republic Bank's shareholders in connection with the Shareholders' Meeting and the Republic Bank Shareholders' Meeting, and any other documents to be filed by UPBNA or any UPBNA Subsidiary with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Republic and Republic Bank, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting and the Republic Bank Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting and the Republic Bank Shareholders' Meeting. All documents that UPBNA or any UPBNA Subsidiary is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

               6.6 REGULATORY MATTERS; CONSUMMATION OF TRANSACTIONS; CONSENTS. Neither UPBNA nor any UPBNA Subsidiary has taken any action or has any Knowledge of any fact or circumstance relating to UPBNA or its parent company, including year 2000 preparedness, that is reasonably likely to materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or the consummation of the transactions contemplated hereby. To the Knowledge of UPBNA, no Consents (excluding Consents required by Law or Order) are necessary with respect to UPBNA for the consummation of the transactions contemplated by this Agreement.

               6.7 FINANCIAL CAPACITY. UPBNA has, and will have at the Effective Time, cash, and other liquid assets, and other funding sources, sufficient in amount to make the aggregate Cash Payment Amounts and Bank Cash Payment Amounts required under the terms of this Agreement and otherwise to obtain the Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement and to consummate of the transactions contemplated hereby.

                                    ARTICLE 7
                    CONDUCT OF BUSINESS PENDING CONSUMMATION

               7.1 AFFIRMATIVE COVENANTS OF REPUBLIC. Unless the prior written consent of UPBNA shall have been obtained, and except as otherwise expressly contemplated herein, Republic shall and shall cause each of the Republic Subsidiaries to (i) operate its business only in the usual, regular, and ordinary course, (ii) use reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises, and (iii) take no action which would (a) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby, or (b) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

               7.2 NEGATIVE COVENANTS OF REPUBLIC. Except as specifically permitted by this Agreement or the Supplemental Letter, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Republic covenants and agrees that Republic will not do or agree or commit to do, or permit any of the Republic Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, president, or chief financial officer of UPBNA, which consent shall not be unreasonably withheld:

                      (a) amend the Articles, By-laws, or other governing instruments of Republic or any Republic Subsidiary; or

                      (b) incur any additional debt obligation for borrowed money (other than indebtedness of Republic or the Republic Subsidiaries to each other) in excess of an aggregate of $500,000 (for Republic and the Republic Subsidiaries on a consolidated basis) except in the ordinary course of the business of the Republic Subsidiaries consistent with past practices (which shall include, for the Republic Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any material Asset of Republic or any of the Republic Subsidiaries of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust-powers, and Liens in effect as of the date hereof that are disclosed in the Republic Disclosure Memorandum); or

                      (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of Republic or any of the Republic Subsidiaries, or declare or pay any dividend or make any other distribution in respect of Republic's or Republic Bank's capital stock, provided that Republic and Republic Bank may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay regular quarterly cash dividends on the shares of their respective common stock at a rate not in excess of $0.10 and $0.27, respectively, per share with usual and regular record and payment dates in accordance with past practice; provided further that any regular quarterly dividend declared by the Board of Directors of Republic or Republic Bank for the quarterly period during which the Effective Time occurs (it being understood by the Parties that Republic and Republic Bank declare quarterly dividends in arrears during the first month of the quarter following the quarter for which the dividend is paid) shall be declared prior to the Effective Time, and shall be payable in an amount determined by the Board of Directors of Republic and Republic Bank not in excess of $0.10 and $0.27, respectively, multiplied by a fraction the numerator of which shall be the number of full days in such quarterly dividend period elapsed prior to the Effective Time and the denominator of which shall be the number of days in such quarterly dividend period; or

                      (d) except for this Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of its common stock or any other capital stock, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock, except for issuance of its common stock upon exercise of options under the Republic Stock Option Plan; or

                      (e) adjust, split, combine or reclassify any capital stock of Republic or any of the Republic Subsidiaries or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Republic Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber any shares of capital stock of any Republic Subsidiary (unless any such shares of stock are sold or otherwise transferred to another Republic Subsidiary) or any Asset having a book value in excess of $250,000 other than in the ordinary course of business for reasonable and adequate consideration or except as provided in Section 7.2(e) of the Republic Disclosure Memorandum; or

                      (f) except for purchases of investment securities acquired in the ordinary course of business consistent with past practice, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly-owned Subsidiary of Republic, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or (iii) the creation of new wholly-owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

                      (g) grant any increase in compensation or benefits to the employees or officers of Republic or the Republic Subsidiaries, except in the ordinary course of business consistent with past practice and disclosed in
Section 7.2(g) of the Republic Disclosure Memorandum or as required by Law; pay any severance or termination pay or any bonus other than except in the ordinary course of business consistent with past practices pursuant to written policies or written Contracts in effect on the date of this Agreement and disclosed in
Section 7.2(g) of the Republic Disclosure Memorandum; enter into or amend any severance agreements with officers of Republic or the Republic Subsidiaries; grant any material increase in fees or other increases in compensation or other benefits to directors of Republic or the Republic Subsidiaries; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits (other than the acceleration of vesting which occurs under a benefit plan upon a change of control of Republic); or

                      (h) enter into or amend any employment Contract between Republic or the Republic Subsidiaries and any Person (unless such amendment is required by Law) that Republic does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

                      (i) adopt any new employee benefit plan of Republic or the Republic Subsidiaries or terminate or withdraw from, or make any material change adverse to Republic or the Republic Subsidiaries in or to, any existing employee benefit plans of Republic or the Republic Subsidiaries other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by Law, the terms of such plans or consistent with past practices; or

                      (j) make any material change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

                      (k) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of Republic or the Republic Subsidiaries for material money damages or restrictions upon the operations of Republic or the Republic Subsidiaries; or

                      (l) except in the ordinary course consistent with past practice, enter into, modify, amend, or terminate any material Contract (excluding any loan Contract) or waive, release, compromise, or assign any material rights or claims.

               7.3 COVENANTS OF UPBNA. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, UPBNA covenants and agrees that it shall not conduct its business in a manner and will take no action which would (i) adversely affect its ability to consummate the transactions contemplated hereby (ii) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby, (iii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement, or (iv) result in UPBNA entering into an agreement with respect to an Acquisition Proposal with a third party which could be reasonably expected to result in the Merger or the Bank Merger not being consummated.

               7.4 ADVERSE CHANGES IN CONDITION. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it, (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, or (iii) is likely to impede or materially delay the consummation of the Merger and the Bank Merger, and to use its reasonable efforts to prevent or promptly to remedy the same.

               7.5 REPORTS. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and, to the extent permitted by Law, shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

                                    ARTICLE 8
                              ADDITIONAL AGREEMENTS

               8.1 PROXY STATEMENT; SHAREHOLDER APPROVALS. The Parties shall prepare and file the Proxy Statement with the SEC. Each of UPBNA and Republic shall furnish all information concerning it and the holders of its capital stock as the other Party may reasonably request in connection with such action. Republic shall call a Shareholders' Meeting, to be held as soon as practicable after the Proxy Statement is cleared by the SEC, for the purpose of voting upon approval of this Agreement, the Plan of Merger, and such other related matters as it deems appropriate. In connection with the Shareholders' Meeting, (i) the Board of Directors of Republic shall recommend (subject to compliance with its fiduciary duties as advised by counsel) to its shareholders the approval of the Merger, and (ii) the Board of Directors (subject to compliance with its fiduciary duties as advised by counsel) and officers of Republic shall use their reasonable efforts to obtain shareholder approval. Republic shall cause Republic Bank to call a Republic Bank Shareholders' Meeting, to be held as soon as practicable after the Proxy Statement is cleared by the SEC, for the purpose of voting upon approval of this Agreement, the Bank Plan of Merger, and such other related matters as it deems appropriate. Republic shall vote the shares of Republic Bank Common Stock held by Republic in favor of approval of the Bank Plan of Merger at the Republic Bank Shareholders' Meeting, and the Board of Directors and officers of Republic shall (subject to compliance with their fiduciary duties as advised by counsel) use their reasonable efforts to obtain approval of the Bank Plan of Merger by the holders of Republic Bank Common Stock.

               8.2 APPLICATIONS. UPBNA shall prepare and file within 21 days of the date of this Agreement, and Republic shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. The Parties shall deliver to each other copies of all filings, correspondence and orders to and from all Regulatory Authorities in connection with the transactions contemplated hereby as soon as practicable upon their becoming available, except that copies of any proposed filings with Regulatory Authorities shall be provided to the other Party at least five business days prior to filing the same.

               8.3 MERGER FILINGS. Upon the terms and subject to the conditions of this Agreement, UPBNA Merger Subsidiary and Republic shall execute and file the Florida Articles of Merger with the Secretary of State of the State of Florida in connection with the Closing. Upon the terms and subject to the conditions of this Agreement, UPBNA and Republic Bank shall execute and file the Bank Plan of Merger with the Office of the Comptroller of the Currency in connection with the Closing.

               8.4 AGREEMENT AS TO EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9 of this Agreement; PROVIDED, HOWEVER, that no party shall be required to seek any Consents or take any other actions for the exercise of any rights or performance of any obligations under the Fee Termination Agreement except as set forth in such agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that no party shall be required to seek any Consents or take any other actions for the exercise of any rights or performance of any obligations under the Fee Termination Agreement except as set forth in such agreement.

               8.5 INVESTIGATION AND CONFIDENTIALITY.

                      (a) Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. Neither Party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of such Party's customers, jeopardize any attorney-client privilege, contravene any Law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement, or provide UPBNA sensitive customer information not otherwise available to UPBNA. The Parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. No investigation by a Party shall affect the representations and warranties of the other Party.

                      (b) UPBNA agrees to keep and hold all information gathered pursuant to this Agreement, or prior hereto, in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreements entered into between UPBNA and Republic prior to the date of this Agreement (the "Confidentiality Agreements").

               8.6 PRESS RELEASES. Prior to the Effective Time, Republic and UPBNA shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section
8.6 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

               8.7 CERTAIN ACTIONS. Except with respect to this Agreement and the transactions contemplated hereby, after the date of this Agreement, neither Republic, the Republic Subsidiaries nor any Representatives thereof retained by Republic or the Republic Subsidiaries shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent necessary to comply with the fiduciary duties of Republic's or Republic Bank's Board of Directors as advised by counsel, Republic, the Republic Subsidiaries, or Representatives thereof shall not furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but Republic and Republic Bank may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel. Republic shall promptly notify UPBNA orally and in writing in the event that it receives any Acquisition Proposal. Republic shall (i) immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (ii) direct and use its reasonable efforts to cause all of its Representatives not to engage in any of the foregoing.

               8.8 EMPLOYEE BENEFITS AND CONTRACTS.

                      (a) Following the Effective Time, UPBNA shall provide to officers and employees of the Republic and any Republic Subsidiary, employee benefits under employee benefit and welfare plans of UPBNA or the UPBNA Subsidiaries on terms and conditions which when taken as a whole are substantially similar to those currently provided by UPBNA or a UPBNA Subsidiary to their similarly situated officers and employees. For purposes of participation, vesting, and (except in the case of retirement plans) benefit accrual under such employee benefit plans, the service of the employees of the Republic and any Republic Subsidiary prior to the Effective Time shall be treated as service with UPBNA or a UPBNA Subsidiary participating in such employee benefit plans.

                      (b) UPBNA shall, and shall cause the UPBNA Subsidiaries to, honor in accordance with their terms the contracts, arrangements, commitments or understandings disclosed in Section 5.15(i) of the Republic Disclosure Memorandum.

               8.9 INDEMNIFICATION.

                      (a) After the Effective Time, UPBNA shall indemnify, defend and hold harmless the present and former directors, officers, employees, and agents of the Republic Companies (each, an "Indemnified Party") (including any person who becomes a director, officer, employee, or agent prior to the Effective Time) against all Liabilities (including reasonable attorneys' fees, and expenses, judgments, fines and amounts paid in settlement) arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement and the Fee Termination Agreement) to the full extent permitted under any of Florida Law, national banking law, by the Articles and By-laws of the Republic Companies as in effect on the date hereof, or any indemnity agreements entered into prior to the date hereof by Republic or Republic Bank and any director, officer, employee, or agent of Republic or Republic Bank, including provisions relating to advances of expenses incurred in the defense of any Litigation. Without limiting the foregoing, in any case in which approval by UPBNA is required to effectuate any indemnification, UPBNA shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between UPBNA and the Indemnified Party.

                      (b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 8.9, upon learning of any such Liability or Litigation, shall promptly notify UPBNA thereof, provided that the failure so to notify shall not affect the obligations of UPBNA under this Section 8.9 unless and to the extent such failure materially increases UPBNA's liability under this Section 8.9. In the event of any such Litigation (whether arising before or after the Effective Time), (i) UPBNA shall have the right to assume the defense thereof and UPBNA shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if UPBNA elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between UPBNA and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and UPBNA shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that UPBNA shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such Litigation, and (iii) UPBNA shall not be liable for any settlement effected without its prior written consent, which consent shall not be unreasonably withheld; and provided further that UPBNA shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

                      (c) If UPBNA or any of its successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of UPBNA, in the case of a merger, or the transferee of all or substantially all of its assets, shall specifically assume the obligations set forth in this Section 8.9.

                      (d) UPBNA shall pay all reasonable costs, including attorneys' fees, that may be incurred by any Indemnified Party enforcing the indemnity and other obligations provided for in this Section 8.9.

                      (e) The provisions of this Section 8.9 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs or representatives.

               8.10 STATE TAKEOVER LAWS. Republic shall use, to the extent necessary, its reasonable efforts to take all necessary steps to exempt the transactions contemplated by this Agreement from any applicable "moratorium," "fair price," "business combination," "control share," or other anti-takeover laws, including Sections 607.0901 and 607.0902 of the FBCA.

               8.11 UPBNA MERGER SUBSIDIARY ORGANIZATION. UPBNA shall organize UPBNA Merger Subsidiary under the Laws of the State of Florida. Prior to the Effective Time, the outstanding capital stock of UPBNA Merger Subsidiary shall consist of 1,000 shares of UPBNA Merger Subsidiary Common Stock, all of which shall be owned by UPBNA. Prior to the Effective Time, UPBNA Merger Subsidiary shall not (i) conduct any business operations whatsoever, or (ii) enter into any Contract or agreement of any kind, acquire any Assets or incur any Liability, except as may be specifically contemplated by this Agreement or the Plan of Merger or as the Parties may otherwise agree. UPBNA, as the sole shareholder of UPBNA Merger Subsidiary, shall vote prior to the Effective Time the shares of UPBNA Merger Subsidiary Common Stock in favor of the Plan of Merger.

               8.12 SHAREHOLDER APPROVAL OF REPUBLIC DISSOLUTION. After the consummation of the Merger but prior to the Effective Time of the Republic Dissolution, UPBNA, as sole shareholder of Republic, shall vote the shares of Republic in favor of the Republic Dissolution.

                                    ARTICLE 9
                CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

               9.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each Party to perform this Agreement and consummate the Merger, the Republic Dissolution, the Bank Merger, and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:

                      (a) SHAREHOLDER APPROVAL. The shareholders of Republic and Republic Bank shall have approved this Agreement, the Plan of Merger, and the Bank Plan of Merger, as appropriate, and the consummation of the transactions contemplated hereby and thereby, including the Merger and the Bank Merger, as and to the extent required by Law, or by the provisions of any governing instruments.

                      (b) REGULATORY APPROVALS. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger, the Republic Dissolution, and the Bank Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (other than matters relating to the raising of additional capital or the disposition of Assets or deposit Liabilities and associated branches) which in the reasonable judgment of the Board of Directors of UPBNA would so materially adversely impact the financial or economic benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, UPBNA would not, in its reasonable judgment, have entered into this Agreement.

                      (c) CONSENTS AND APPROVALS. Each Party shall have obtained any and all Consents required for consummation of the Merger, the Republic Dissolution, and the Bank Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party.

                      (d) LEGAL PROCEEDINGS. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered by Law or Order

(whether temporary, preliminary, or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

                      (e) OTHER CONDITIONS. All of the conditions precedent to the consummation of the Republic Dissolution and the Bank Merger as set forth in the Bank Plan of Merger shall have been fulfilled.

               9.2 CONDITIONS TO OBLIGATIONS OF UPBNA. The obligations of UPBNA to perform this Agreement and consummate the Merger, the Bank Merger, and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by UPBNA pursuant to Section 11.6(a) of this
Agreement:

                      (a) REPRESENTATIONS AND WARRANTIES. For purposes of this
Section 9.2(a), the accuracy of the representations and warranties of Republic set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specific date shall speak only as of such date). The representations and warranties of Republic set forth in Sections 5.1, 5.2, 5.3, 5.19, and 5.20 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Republic set forth in this Agreement (including the representations and warranties set forth in Sections 5.1, 5.2, 5.3, 5.19, and 5.20) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Republic, provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or "Knowledge" shall be deemed not to include such qualifications.

                      (b) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of Republic to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

                      (c) CERTIFICATES. Republic shall have delivered to UPBNA
(i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Sections 9.2(a) and 9.2(b) of this Agreement have been satisfied, (ii) certified copies of resolutions duly adopted by Republic's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement and the Plan of Merger, and the consummation of the transactions contemplated hereby, all in such reasonable detail as UPBNA shall request, and (iii) certified copies of resolutions duly adopted by Republic Bank's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of the Bank Plan of Merger, and the consummation of the transactions contemplated thereby, all in such reasonable detail as UPBNA shall request.

               9.3 CONDITIONS TO OBLIGATIONS OF REPUBLIC. The obligations of Republic to perform this Agreement and consummate the Merger and the Bank Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Republic pursuant to Section 11.6(b) of this Agreement.

                      (a) REPRESENTATIONS AND WARRANTIES. For purposes of this
Section 9.3(a), the accuracy of the representations and warranties of UPBNA set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of UPBNA set forth in Sections 6.1, 6.2, 6.6, and 6.7 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of UPBNA set forth in this Agreement (including the representations and warranties set forth in Sections 6.1, 6.2, 6.6, and 6.7) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on UPBNA; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or "Knowledge" shall be deemed not to include such qualifications.

                      (b) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of UPBNA to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

                      (c) CERTIFICATES. UPBNA shall have delivered to Republic
(i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Sections 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by UPBNA's and UPBNA Merger Subsidiary's Boards of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, the Plan of Merger, and the Bank Plan of Merger, and the consummation of the transactions contemplated thereby, all in such reasonable detail as Republic shall request.

                                   ARTICLE 10
                                   TERMINATION

               10.1 TERMINATION. Notwithstanding any other provision of this Agreement, the Plan of Merger, or the Bank Plan of Merger and notwithstanding the approval of this Agreement, the Merger or the Bank Plan of Merger by the shareholders of UPBNA, Republic or Republic Bank, respectively, this Agreement, the Plan of Merger, and the Bank Plan of Merger may be terminated and the Merger and the Bank Merger abandoned at any time prior to the Effective Time:

                      (a) By mutual consent of the Board of Directors of UPBNA and the Board of Directors of Republic; or

                      (b) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
Section 9.2(a) of this Agreement in the case of Republic and Section 9.3(a) in the case of UPBNA or in material breach of any covenant or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the Merger or the Bank Merger under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Republic and Section 9.3(a) of this Agreement in the case of UPBNA; or

                      (c) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
Section 9.2(a) of this Agreement in the case of Republic and Section 9.3(a) in the case of UPBNA or in material breach of any covenant or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

                      (d) By the Board of Directors of either Party in the event
(i) any Consent of any Regulatory Authority required for consummation of the Merger or the Bank Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal,
(ii) the shareholders of Republic fail to vote their approval of this Agreement and the transactions contemplated hereby as required by the FBCA and this Agreement at the Shareholders' Meeting where the transactions were presented to such shareholders for approval and voted upon, or (iii) the shareholders of Republic Bank fail to vote their approval of the Bank Plan of Merger and the transactions contemplated thereby as required by the National Bank Act and the Bank Plan of Merger at the Republic Bank Shareholders' Meeting where the transactions were presented to such shareholders for approval and voted upon; or

                      (e) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by October 31, 1999, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any willful breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e).

               10.2 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement and the Bank Plan of Merger pursuant to Section
10.1 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of this Sections 8.5(b), 8.6, 10.2, 11.2 and 11.3 of this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to the terms of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement. The Fee Termination Agreement shall be governed by its own terms as to its termination.

               10.3 NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 10.3, Sections 8.8 and 8.9, and Articles 2, 3, 4, and 11 of this Agreement. The respective terms of the Support Agreements and the Supplemental Letter shall survive the Effective Time.

                                   ARTICLE 11
                                  MISCELLANEOUS

               11.1 DEFINITIONS.

                      (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

                      "ACQUISITION PROPOSAL" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

                      "AFFILIATE" of a Person shall mean any other Person, directly or indirectly through one or more intermediaries, controlling, controlled by, or under common control with such Person.

                      "AGREEMENT" shall mean this Agreement (as amended and restated), including the Fee Termination Agreement and the Exhibits delivered pursuant hereto and incorporated herein by reference.

                      "ASSETS" of a Person shall mean all of the assets, properties, businesses, and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

                      "BANK CERTIFICATE OF MERGER" shall mean the Certificate of Merger to be issued by the Office of the Comptroller of the Currency, relating to the Bank Merger as contemplated by Section 1.1 of this Agreement.

                      "BANK PLAN OF MERGER" shall mean the Bank Plan of Merger in the form of Exhibit 2.

                      "BHC ACT" shall mean the federal Bank Holding Company Act of 1956, as amended.

                      "CLOSING DATE" shall mean the date on which the Closing occurs.

                      "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

                      "CONTRACT" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

                      "DEFAULT" shall mean (i) any breach or violation of or default under any Contract, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase or impose any Liability under, any Contract, Order or Permit.

                      "ENVIRONMENTAL LAWS" shall mean all Laws relating to pollution or protection of the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

                      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                      "ERISA AFFILIATE" shall mean any trade or business, whether or not incorporated, that together with Republic would be deemed a "single employer" within the meaning of section 4001(b) of ERISA.

                      "EXHIBITS" shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

                      "FBCA" shall mean the Florida Business Corporation Act, as amended.

                      "FEE TERMINATION AGREEMENT" shall mean the Fee Termination Agreement of even date herewith entered into by UPBNA and Republic, in substantially the form of Exhibit 3.

                      "FLORIDA ARTICLES OF DISSOLUTION" shall mean the Articles of Dissolution to be executed by Republic and filed with the Secretary of State of the State of Florida relating to the Merger as contemplated by Section 1.1 of this Agreement.

                      "FLORIDA ARTICLES OF MERGER" shall mean the Articles of Merger to be executed by Republic and UPBNA Merger Subsidiary and filed with the Secretary of State of the State of Florida relating to the Merger as contemplated by Section 1.1 of this Agreement.

                      "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

                      "HAZARDOUS MATERIAL" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

                      "HSR ACT" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

                      "INTELLECTUAL PROPERTY" shall mean copyrights, patents, trademarks, service marks, service names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

                      "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

                      "KNOWLEDGE" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known by the Chairman, President, Chief Financial Officer, Chief Accounting Officer, Chief Credit Officer, or General Counsel of such Person.

                      "LAW" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted, or enforced by any Regulatory Authority.

                      "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including costs of investigation, collection, and defense), claim, deficiency, guaranty, or endorsement of or by any Person

         (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

                      "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current Taxes upon the assets or properties of a Party or its Subsidiaries which are not yet due and payable, and (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business.

                      "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

                      "MATERIAL ADVERSE EFFECT" on a Party shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger, the Bank Merger or the other transactions contemplated by this Agreement in accordance with applicable Law, provided that "Material Adverse Effect" and "material adverse impact" shall not be deemed to include the impact of (a) changes in banking or other Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies,
         (c) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior written consent of the other Party, (d) changes in economic conditions or interest rates generally affecting financial institutions, or (e) the direct effects of compliance with this Agreement (including the expense associated with the employment agreements of Republic and vesting of benefits under the various employee benefit plans of Republic and the Republic Stock Option Plan as a result of the Merger constituting a change of control) on the operating performance of the Parties, including expenses incurred by the Parties in consummating the transactions contemplated by the Agreement.

                      "NASD" shall mean the National Association of Securities Dealers, Inc.

                      "1933 ACT" shall mean the Securities Act of 1933, as amended.

                      "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

                      "OPERATING PROPERTY" shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

                      "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

                      "PARTICIPATION FACILITY" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

                      "PARTY" shall mean either Republic or UPBNA, and "PARTIES" shall mean both Republic and UPBNA.

                      "PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

                      "PERSON" shall mean a natural person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

                      "PLAN OF MERGER" shall mean the plan of merger providing for the Merger, in substantially the form of Exhibit 1.

                      "PROXY STATEMENT" shall mean the joint proxy statement used by Republic and Republic Bank to solicit the approval of their respective shareholders of the transactions contemplated by this Agreement and the Bank Plan of Merger.

                      "REGULATORY AUTHORITIES" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD, and the SEC.

                      "REPRESENTATIVE" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative of a Person.

                      "REPUBLIC BANK COMMON STOCK" shall mean the $1.25 par value common stock of Republic Bank.

                      "REPUBLIC BANK SHAREHOLDERS' MEETING" shall mean the meeting of the shareholders of Republic Bank to be held pursuant to
         Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

                      "REPUBLIC COMMON STOCK" shall mean the $.01 par value common stock of Republic.

                      "REPUBLIC COMPANIES" shall mean Republic and Republic
         Bank.

                      "REPUBLIC DISCLOSURE MEMORANDUM" shall mean the written information entitled "Republic Disclosure Memorandum" delivered prior to the date of this Agreement to UPBNA describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

                      "REPUBLIC FINANCIAL STATEMENTS" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of Republic as of September 30, 1998, and as of December 31, 1997 and 1996, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the nine months ended September 30, 1998, and for each of the fiscal years ended December 31, 1997, 1996, and 1995, as filed by Republic in SEC Documents, and (ii) the consolidated balance sheets of Republic (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents with respect to periods ended subsequent to September 30, 1998.

                      "REPUBLIC STOCK OPTION PLAN" shall mean the existing stock option plan of Republic designated as the 1998 Stock Option Plan.

                      "REPUBLIC SUBSIDIARIES" shall mean the Subsidiaries of Republic, which shall include Republic Subsidiaries described in
         Section 5.4 of this Agreement and any corporation, bank, or other organization acquired as a Subsidiary of Republic in the future and owned by Republic at the Effective Time.

                      "RIGHTS" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, warrants, or other binding obligations of any character whatsoever by which a Person is or may be bound to issue additional shares of its capital stock or other Rights, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person.

                      "SEC" shall mean the Securities and Exchange Commission.

                      "SEC DOCUMENTS" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Law.

                      "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

                      "SHAREHOLDERS" shall mean Rebank Netherlands Antilles, N.V., a Netherlands Antilles corporation, Roberto Isaias, Estefano Isaias, and William Isaias (collectively, the "Shareholders").

                      "SHAREHOLDERS' MEETING" shall mean the meeting of the shareholders of Republic to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

                      "SUBSIDIARIES" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 10% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 10% or more of the outstanding equity securities is owned directly or indirectly by it; provided, there shall not be included any such entity acquired through foreclosure or any such equity the equity securities of which are owned or controlled in a fiduciary capacity.

                      "SUPPLEMENTAL LETTER" shall mean the supplemental letter of even date herewith relating to certain understandings and agreements in addition to those included in this Agreement in substantially the form of Exhibit 5.

                      "SURVIVING BANK" shall mean UPBNA as the surviving bank resulting from the Bank Merger.

                      "SURVIVING CORPORATION" shall mean Republic as the surviving corporation resulting from the Merger.

                      "TAX" or "TAXES" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign).

                      "TBCA" shall mean the Tennessee Business Corporation Act.

                      "UPBNA COMMON STOCK" shall mean the $10.00 par value common stock of UPBNA.

                      "UPBNA MERGER SUBSIDIARY" shall mean UPBNA Merger Subsidiary, a wholly-owned subsidiary of UPBNA organized under the Laws of the State of Florida.

                      "UPBNA MERGER SUBSIDIARY COMMON STOCK" shall mean the $1.00 par value common stock of UPBNA Merger Subsidiary.

                      (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

Bank Cash Payment Amount                                  Section 3.1

Bank Merger                                               Section 3.1

Cash Payment Amount                                       Section 3.1

Closing                                                   Section 1.4

Confidentiality Agreements                                Section 8.5(b)
Effective Time                                            Section 1.5

ERISA Affiliate                                           Section 5.14(c)

Exchange Agent                                            Section 4.1

Indemnified Party                                         Section 8.9(a)

Merger                                                    Section 1.1

Republic Benefit Plans                                    Section 5.14(a)

Republic Contracts                                        Section 5.15

Republic Dissolution                                      Section 1.2

Republic ERISA Plan                                       Section 5.14(a)

Republic Options                                          Section 3.5

Republic Pension Plan                                     Section 5.14(a)

Republic SEC Reports                                      Section 5.17

Software                                                  Section 5.22

                      (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

               11.2 EXPENSES.

                      (a) Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the Parties shall bear and pay the filing fees payable in connection with the Proxy Statement and printing costs incurred in connection with the printing of the Proxy Statement based on the relative Asset sizes of the Parties at September 30, 1998.

                      (b) Nothing contained in this Section 11.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

               11.3 BROKERS AND FINDERS. Except for Keefe, Bruyette & Woods, Inc. as to Republic, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by Republic or UPBNA other than those disclosed in the previous sentence, each of Republic and UPBNA, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability incurred by such party in respect of any such claim.

               11.4 ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Agreement (including the other documents and instruments referred to herein) and the Confidentiality Agreements constitute the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Section 8.9 of this Agreement.

               11.5 AMENDMENTS. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of Republic Common Stock, except as contemplated herein, there shall be made no amendment that has any of the effects set forth in Section 607.1103(8) of the FBCA without the further approval of such shareholders.

               11.6 WAIVERS.

                      (a) Prior to or at the Effective Time, UPBNA, acting through its Board of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Republic, to waive or extend the time for the compliance or fulfillment by Republic of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of UPBNA under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of UPBNA.

                      (b) Prior to or at the Effective Time, Republic, acting through its Board of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by UPBNA, to waive or extend the time for the compliance or fulfillment by UPBNA of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to its obligations of Republic under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Republic.

                      (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach of a waiver of any other condition or of the breach of any other term of this Agreement.

               11.7 ASSIGNMENT. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

               11.8 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the person at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered. A copy of any notice or other communication mailed or sent by overnight carrier shall, on the date of mailing or delivery to overnight carrier, be sent by facsimile transmission.

                    Republic:    REPUBLIC BANKING CORPORATION OF FLORIDA
                    2800 Ponce de Leon Boulevard
                    Coral Gables, Florida
                    Attention:  Oscar Bustillo, Jr.
                    Telecopy Number:  (305) 529-0332

        Copy to Counsel:   MURAI, WALD, BIONDO & MORENO, P.A.
                           25 Southeast Second Avenue
                           Miami, Florida  33131
                           Attention:  Rene V. Murai, Esq.
                           Telecopy Number:  (305) 358-9490

                           UPBNA: UNION PLANTERS BANK, NATIONAL ASSOCIATION

                           7130 Goodlett Farms Parkway
                           Memphis, Tennessee 38018
                           Attention:  Jackson  W. Moore
                           Telecopy Number:  (901) 580-2939

        Copy to Counsel:   UNION PLANTERS BANK, NATIONAL ASSOCIATION
                           7130 Goodlett Farms Parkway
                           Memphis, Tennessee 38018
                           Attention:  E. James House, Jr., Esq.
                           Telecopy Number:  (901) 580-2939

                           and

                           ALSTON & BIRD LLP
                           601 Pennsylvania Avenue, N.W.
                           North Building, Suite 250
                           Washington, D.C. 20004
                           Attention:  Frank M. Conner III, Esq.
                           Telecopy Number:  (202) 756-3333

               11.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of Tennessee, except to the extent the Laws of the United States apply to the Bank Merger and the Law of the State of Florida apply to the Merger, without regard to any applicable conflicts of Laws.

               11.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

               11.11 CAPTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

               11.12 INTERPRETATIONS. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

               11.13 ENFORCEMENT OF AGREEMENT. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

               11.14 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

                  IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

ATTEST:                                REPUBLIC BANKING CORPORATION
                                       OF FLORIDA

By: /s/ LYDIA A. FERNANDEZ             By: /s/ OSCAR BUSTILLO, JR.
   ---------------------------             -------------------------------------
        Lydia A. Fernandez                     Oscar Bustillo, Jr.
        Secretary                              President and
                                               Chief Executive Officer

[CORPORATE SEAL]

ATTEST:                                UNION PLANTERS BANK,
                                           NATIONAL ASSOCIATION

By: /s/ E. JAMES HOUSE, JR.            By: /s/ JACKSON W. MOORE
   ---------------------------             -------------------------------------
        E. James House, Jr.                    Jackson W. Moore
        Secretary                              President and
                                               Chief Operating Officer

[CORPORATE SEAL]

                                   APPENDIX B

                                 PLAN OF MERGER

                                       OF

                        REPUBLIC ACQUISITION CORPORATION

                                  INTO AND WITH

                     REPUBLIC BANKING CORPORATION OF FLORIDA

                  Pursuant to this Plan of Merger ("Plan of Merger"), dated as of this __ day of __________, 1999, REPUBLIC ACQUISITION CORPORATION ("RAC"), a corporation organized and existing under the laws of the State of Florida and a newly-formed, wholly-owned subsidiary of UNION PLANTERS BANK, NATIONAL ASSOCIATION ("UPBNA"), a national banking association, shall be merged with and into REPUBLIC BANKING CORPORATION OF FLORIDA ("Republic"), a corporation organized and existing under the laws of the State of Florida.

                                    ARTICLE 1
                                   DEFINITIONS

                  Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

                  1.1 "EFFECTIVE TIME" shall mean the date and time on which the Merger becomes effective pursuant to the Laws of the State of Florida as defined in Section 2.2 of this Plan of Merger.

                  1.2 "EXCHANGE AGENT" shall mean the exchange agent selected by UPBNA.

                  1.3 "FBCA" shall mean the Florida Business Corporation Act.

                  1.4 "FLORIDA ARTICLES OF MERGER" shall mean the Articles of Merger to be executed by Republic and RAC and filed with the Secretary of State of the State of Florida relating to the Merger as contemplated by Section 2.1 of this Plan of Merger.

                  1.5 "LAW" shall have the meaning set forth in the Merger Agreement.

                  1.6 "MERGER" shall mean the merger of RAC into and with Republic as provided in Section 2.1 of this Plan of Merger.

                  1.7 "MERGER AGREEMENT" shall mean the Agreement and Plan of Reorganization, dated as of February 22, 1999 by and between Republic and UPBNA.

                  1.8 "RAC COMMON STOCK" shall mean the $1.00 par value common stock of RAC.

                  1.9 "REPUBLIC COMMON STOCK" shall mean the $.01 par value common stock of Republic.

                  1.10 "REPUBLIC SUBSIDIARIES" shall mean the Subsidiaries of Republic, which shall include such Subsidiaries described in Section 5.4 of the Merger Agreement and any corporation, bank, or other organization acquired as a Subsidiary of Republic in the future and owned by Republic at the Effective Time.

                  1.11 "SUBSIDIARIES" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 10% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 10% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

                  1.12 "SURVIVING CORPORATION" shall refer to Republic as the surviving corporation resulting from the Merger.

                                    ARTICLE 2
                                 TERMS OF MERGER

                  2.1 MERGER. Subject to the terms and conditions set forth in this Plan of Merger, at the Effective Time, RAC shall be merged with and into Republic in accordance with the provisions of Sections 607.1101 of the FBCA and with the effect provided in Sections 607.1106 of the FBCA. Republic shall be the Surviving Corporation of the Merger and shall continue to be governed by the Laws of the State of Florida.

                  2.2 EFFECTIVE TIME. The Merger and the other transactions contemplated by this Plan of Merger shall become effective on the date and at the time the Florida Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Florida.

                  2.3 ARTICLES OF INCORPORATION. The Articles of Incorporation (the "Articles") of Republic in effect immediately prior to the Effective Time, shall be the Articles of the Surviving Corporation until otherwise amended or repealed.

                  2.4 BYLAWS. The Bylaws (the "Bylaws") of Republic in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise amended or repealed.

                  2.5 DIRECTORS AND OFFICERS. The directors of RAC in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of RAC in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

                                    ARTICLE 3
                           MANNER OF CONVERTING SHARES

                  3.1 CONVERSION OF SHARES. Subject to the provisions of this
Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of RAC, Republic, or the shareholders of either of the foregoing, the shares of the constituent corporations shall be converted as follows:

                            (a) Each share of RAC Common Stock issued and
outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted to and exchanged for one share of Republic Common Stock.

                            (b) Each share of Republic Common Stock (excluding
shares held by Republic, any Republic Subsidiary, or RAC, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into the right to receive from UPBNA a check in the amount of $19.25 (without interest) (the "Cash Payment Amount").

                  3.2 ANTI-DILUTION PROVISIONS. In the event Republic changes the number of shares of Republic Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Cash Payment Amount shall be proportionately adjusted.

                  3.3 SHARES HELD BY REPUBLIC OR RAC. Each of the shares of Republic Common Stock held by Republic, any Republic Subsidiary, or RAC, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

                                    ARTICLE 4
                            DELIVERY OF CONSIDERATION

                  4.1 EXCHANGE PROCEDURES. Promptly after the Effective Time, UPBNA shall cause the Exchange Agent to mail to the former shareholders of Republic appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Republic Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). Republic shall have the right to review the transmittal materials. After the Effective Time, each holder of shares of Republic Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Plan of Merger) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration (without interest) provided in Section 3.1 of this Plan of Merger, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Plan of Merger. UPBNA shall not be obligated to deliver the consideration to which any former holder of Republic Common Stock is entitled as a result of the Merger until such holder surrenders such holder's certificate or certificates representing the shares of Republic Common Stock for exchange as provided in this Section 4.1. The certificate or certificates of Republic Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Plan of Merger notwithstanding, neither UPBNA, Republic, nor the Exchange Agent shall be liable to a holder of Republic Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

                  4.2 RIGHTS OF FORMER REPUBLIC SHAREHOLDERS. At the Effective Time, the stock transfer books of Republic shall be closed as to holders of Republic Common Stock immediately prior to the Effective Time and no transfer of Republic Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Plan of Merger, each certificate theretofore representing shares of Republic Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Plan of Merger) shall from and after the Effective Time represent for all purposes only the right to receive the consideration (without interest) provided in Section 3.1 of this Plan of Merger in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Republic in respect of such shares of Republic Common Stock and in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. In the event any Republic Common Stock certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen, or destroyed and, if required by UPBNA, the posting by such person of a bond in such amount as UPBNA may reasonably direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent shall issue in exchange for such lost, stolen, or destroyed certificate the consideration provided in Section 3.1 of this Plan of Merger.

                                    ARTICLE 5
                                  MISCELLANEOUS

                  5.1 CONDITIONS PRECEDENT. Consummation of the Merger by RAC shall be conditioned on the satisfaction of, or waiver by UPBNA of the conditions precedent to the Merger set forth in Sections 9.1 and 9.2 of the Merger Agreement. Consummation of the Merger by Republic shall be conditioned on the satisfaction of, or waiver by Republic of, the conditions precedent to the Merger set forth in Sections 9.1 and 9.3 of the Merger Agreement.

                  5.2 TERMINATION. This Plan of Merger may be terminated at any time prior to the Effective Time by the parties hereto as provided in Article 10 of the Merger Agreement.

                  5.3 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be an original; but all of such counterparts together shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Agreement as of the date first above written.

                                      REPUBLIC ACQUISITION CORPORATION

ATTEST:        ___________________    ________________________________
               By:                    By:
               Its:                   Its:

                                      REPUBLIC BANKING CORPORATION OF
                                      FLORIDA

ATTEST:        ___________________    ________________________________
               By:                    By:
               Its:                   Its:

                                   APPENDIX C

                          KEEFE, BRUYETTE & WOODS, INC.

                        SPECIALISTS IN FINANCIAL 5ERVICES

              TWO WORLD TRADE CENTER 85 FLOOR NEW YORK, N.Y. 10045

TOLL FREE                                                            TELEPHONE
1-800-966-1559                                                     212-323-6300

                                         May 21, 1999


The Board of Directors
Republic Banking Corporation of Florida
2800 Ponce de Leon Boulevard
Coral Gables, Florida 33134

Members of the Board:

         You have requested our opinion as investment bankers as to the fairness from a financial point of view to the shareholders of Republic Banking Corporation of Florida ("Republic") of the consideration to be paid (the "Merger Consideration") to the shareholders of Republic in connection with the proposed acquisition of Republic by Union Planters Corporation ("Union Planters"), pursuant to the Agreement and Plan of Merger (the "Merger Agreement") dated as of February 22, 1999 and amended and restated as of March 31, 1999 by and among Republic and Union Planters.

         As is more specifically set forth in the Merger Agreement, upon consummation of the Merger, each outstanding share of Republic stock, par value $0.01 per share ("Republic Common Stock"), will be entitled to receive Merger Consideration of $19.25 per share payable in cash.

         The Merger is expected to be considered and voted upon by the shareholders of Republic at a shareholders' meeting scheduled to be held on June 23, 1999. The terms and conditions of the merger are more fully set forth in the Merger Agreement. [The reader is urged to carefully read all of the terms of the Merger Agreement.]

         Keefe, Bruyette & Woods, Inc. ("KBW"), as part of its investment banking business, is continually engaged in the valuation of bank holding companies and banks, thrift holding companies and thrifts and their securities in connection with mergers and acquisitions, underwritings, private placements, competitive bidding processes, market making as a NASD market maker, and valuations for various other purposes. As specialists in the securities of banking companies we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time, trade the securities of Republic and Union Planters, for our own account, and for the accounts of our customers and, accordingly,

KEEFE, BRUYETTE & WOODS, INC.

may at any time hold a long or short position in such securities. To the extent we have any such positions as of the date of this opinion it has been disclosed to Republic. YBW has served as financial advisor to Republic in the negotiation of the Merger Agreement and in rendering this fairness opinion and will receive a fee from Republic for those services.

         In arriving at our opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Republic and Union Planters and the Merger, including among other things, the following:

         i.       Reviewed the Merger Agreement;

         ii. Reviewed certain historical financial and other information concerning Republic and Union Planters;

         iii. Reviewed certain historical financial and other information concerning Republic and Union Planters for the three years ended December 31, 1998 and certain interim quarterly reports, including Republic's and Union Planters Annual Reports to Stockholders and Annual Reports on Forms 10-K, and certain Interim quarterly reports on Form 10-Q for 1998;

         iv. Reviewed the historical market prices and trading activity for the shares of Republic and Union Planters and compared them with those of certain publicly traded companies which we deemed to be relevant;

         v. Held discussions with senior management of Republic and Union Planters with respect to their past and current financial performance, financial condition and future prospects;

         vi. Reviewed certain internal financial data, projections and other information of Republic, including financial projections prepared by management;

         vii. Analyzed certain publicly available information of other financial institutions that we deemed comparable or otherwise relevant to our inquiry, and compared Republic and Union Planters from a financial point of view with certain of these institutions;

         viii. Compared the consideration to be paid by Union Planters pursuant to the Merger Agreement with the consideration paid by acquirers in other acquisitions of financial institutions that we deemed comparable or otherwise relevant to our inquiry;

KEEFE, BRUYETTE & WOODS, INC.

         ix. Conducted such other financial studies, analyses and investigations and reviewed such other information as we deemed appropriate to enable us to render our opinion.

         In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We have relied upon the management of Republic and Union Planters as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed that the current and projected aggregate reserves for loan and lease losses for Republic and Union Planters are adequate to cover such losses. We did not make or obtain any independent evaluations or appraisals of any assets or liabilities of Republic, Union Planters, or any of their respective subsidiaries nor did we verify any of Republic's or Union Planter's books or records or review any individual loan or credit files.

         We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (1) the historical financial position and results of operations of Republic and Union Planters; (ii) the assets and liabilities of Republic and Union Planters; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

         Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the shareholders of Republic from a financial point of view.

                                       Very truly yours,

                                       /s/ KEEFE, BRUYETTE & WOODS, INC.

                                       Keefe, Bruyette & Woods, Inc.

                    REPUBLIC BANKING CORPORATION OF FLORIDA
                         ANNUAL MEETING OF SHAREHOLDERS
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints JOHN H. BLAKE and MILTON H. LEHR as proxies, each with power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse, all shares of Common Stock of Republic Banking Corporation of Florida (the "Corporation") held of record by the undersigned on May 14, 1999, at the Annual Meeting of Shareholders to be held on June 23, 1999 and any adjournments thereof. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF ALL OF THE PROPOSALS. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL OF THE PROPOSALS.

                       (TO BE SIGNED ON THE REVERSE SIDE)

                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF SHAREHOLDERS
                    REPUBLIC BANKING CORPORATION OF FLORIDA

                                 JUNE 23, 1999

                Please Detach and Mail in the Envelope Provided

      Please mark your
A [X] votes as in this
      example.


2. To elect the two nominees named at right as directors of the Corporation to serve as Class II directors with terms expiring at the 2002 Annual Meeting of Shareholders or until their successors are duly elected and qualified;

   [ ] FOR BOTH NOMINEES   [ ] WITHHOLD AUTHORITY FOR BOTH NOMINEES

   NOMINEES: Estefano Isaias     Milton H. Lehr

[ ] FOR all nominees except the following (to withhold authority to vote for any individual nominee, write that nominee's name below):

    ________________________________________________________________________

1. A proposal to approve the merger agreement and the plan of merger, which provides for the merger of the Corporation with Republic Acquisition Corporation;

   [ ] FOR     [ ] AGAINST     [ ] ABSTAIN

3. A proposal to ratify the appointment of PricewaterhouseCoopers LLP as auditors of the Corporation for 1999; and

   [ ] FOR     [ ] AGAINST     [ ] ABSTAIN

4. Upon such other business as may properly come before the Annual Meeting or any adjournment. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments thereof.

Signature(s)___________________________________________________Date_____________

NOTE: Please sign exactly as your name appears herein. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, attorney, trustee or guardian, please give full title as such. If a corporation, please sign in full corporation name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.